Dated 6 December 2020
Share Sale and Purchase Agreement
relating to the sale and acquisition of Lottomatica Videolot Rete S.p.A. and
Lottomatica Scommesse S.r.l.
among
Lottomatica Holding S.r.l.
as the Seller
International Game Technology PLC
as the Guarantor
and
Gamenet Group S.p.A.
as the Buyer

Table of Contents
Page

(1)

Part 2 Break-Down of Carve-Out Consideration	2
Part 3 Assets Transferred Out of Acquired Entities	2
Schedule 19 Preparatory Integration Activities	1
Schedule 20 LVR By-Laws Amendments	1
Schedule 21 Specified Credit Support Instruments	1
Schedule 22 Patent Box Matter	1
1. Effect	1
2. Adherences	1
3. Neutrality and Co-operation	1
4. Patent Box Application	1
5. Indemnity	4
6. Expiration	5
7. Continuing provisions	6
Schedule 23 PWC Engagement Letter Scope	1
Appendix 1 Data Room Index	1

(2)

This SHARE SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into on 6 December 2020 by and among Lottomatica Holding S.r.l., a società a responsabilità limitata incorporated under the laws of Italy, having its registered office at Viale del Campo Boario 56/D, 00154 Rome, Italy, and registered with the Companies Register of Rome (Registro delle Imprese di Roma) under no. 13044331000 (the “Seller”); International Game Technology PLC, a public limited company incorporated under the laws of England and Wales, having its registered office at Marble Arch House, Second Floor, 66 Seymour Street, London W1H 5BT, England, and registered with Companies House under no. 09127533 (the “Guarantor”); and Gamenet Group S.p.A., a società per azioni incorporated under the laws of Italy, having its registered office at Via degli Aldobrandeschi, 300, 00163 Rome, Italy, and registered with Companies Register of Rome (Registro delle Imprese di Roma) under no. 13917321005 (the “Buyer”).
W I T N E S S E T H:
WHEREAS, the particulars of the Acquired Entities (as defined below) are set out in Schedule 1 (The Acquired Entities);
WHEREAS, the Seller has agreed to sell and the Buyer has agreed to purchase and pay for (i) all of the issued shares in the capital of Lottomatica Videolot Rete S.p.A., a società per azioni incorporated under the laws of Italy (“LVR”), further details of which are set out in Schedule 1 (The Acquired Entities) (the “LVR Shares”); and (ii) all of the issued quotas in the capital of Lottomatica Scommesse S.r.l., a società a responsabilità limitata incorporated under the laws of Italy (“Scommesse”), further details of which are set out in Schedule 1 (The Acquired Entities) (the “Scommesse Quotas”) (the LVR Shares and the Scommesse Quotas are, collectively, the “Transfer Interests”), in each case on the terms and subject to the conditions of this Agreement;
WHEREAS, the Seller has agreed to provide, directly or through other Seller Group Companies (as defined below), certain transitional services to the Acquired Entities (as defined below) and their successors or one or more Buyer Group Companies (as applicable) following Closing (as defined below) on the terms and subject to the conditions of the TSAs (as defined below); and
WHEREAS, the Guarantor has agreed to guarantee the obligations of the Seller on the terms and subject to the conditions of this Agreement and to give the warranties referenced in Clause 8.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, warranties and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

1.    Definitions, Construction; Schedules
1.1    Certain Defined Terms
When used in this Agreement, the following terms shall have the respective meanings specified therefor below.
“2015 Italian Budget Law” means the Italian Law no. 190 of 23 December 2014;
“Accounting Principles” means as of a particular time, the IFRS applicable to the Acquired Entities and Optima, respectively;
“Acquired Business” means the following business segments of the Seller Group on the date of this Agreement in Italy:
(a)    VLT and AWP concessionaire operations, street operations and gaming halls operations;
(b)    interactive (i.e., digital, internet and mobile) gaming operations; and
(c)    sports betting operations;
“Acquired Entities” means LVR, Scommesse and Big Easy and “Acquired Entity” shall be construed accordingly;
“Acquired Entities’ Concessions” means the concessions set out in Schedule 11 (Acquired Entities’ Concessions);
“Acquired Entities’ Concessions Condition” means the Condition set out in paragraph 3 of Schedule 1 (Conditions);
“Actual Cash Pooling Balance” means an amount equal to the actual net cash balances (whether positive or negative) attributable to either the Seller Group Companies or the Acquired Entities as of the Closing Date under the Cash Pooling Arrangements;
“ADM” means Customs and Monopolies Agency (Agenzia delle Dogane e dei Monopoli);
“ADM Condition” means the Condition set out in paragraph 1 of Schedule 1 (Conditions);
“Affiliated Person” means: (a) in relation to any person, a person that directly, or indirectly through one or more intermediaries or intermediate entities, Controls, is Controlled by, or is under common Control with, such person; (b) in relation to a fund or investment vehicle, any other fund or investment vehicle that is managed or advised by the same investment manager or advisor, or by an investment manager or advisor that Controls, is Controlled by, or is under common Control with, such investment manager or advisor and (c) any connected person within the meaning of section 252 of the Companies Act 2006 of such Affiliated Person; provided however that with respect to the Buyer, Apollo Global Management and the Apollo Group, the foregoing shall exclude any portfolio company (as this term is used in the context of private equity business) in which any investment fund managed by Apollo Global Management or any of its subsidiaries is invested (other than the Buyer Group);

“Agents” means, in relation to a person, that person’s directors, officers, employees and, to the extent acting at the direction of such person, its advisers and representatives;
“Agreed Leakage Amount” has the meaning given to that term in Clause 4.3(a);
“AntiBribery Laws” means, in each case to the extent that they have been applicable to any Acquired Entity or a Seller Group Company (as the case may be) at any time prior to the date of this Agreement:
(a)    the UK Bribery Act 2010;
(b)    the U.S. Foreign Corrupt Practices Act of 1977;
(c)    any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997;
(d)    all applicable Italian laws and regulations governing anti-bribery and anti-corruption matters, including the Italian Criminal Code (approved by Royal Decree no. 1398 dated 19 October 1930), the Italian Legislative Decree no. 231 dated 8 June 2001 and the Italian Law no. 190 dated 6 November 2012, each as subsequently amended; and
(e)    any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records offences relating directly or indirectly to a bribe;
“Anti-Money Laundering Laws” means laws, regulations, rules or guidelines relating to money laundering, including financial recordkeeping and reporting requirements, which apply to the business and dealings of any Acquired Entity, including the Italian Legislative Decree no. 231 dated 21 November 2007, as amended, the Italian Legislative Decree no. 231 dated 8 June 2001, all money laundering-related laws and regulations of any jurisdictions where any of the Acquired Entities conduct business or own assets, and any related or similar law issued, administered or enforced by any Governmental Authority;
“Antitrust Condition” means the Condition set out in paragraph 2 of Schedule 1 (Conditions) to the extent such Condition relates to any necessary consent, approval, clearance, confirmation or licence under the applicable competition, antitrust and merger control laws, statutes and regulations which is required from the relevant Regulatory Authority with respect to the change of the ownership structure of the Acquired Entities arising as a result of the Transaction;
“Apollo Global Management” means Apollo Global Management, Inc., a corporation incorporated under the laws of Delaware, having its registered address at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, United States and registered with the entity registration number 4382726;
“Apollo Group” shall mean Apollo Global Management and Affiliated Persons of Apollo Global Management;

“Associated Person” has the meaning given to that term in paragraph 23.2 of Schedule 4 (Seller’s Warranties);
“Auditors” means the statutory auditors (sindaci);
“AWPs” means amusement with prize machines;
“Big Easy” means Big Easy S.r.l., società a responsabilità limitata incorporated under the laws of Italy, further details of which are set out in Schedule 1 (The Acquired Entities);
“Big Easy Loan” means the loan from the Guarantor to Big Easy evidenced by the Big Easy Loan Document, the outstanding principal balance of which is €10,500,000 (ten million five hundred thousand Euros) as of the date of this Agreement;
“Big Easy Loan Document” means the promissory note dated 18 March 2019 issued by Big Easy, as borrower, to the Guarantor, as lender, in the original principal amount of €12,500,000 (twelve million five hundred thousand Euros), as subsequently amended;
“Books and Records” has the meaning given to that term in Clause 8.10(d);
“Books and Records Retention Period” has the meaning given to that term in Clause 8.10(d);
“Bridge Period Expiration Date” has the meaning given to that term in paragraph 1 of Schedule 21 (Specified Credit Support Instruments).
“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in Luxembourg, Grand Duchy of Luxembourg, Rome, Italy, London, England, and New York, New York, United States of America;
“Business Intellectual Property” means the Intellectual Property (including the Registered Intellectual Property) owned or to be owned by Closing by any of the Acquired Entities and used or held for use for the purposes of the Acquired Business and required in all material respects to conduct the Acquired Business, details of which are set out in Part 1 of Schedule 9 (Intellectual Property);
“Buyer” has the meaning given to that term in the introductory paragraph;
“Buyer Group” means the Buyer and its Subsidiary Undertakings, as the case may be from time to time (and including, after Closing, the Acquired Entities) and the expressions “Buyer Group Company” and “Buyer Group Companies” shall be construed accordingly;
“Buyer Key Worker” means any employee or worker of the Buyer Group, whose total gross annual remuneration exceeds €75,000 (seventy-five thousand Euros);
“Buyer’s Lawyers” means (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP of Alder Castle, 10 Noble Street, London EC2V 7JU, England and (ii) Latham & Watkins LLP of Corso Matteotti, 22, 20121, Milan, Italy;

“Buyer’s Warranties” means the warranties referred to in Clause 10 and as set out in Schedule 1 (Buyer’s Warranties);
“Cartalis” means Cartalis S.p.A., a società per azioni incorporated under the laws of Italy, having its registered office at Viale del Campo Boario, 56/d, Rome (Italy), and registered with the Register of Enterprises of Rome under no. 08658331007;
“Carve-Out” means the contribution of assets, liabilities and employees of the Seller that are associated with the Acquired Business as a going concern from the Seller to LVR and Scommesse, in each case as set forth in Schedule 18 (Carve-Out);
“Carve-Out Financials” has the meaning given to that term in Clause 8.1(a);
“Cash Pooling Adjustment Payment” has the meaning given to that term in Clause 8.3(a);
“Cash Pooling Arrangements” means the cash pooling arrangements in place at the date of this Agreement between each Acquired Entity and a Seller Group Company governed by an intercompany agreement and between each Acquired Entity and a bank governed by an agreement, in each case as Disclosed;
“Chubb Policies” means the Existing Credit Support Instruments described in Clauses (a), (b) and (c) of the definition of Existing Credit Support Instruments;
“Chubb Seller Waiver” means a waiver executed by Chubb pursuant to which Chubb irrevocably waives any right Chubb has to request the relevant Acquired Entity to procure the release of any relevant Chubb Policy to which such Acquired Entity is party or to pay any amount to Chubb under the relevant Chubb Policy (i.e., post cash), in each case in connection with:
(a)    any litigation, lawsuit or other proceeding where Chubb is involved as a guarantor (chiamata in garanzia) upon request by the ADM;
(b)    any insolvency of, protests (protesti), precautionary seizures or enforcement proceedings against the Seller;
(c)    (A) any winding-up or dissolution of the Seller, (B) any change of control of the Seller (i.e. transfer of the majority shareholding of the Seller to a non-affiliated third party), (C) any transfer of the Seller’s business, (D) conversion of the Seller’s legal form or (E) any worsening of the financial or economic condition of the Seller;
(d)    any failure to pay the premium relating to any such Chubb Policy (or any of its adjustments, increases or extensions);
(e)    any failure by the Seller to reimburse to Chubb (or any of its Affiliated Persons belonging to Chubb’s group) the amounts paid by Chubb (or its Affiliated Persons) in connection with obligations guaranteed by Chubb in general (i.e., not only those obligations guaranteed under the relevant Chubb Policy); and/or
(f)    any other breach by the Seller (or its Affiliated Persons, other than the Acquired Entities) of any relevant Chubb Policy;

“Chubb Transaction Waiver” means a waiver executed by Chubb pursuant to which Chubb irrevocably waives any right Chubb has to request the relevant Acquired Entity to procure the release of any relevant Chubb Policy to which such Acquired Entity is party or to pay any amount to Chubb under the relevant Chubb Policy (i.e., post cash), in each case in connection with:
(a)    any worsening of the financial or economic condition of such Acquired Entity as a result of, in connection with or in relation to Closing; and/or
(b)    any change of control of such Acquired Entity as a result of, in connection with or in relation to Closing;
“Chubb Triggering Event” means a request by Chubb that the relevant Acquired Entity procure the release of any relevant Chubb Policy to which such Acquired Entity is party or to pay any amount to Chubb under the relevant Chubb Policy (i.e., post cash), in each case in connection with the following:
(a)    any worsening of the financial or economic condition of such Acquired Entity as a result of, in connection with or in relation to Closing;
(b)    any change of control of such Acquired Entity as a result of, in connection with or in relation to Closing;
(c)    any litigation, lawsuit or other proceeding where Chubb is involved as a guarantor (chiamata in garanzia) upon request by the ADM, other than to the extent the reason for such litigation, lawsuit or other proceeding solely relates to an Acquired Entity’s business or an Acquired Entity’s Concession;
(d)    any insolvency of, protests (protesti), precautionary seizures or enforcement proceedings against the Seller;
(e)    (A) any winding-up or dissolution of the Seller, (B) any change of control of the Seller (i.e. transfer of the majority shareholding of the Seller to a non-affiliated third party), (C) any transfer of the Seller’s business, (D) conversion of the Seller’s legal form or (E) any worsening of the financial or economic condition of the Seller;
(f)    any failure to pay the premium relating to any such Chubb Policy (or any of its adjustments, increases or extensions) that is payable by any Seller Group Company;
(g)    any failure by the Seller to reimburse to Chubb (or any of its Affiliated Persons belonging to Chubb’s group) the amounts paid by Chubb (or its Affiliated Persons) in connection with obligations guaranteed by Chubb in general (i.e., not only those obligations guaranteed under the relevant Chubb Policy) other than to the extent the amounts paid by Chubb in connection with obligations guaranteed by Chubb are solely for a reason related to an Acquired Entity’s business or an Acquired Entity’s Concession; and/or
(h)    any other breach by the Seller (or its Affiliated Persons, other than the Acquired Entities) of any relevant Chubb Policy;

“Claim” means any claim made by the Buyer or the Seller (as the context requires) under this Agreement and “Claims” shall mean all such claims;
“Closing” means completion of the sale and purchase of the Transfer Interests under this Agreement;
“Closing Cash Pooling Balance” means an amount equal to the projected net cash balances (whether positive or negative) attributable to either the Seller Group Companies or Acquired Entities as of the Closing Date under the Cash Pooling Arrangements;
“Closing Date” means the date which is twelve (12) Business Days following the date on which the last of the ADM Condition, the Antitrust Condition and the Collection Mandates Condition is satisfied or waived, provided that at Closing, each of the Acquired Entities’ Concessions Condition and the Legal Impediment Condition is satisfied or waived, or such other date as the Seller and the Buyer agree in writing;
“Closing Payment” has the meaning given to that term in Clause 3.1(a);
“Collection Mandates Condition” means the Condition set out in paragraph 5 of Schedule 1 (Conditions);
“Commitment Letters” means the Equity Commitment Letter and the Debt Commitment Letter;
“Conditions” means the conditions referred to in Clause 5.1 (Conditions) and set out in Schedule 1 (Conditions), each being a “Condition”;
“Confidentiality Agreements” means each of:
(a)    the confidentiality letter agreement dated 16 December 2019 between the Guarantor and Apollo Management International LLP;
(b)    the confidentiality letter agreement dated 9 January 2020 between Guarantor and the Buyer; and
(c)    the clean team confidentiality agreement dated 21 October 2020 between the Guarantor, Apollo Management International LLP and the Buyer;
“Consideration” means the sum of the consideration for the Transfer Interests as set out in Clause 3.1 (i.e., €950,000,000 (nine hundred fifty million Euros));
“Continuing Provisions” means Clause 1 (Definitions, Construction; Schedules); the last sentence of Clause 8.1(c); Clause 8.1(d); Clause 8.10(a) (Release); Clause 9.1(e); Clause 12 (No Right to Rescind or Terminate), Clause 13 (Confidentiality), Clause 14 (Announcements), Clause 15 (Guarantee and Indemnity), Clause 17.1 (Notices), Clause 17.4 (Assignment), Clause 17.6 (Severance and Validity), Clause 17.9 (Remedies and Waivers), Clause 17.11 (Third Party Rights), Clause 17.12 (Counterparts), Clause 17.14 (Governing Law and Jurisdiction) and Clause 17.15 (Agent for Service of Process), all of which shall continue to apply after the termination of this Agreement pursuant to Clause 5.5(d) without limit in time;
“Control” means, in relation to a person:

(a)    holding or controlling, directly or indirectly, a majority of the voting rights exercisable at ordinary shareholder meetings (or the equivalent) of that person; or
(b)    having, directly or indirectly, the right to appoint or remove directors holding a majority of the voting rights exercisable at meetings of the board of directors (or the equivalent) of that person;
(c)    having, directly or indirectly, the ability to direct or procure the direction of the management and policies of that person, whether through the ownership of shares, by contract or otherwise; or
(d)    having the ability, directly or indirectly, whether alone or together with another, to ensure that the affairs of that person are conducted in accordance with his, her or its wishes,
(i) the terms “Controlling” and “Controlled” shall be construed accordingly and (ii) any two or more persons acting together to secure or exercise Control of another person shall be considered as Controlling that other person;
“Data Room” means the virtual data room hosted by SmartRoom (www.smartroom.com) under the project name “Iota” comprising copies of documents and other information relating to the Acquired Business and the Acquired Entities made available by the Seller to the Buyer online from 1 September 2020, with respect to (i) the documents contained in folders 16.4 and 16.5 of such virtual data room, 11:59:59 pm CET on 4 December 2020 and (ii) with respect to all other documents made available through such virtual data room, 11:59:59 pm CET on 1 December 2020, in each case as is itemised in the data room index set out in Appendix 1 (Data Room Index) and as recorded on a USB stick, a true and complete copy of which (together with an official certificate from SmartRoom certifying its contents as of the Closing Date) shall be delivered on or before the date which is three (3) Business Days following the date of this Agreement to the Buyer’s Lawyers;
“Debt Commitment Letter” the debt commitment letter dated and delivered on the date of this Agreement, pursuant to which Debt Financing Sources commit to provide debt financing to the Buyer in connection with the Transaction, as may be replaced, assigned, amended, modified or waived in accordance with Clause 6.5(b);
“Debt Financing” has the meaning given to that term in Clause 6.5(a);
“Debt Financing Agreements” has the meaning given to that term in paragraph 3.1 of Schedule 7 (Buyer’s Warranties);
“Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise have entered into agreements in connection with the Debt Financing, including the financing sources party to the Debt Commitment Letter, and any security or other agent or trustee in respect of such financing, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliated Persons and their and their respective Affiliated Persons’ offices, directors, employees, agents and representatives and their respective successors and assigns;

“Disclosed” means, when used with respect to any event, circumstance, fact, loss or other matter in relation to any Seller’s Warranty, that such event, circumstance, fact, loss or other matter was disclosed in:
(a)    a Transaction Document; or
(b)    when used with respect to a disclosure to the Buyer, the Data Room, in each case in a manner sufficient to allow a reasonable and prudent purchaser to reasonably identify and understand the nature of such event, circumstance, fact, loss or other matter;
“Disclosure Letter” means the letter of today’s date from the Seller to the Buyer in the agreed form;
“Dispute” has the meaning given to that term in Clause 17.14(c);
“Dispute Notice” has the meaning given to that term in Clause 17.14(c);
“Duties” means any stamp, transaction, transfer or registration duty or similar charge imposed by any Governmental Authority and includes any interest, fine, penalty charge or other amount imposed in respect of any of them, but excludes Tax;
“EBITDA” means net profit (loss) for the period adjusted for: (i) income tax expense; (ii) finance income; (iii) finance expenses; (iv) share of loss of equity accounted investments; (v) impairment of financial assets; (vi) depreciation, amortization and impairments; (vii) reclassification to profit or loss of multiannual prepayments; and (viii) income and expenses that by their nature are not reasonably expected to re-occur in future periods;
“Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, preemption right or option;
“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or manmade structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media;
“Environmental Law” means all applicable laws, statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all bylaws, codes, regulations with any of therein, decrees or orders issued or promulgated or approved under or in connection with any of them;
“Equity Commitment Letter” an equity commitment letter dated and delivered on the date of this Agreement, pursuant to which the Investors commit to provide equity financing in connection with the payment of each component of the Consideration as required under the terms of the Transaction and under which the Seller is a third party beneficiary and has step in rights to compel the Investors to pay the committed equity financing as set forth in the equity commitment letter;

“Equity Financing” has the meaning given to that term in Clause 6.5(a);
“Existing Collection Mandates” has the meaning given to that term in Clause 6.7(a);
“Existing Credit Support Instruments” has the meaning given to that term in paragraph 1 of Schedule 21 (Specified Credit Support Instruments);
“Financial Debt” means all borrowings and other indebtedness by way of overdraft, acceptance credit, bonds, debentures, notes, finance leases or sale and lease back arrangements or any other similar arrangements the purpose of which is to borrow money, together with any derivative instruments, as well as any other liabilities that would be classified as debt on a balance sheet;
“First Deferred Payment” has the meaning given to that term in Clause 3.1(b);
“Gaming and Betting Laws” means any act, statute or rule or regulation of any Governmental Authority relating to gaming (including online gaming), betting (including online betting) or gambling activities;
“Gamma Bidco” means Gamma Bidco S.p.A., a società per azioni incorporated under the laws of Italy, having its registered office at Via Alessandro Manzoni, 38, 20121 Milan, Italy, and registered with the Register of Enterprises of Milan, Monza-Brianza, Lodi under no. 11008390962;
“Governmental Authority” means any supranational, national, federal, regional, provincial, state local or other court, government or governmental, administrative, regulatory, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any relevant part of the world;
“Gratta e Vinci Concession” means the “convenzione per il rapporto di concessione dell’esercizio dei giochi pubblici denominati Lotterie Nazionali ad estrazione istantanea”, entered into by and between the ADM and Lotterie Nazionali S.r.l. in 2010;
“Guarantor” has the meaning given to that term in the introductory paragraph;
“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance or injury to any person;
“IFRS” means International Financial Reporting Standards, International Accounting Standards and interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessor bodies as adopted by the European Union, applicable from time to time;
“Incoming Licences” has the meaning given to that term in paragraph 21.10 of Schedule 4 (Seller’s Warranties);
“Indemnified Person” has the meaning given to that term in Clause 8.1(c);
“Independent Leakage Expert” has the meaning given to that term in Clause 4.6(a);

“Intellectual Property” means trademarks, service marks, logos, patents, designs, trade and business names, domain names, copyright and know-how;
“Intercompany Contracts” means the contracts set out in Part 1 of Schedule 17 (Service Agreements);
“Interim Period” means the period commencing on the date of this Agreement (including) and expiring on the earlier of (including):
(a)    the date on which this Agreement is terminated in accordance with Clause 5.5(d); and
(b)    the Closing Date;
“Investors” has the meaning given to that term in the Equity Commitment Letter;
“IT Contracts” means any material written agreements, arrangements or licences relating to IT Systems including all hire purchase contracts or leases of hardware owned or used by an Acquired Entity and licences of software owned or used by an Acquired Entity for the purposes of the Acquired Business (but excluding any shrinkwrapped, clickwrapped or other software commercially available offtheshelf) and which are required in all material respects to conduct the Acquired Business;
“IT Systems” means computer hardware and software (excluding shrinkwrapped, clickwrapped or other software commercially available offtheshelf) which in each case is owned by an Acquired Entity and used or held for use for the purposes of the Acquired Business and required in all material respects to conduct the Acquired Business;
“Last Accounts” means the standalone statutory financial statements of each Acquired Entity and Optima as of and for the twelve (12) month period ended on the Locked Box Date prepared in accordance with the Accounting Principles, which financial statements shall include income statements, balance sheets and cash flow statements along with associated note disclosures;
“Leakage” means:
(a)    any payment made or agreed to be made or value or assets transferred or agreed to be transferred by or on behalf of an Acquired Entity to, or for the benefit of, the Seller or any of its Affiliated Persons;
(b)    any dividend or equity distribution or any return of capital (including redemption or buyback of shares or other shareholder funding instruments) paid or made by or on behalf of the Acquired Entities to or for the benefit of the Seller or any of its Affiliated Persons;
(c)    any assumption, indemnification, discharge, guarantee or payment of any liability by an Acquired Entity to, or for the benefit of, the Seller or any of its Affiliated Persons;

(d)    any waiver or discount, deferral or release by or on behalf of an Acquired Entity of any amount, obligation or claim (however arising) owed to such Acquired Entity by the Seller or any of its Affiliated Persons;
(e)    any professional advisors fee, bonuses and other payments and expenses paid or incurred by or on behalf of an Acquired Entity in connection with the Carve-Out or the Transaction (including any payment to the directors, the Seller or any of its Affiliated Persons); or
(f)    any Taxes arising from any of the items listed in paragraphs (a) through (e), but, in each case, not including any Permitted Leakage;
“Legal Impediment Condition” means the Condition set out in paragraph 4 of Schedule 1 (Conditions);
“Licences” has the meaning given to that term in paragraph 11.1 of Schedule 4 (Seller’s Warranties);
“Licensed Source Code” means the source code owned by one or more Seller Group Companies used in the Acquired Business other than the source code related to poker and bingo platforms and casino content owned by one or more Seller Group Companies;
“Locked Box Accounts” means the aggregation of the Last Accounts, as set out in Schedule 9 (Locked Box Accounts);
“Locked Box Date” means 31 December 2019;
“Long Stop Date” means the date which is six (6) months following the date of this Agreement as may be extended pursuant to Clause 5.5(c);
“Loss” or “Losses” means all losses, liabilities, actions and claims, including charges, costs, damages, fines, penalties, interest and all legal and other professional fees and expenses, including, in each case, all related Taxes, provided that Loss or Losses shall not include any loss of profit, loss of goodwill, indirect or consequential losses;
“Lotto Concession” means the “atto di convenzione per il rapporto di concessione dell’esercizio della gestione del servizio del gioco del Lotto automatizzato e degli altri giochi numerici a quota fissa” executed on 2016 by and between the ADM and Lottoitalia S.r.l.;
“LVR” has the meaning given to that term in the second recital;
“LVR Shares” has the meaning given to that term in the second recital;
“Merger” means the contemplated merger of Gamma Bidco with and into the Buyer;
“MSLOT” means M. SLOT S.r.l., a società a responsabilità limitata incorporated under the laws of Italy, having its registered office at Contrada Martini 3, 73055, Racale (Lecce, Italy) and registered with the Companies Register of Lecce (Registro delle Imprese di Lecce) under no. 04434610756;

“MSLOT Receivable” means, at a given time, the aggregate amount of the receivables owed by MSLOT to LVR which, as at the date of this Agreement, is equal to €973.909.91 (nine hundred seventy-three thousand nine hundred nine 91/100 Euros);
“New Collection Mandates” has the meaning given to that term in Clause 6.7(a);
“Non-Compete Period” has the meaning given to that term in Clause 8.8(a);
“Non-Solicit Period” has the meaning given to that term in Clause 8.6;
“Optima” means Optima Gaming Service S.r.l., a società a responsabilità limitata incorporated under the laws of Italy, having its registered office at Viale del Campo Boario, 56/d, Rome (Italy) and registered with the Register of Enterprises of Rome under no. 12938091001;
“Other Hydra Entities” means the entities from time to time involved in the so called “Hydra” investigation (other than MSLOT), including Oxo;
“Other Hydra Receivables” means, at a given time, the aggregate amount of the receivables owed by the Other Hydra Entities to LVR (if any);
“Overprovision” has the meaning given to that term in paragraph 14(a)(ii) of Schedule 6 (Seller’s and Guarantor’s Limitations of Liability);
“Oxo” means Oxo Games S.r.l., a società a responsabilità limitata incorporated under the laws of Italy, having its registered office at Via Monte Fumaiolo – Zona Ind. 8, 73040, Melissano (Lecce, Italy) and registered with the Companies Register of Lecce (Registro delle Imprese di Lecce) under no. 04655690750;
“Parent Undertaking” means an Undertaking which, in relation to another Undertaking, a “Subsidiary Undertaking”:
(a)    holds a majority of the voting rights at ordinary shareholder meetings of the Undertaking; or
(b)    is a member of the Undertaking and has the right to appoint or remove a majority of its board of directors (or analogous body, including a management board and supervisory council); or
(c)    has the right to exercise a dominant influence over the Undertaking, by virtue of provisions contained in its constitutional documents or elsewhere; or
(d)    is a member of the Undertaking and controls alone, pursuant to an agreement with the other shareholders or members, a majority of the voting rights in the Undertaking, and an Undertaking shall be treated as the Parent Undertaking of any Undertaking in relation to which any of its Subsidiary Undertakings is, or is to be treated as, Parent Undertaking, and “Subsidiary Undertaking” shall be construed accordingly;
“Party” means a party to this Agreement and “Parties” shall mean the parties to this Agreement;

“Payee” has the meaning given to that term in Clause 3.4(b);
“Payor” has the meaning given to that term in Clause 3.4(b);
“Permitted Encumbrances” means security interests (i) arising by operation of law; (ii) under equipment leases with third parties entered into in the ordinary course of business; or (iii) for Taxation and other governmental charges which are not due and payable or which may be paid without penalty after they become due and payable;
“Permitted Leakage” means:
(a)    payment of any amount owed by any Acquired Entity to a Seller Group Company pursuant to the Cash Pooling Arrangements;
(b)    repayment of the Big Easy Loan in accordance with the terms of the Big Easy Loan Document;
(c)    any payment made or agreed to be made of any amount (inclusive of VAT) owed by an Acquired Entity to a Seller Group Company pursuant to (i) an Intercompany Contract in the ordinary course of business consistent with past practice or (ii) a purchase order, invoice or similar instrument on arms' length terms and conditions in the ordinary course of business and consistent with past practice and in any event no more than €2,000,000 (two million Euros);
(d)    any reimbursement made or agreed to be made by an Acquired Entity of any amount (inclusive of VAT) paid by a Seller Group Company on behalf of an Acquired Entity for goods or services received by such Acquired Entity from a Third Party Service Provider on arm’s length terms and conditions in the ordinary course of business and consistent with past practice;
(e)    cash dividend distribution made by the Acquired Entities in an amount equal to €249,000,000 (two hundred forty-nine million Euros), which was distributed on 31 August 2020;
(f)    any amounts incurred, paid or agreed to be paid or payable or liability, cost or expense incurred, in each case, directly in respect of any matter undertaken at the express prior written request of, or with the prior written consent of, the Buyer and which has been specifically acknowledged by the Buyer as Permitted Leakage;
(g)    any compensation paid to any directors of the Acquired Entities (other than the employees of the Seller Group who are directors of the Acquired Entities) in the ordinary course of business up to an aggregate amount equal to €42,000 (forty-two thousand Euros) per month (inclusive of Tax);
(h)    any fees paid in connection with and pursuant to the PWC Engagement Letter; or
(i)    payments, or accruals in respect of payments, to be made by any Acquired Entity, to the extent that such payments have been specifically provided or reserved for in the Locked Box Accounts;
“PREU” means the prelievo erariale unico Tax;

“PREU Liabilities” has the meaning given to that term in paragraph 6 of Schedule 5 (Seller Specific Indemnities);
“Proceedings” has the meaning given to that term in Clause 17.14(b);
“PWC Engagement Letter” has the meaning given to that term in Clause 8.1(a);
“Registered Intellectual Property” means patents, registered trademarks and service marks, registered designs, domain name registrations (and applications for any of the same);
“Regulatory Authority” means the European Commission and the relevant government agency, court or body acting pursuant to any competition, antitrust or merger control law, statute or regulation in Italy, save that, if any other government agency, court or body acting pursuant to any competition, antitrust or merger control law, statute or regulation issues a request or an enquiry relating to the Transaction and the other transactions contemplated by this Agreement, such government agency, court or body shall be deemed to be a Regulatory Authority for the purposes of this Agreement;
“Related Persons” has the meaning given to that term in Clause 17.8(e);
“Released Persons” has the meaning given to that term in Clause 8.10(a);
“Relevant Party’s Group” means, in relation to the Buyer, the Buyer Group and in relation to the Seller and the Guarantor, the Seller Group;
“Retained Business” means the business of the Seller Group excluding the Acquired Business, which includes the following business segments in Italy:
(a)    operating lotteries (e.g. lotto, online and instant ticket (scratch and win));
(b)    manufacturing and distribution of AWPs and VLTs and development and distribution of AWP and VLT game content to third parties; and
(c)    providing commercial/payment services;
“Reverse TSAs” means the reverse transitional services agreements between the relevant Acquired Entity and the relevant Seller Group Companies, of which agreed terms are included in Schedule 8 (TSAs and Reverse TSAs);
“Sales Representatives” means, in relation to a person, that person’s Workers and representatives (including contractors) who undertake sales and marketing responsibilities with respect to such person’s business, in each case, other than those Workers set forth in Schedule 14 (Sales Representatives for Retail Business);
“Sanctioned Person” has the meaning given to that term in paragraph 23.5 of Schedule 4 (Seller’s Warranties);
“Sanctions” has the meaning given to that term in paragraph 23.5 of Schedule 4 (Seller’s Warranties);
“Savings” has the meaning given to that term in paragraph 14(a)(i) of Schedule 6 (Seller’s and Guarantor’s Limitations of Liability);

“Scommesse” has the meaning given to that term in the second recital;
“Scommesse Quotas” has the meaning given to that term in the second recital;
“Second Deferred Payment” has the meaning given to that term in Clause 3.1(c);
“Seller” has the meaning given to that term in the introductory paragraph;
“Seller Group” means the Seller, its Subsidiary Undertakings, any Parent Undertaking of the Seller and all other Subsidiary Undertakings of any such Parent Undertaking as the case may be from time to time (but excluding the Acquired Entities), and on the basis that, for the purposes of this definition of “Seller Group”, the ultimate parent undertaking of the Seller shall be the Guarantor, and the expressions “Seller Group Company” and “Seller Group Companies” shall be construed accordingly;
“Seller Group Credit Support Documents” has the meaning given to that term in paragraph 1 of Schedule 21 (Specified Credit Support Instruments);
“Seller Information” has the meaning given to that term in paragraph 4 of Schedule 6 (Seller’s and Guarantor’s Limitations of Liability);
“Seller Key Worker” means:
(a)    when used in the context of Clause 8.7 (Restrictions on the Buyer), any Seller Group Worker who is located or ordinarily resides in Italy and whose total gross annual remuneration exceeds €75,000 (seventy-five thousand Euros); or
(b)    when used in this Agreement other than in the context of Clause 8.7 (Restrictions on the Buyer), any Acquired Entity whose total gross annual remuneration exceeds €75,000 (seventy-five thousand Euros);
“Seller Specific Indemnities” means the specific indemnities of the Seller set forth in Schedule 5 (Seller Specific Indemnities);
“Seller’s Designated Account” means the Seller’s bank account, details of which shall be notified to the Buyer by the Seller at least five (5) Business Days prior to the Closing Date;
“Seller’s Fundamental Warranties” means those Seller’s Warranties set out in paragraphs 1, 2 and 3 of Schedule 3 (Seller’s Warranties);
“Seller’s Knowledge Group” means each of:
(a)    Alessandro Paciucci, Gaming Machines SVP, LVR;
(b)    Alessandro Fiumara, PlayDigital & Sport Italy Senior Director, Scommesse;
(c)    Primiano De Maria, Deputy General Counsel, Vice President Legal Italy, the Seller;
(d)    Roberto Saracino, Chief Technology Officer of Italy & Global Communication, Senior Vice President, the Seller;
(e)    Barbara Bozzelli, Planning & Control, Vice President, the Seller;

(f)    Cristian Gabriele, Tax, Senior Director, the Guarantor; and
(g)    Paolo De Blasio, HR Business Partner, Vice President, the Seller;
“Seller’s Lawyers” means White & Case LLP of 5 Old Broad Street, London EC2N 1DW, England;
“Seller’s Tax Claim” means a Claim in relation to or in connection to the Seller’s Tax Warranties;
“Seller’s Tax Warranties” means the Seller’s Warranties set out in paragraph 20 of Schedule 1 (Seller’s Warranties);
“Seller’s Warranties” means the warranties referred to in Clause 9.1 and set out in Schedule 1 (Seller’s Warranties) and “Seller’s Warranty” shall mean any one of them and a reference to a numbered Seller’s Warranty is a reference to the paragraph of that number in Schedule 1 (Seller’s Warranties);
“Source Code License Agreements” means the licence agreements between one or more Seller Group Companies, as licensor, and one or more Buyer Group Companies, including current and future Subsidiary Undertakings, as licensee, pursuant to which each licensor grants a worldwide, perpetual, royalty free and non-exclusive license to the Licensed Source Code to the applicable licensee for business to consumer purposes and inclusive of such terms that grant the licensees a right to develop and own Intellectual Property derived from the Licensed Source Code, substantially in the agreed form set out in Schedule 12 (Form of Source Code License Agreement);
“Straddle Period” has the meaning given to that term in paragraph 15(b) of Schedule 6 (Seller’s and Guarantor’s Limitations of Liability);
“Subsidiary Undertaking” means any Undertaking in relation to which another Undertaking is its Parent Undertaking;
“Tax” or “Taxation” means and includes all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal taxes, levies or charges of any kind and description, including any income, corporate, capital gains, substitute tax, excise, export/import, the PREU, transfer, property taxes, contributions and levies, withholdings and deductions or other tax of any nature whatsoever, including Duties and VAT, in each case whether of Italy or elsewhere and whenever due, payable, imposed, levied or assessed by any national, regional or municipal Taxation Authority, and all related penalties, charges, fines, costs and interest thereon;
“Tax Gross-Up” has the meaning given to that term in Clause 3.4(b);
“Tax Refund” has the meaning given to that term in paragraph 14(a)(iii) of Schedule 6 (Seller’s and Guarantor’s Limitations of Liability);
“Tax Relief” has the meaning given to that term in paragraph 14(a)(i) of Schedule 6 (Seller’s and Guarantor’s Limitations of Liability);
“Taxation Authority” means any governmental or other authority competent to impose, collect or assess Taxation whether in Italy or elsewhere;

“Taxation Authority Claim” means a claim, assessment, notice, demand or other document issued or action taken by and on behalf of any Taxation Authority whether before or after the date hereof from which it appears that an Acquired Entity has or may have a liability for Tax (whether or not the payment is primarily payable by the relevant Acquired Entity and whether or not the relevant Acquired Entity has or may have a right of reimbursement against another person), which may lead to a Claim;
“Third Party Claim” has the meaning given to that term in paragraph 13 of Schedule 6 (Seller’s and Guarantor’s Limitations of Liability);
“Third Party Contract” means a contract between a person which is not a Seller Group Company and an Acquired Entity;
“Third Party Service Providers” means those entities specified in Part 2 of Schedule 17 (Service Agreements);
“Transaction” means the sale and purchase of the Transfer Interests in accordance with the terms of this Agreement;
“Transaction Documents” means each of:
(a)    this Agreement;
(b)    the Disclosure Letter;
(c)    the Commitment Letters;
(d)    Source Code License Agreements; and
(e)    the TSAs and the Reverse TSAs,
and “Transaction Document” shall mean any one of them;
“Transfer Interests” has the meaning given to that term in the second recital;
“TSAs” means the transitional services agreements between certain Seller Group Companies and the relevant Acquired Entities or Buyer Group Companies (as applicable), substantially in the agreed form set out in Schedule 8 (TSAs and Reverse TSAs);
“Undertaking” means a body corporate or partnership or an unincorporated association carrying on trade or business;
“Unrelated Credit Support Instruments” means:
(a)    bank guarantee no. 460831339556 in the amount of €4,000.00 (four thousand and 00/100 Euros) issued by UniCredit S.p.A. on behalf of Scommesse for the benefit of Eni S.p.A.;
(b)    bank guarantee no. 7010101/1 in the amount of €1,342,970.16 (one million three hundred forty-two thousand nine hundred seventy and 16/100 Euros) issued by Banca Monte dei Paschi di Siena S.p.A. on behalf of Scommesse for the benefit of the ADM;

(c)    bank guarantee no. 896BGI1601392 in the amount of €759,407.25 (seven hundred fifty-nine thousand four hundred seven and 25/100 Euros) issued by Deutsche Bank S.p.A. on behalf of Scommesse for the benefit of the ADM; and
(d)    bank guarantee no. 416066/a in the amount of €69,881.12 (sixty-nine thousand eight hundred eighty-one and 12/100 Euros) issued by Banca Nazionale del Lavoro S.p.A. on behalf of Scommesse for the benefit of the ADM;
“VAT” means any Taxation levied by reference to added value or any sales or turnover tax of a similar nature;
“VLTs” means video lottery terminals; and
“Workers” means any employees, directors, officers, workers and self-employed contractors of the specified Party or group (as applicable) and “Worker” shall mean any one of them.
1.2    Construction
(a)    The expression “in the agreed form” means in the form agreed between the Buyer and the Seller and signed for the purpose of identification by or on behalf of the Buyer and the Seller.
(b)    Any reference to “agreement” or “contract” means such agreement or contract with its exhibits, schedules or annexes as may be amended and/or varied pursuant to its terms.
(c)    Any reference to “writing” or “written” means any method of reproducing words in a legible and nontransitory form (excluding, for the avoidance of doubt, email).
(d)    References to “include” or “including” are to be construed without limitation.
(e)    References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.
(f)    References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).
(g)    References to a “day” is to a calendar day.
(h)    The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.
(i)    Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.
(j)    References to Clauses, paragraphs, Schedules and Appendices are to clauses and paragraphs of, and schedules and appendices to, this Agreement.
(k)    References to any act, statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.
(l)    References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.
(m)    References to “material” mean, save where the context requires otherwise, material having regard to the business, profits or assets of the Acquired Entities taken as a whole.
(n)    References to “substantiated” in the context of a Claim means a Claim for which the Seller or the Buyer (as applicable) may be liable and which is admitted or proved in a court of competent jurisdiction with all rights of appeal having been exhausted.
(o)    References to “ordinary course” shall include actions, measures or conduct consistent with past practice and taken or implemented to ensure the preservation of assets, licenses and relationships with customers, vendors, suppliers and Workers of the relevant person and shall also include actions, measures or conduct:
(i)    to comply with any enforceable and binding legal requirements with respect to COVID-19 (coronavirus disease) that have been issued pursuant to legislation or regulation or consistent with the guidelines or recommendations prepared by the World Health Organisation or a Governmental Authority which has authority over the geographical region to which the action, measure or conduct relates;
(ii)    to comply with the 2015 Italian Budget Law; and
(iii)    to prorogate of the Acquired Entities’ Concessions, as applicable, granted by the ADM.
(p)    The use of the word “or” to connect two or more words or phrases shall be construed as each word or phrase independently as well as inclusive of all such words or phrases (e.g., “A or B” means “A or B or both A and B”).
(q)    Any reference to a Party using, or an obligation on a Party to use, its “reasonable endeavours” shall not oblige that Party to incur material expenditure save as expressly provided under the terms of this Agreement or to take any action which would be commercially onerous or unreasonable or detrimental to its material commercial interests.
(r)    All payments required in accordance with this Agreement shall be made in Euro. For the purposes of applying a reference to a monetary sum expressed in Euro, an amount in a different currency shall be converted into Euro on a particular date at an exchange rate equal to the mid-point closing rate for converting that currency into Euro on that date as quoted in the London edition of the Financial Times first next published (or, if no such rate is quoted in the Financial Times, the mid-point closing rate quoted by Barclays Bank PLC in London). In relation to a Claim, the date of such conversion shall be the date of receipt of notice of that Claim in accordance with Schedule 6 (Seller’s and Guarantor’s Limitations of Liability).
(s)    This Agreement shall be binding on and be for the benefit of the successors of the Parties including, with respect to the Seller, the società per azioni arising from the conversion of the Seller from a società a responsabilità limitata to a società per azioni and, with respect to the Buyer, the surviving entity of the Merger.
1.3    Schedules and Appendices
The Schedules and Appendices are incorporated into and form an integral part of this Agreement.
1.4    Obligations of the Guarantor
The obligations of the Guarantor under this Agreement are limited to its performance of Clause 13 (Confidentiality), Clause 14 (Announcements), Clause 15 (Guarantee and Indemnity) and Clause 17 (Miscellaneous).
2.    Sale and Purchase
2.1    The Seller shall sell and the Buyer shall purchase the Transfer Interests with all rights now or in the future attaching to them (including the right to receive all dividends, distributions and interest or any return of capital declared, made or paid on or after the date of this Agreement), and shall transfer legal and beneficial title to the Transfer Interests to the Buyer free from all Encumbrances, pursuant to the terms of this Agreement.
2.2    The Seller hereby waives and shall procure the waiver of any restrictions on transfer (including all preemption rights) which may exist in relation to the Transfer Interests.
2.3    Neither the Seller nor the Buyer shall be obligated to complete the sale and purchase of either of the Transfer Interests unless the sale and purchase of all Transfer Interests is completed simultaneously.
2.4    On the date of this Agreement, the Buyer has provided the Seller with the Equity Commitment Letter and the Debt Commitment Letter.
3.    Consideration
3.1    Consideration and Closing Payments
The consideration for the sale and purchase of the Transfer Interests shall be the cash payment by the Buyer to the Seller or its nominee of the Consideration, as follows:
(a)    at Closing, the cash payment by the Buyer to the Seller of the sum of €725,000,000 (seven hundred twenty-five million Euros) (the “Closing Payment”); plus

(b)    on (or prior to, if so elected by the Buyer in its sole discretion) 31 December 2021, the cash payment by the Buyer to the Seller of the sum of €100,000,000 (one hundred million Euros) (the “First Deferred Payment”); plus
(c)    on (or prior to, if so elected by the Buyer in its sole discretion) 30 September 2022, the cash payment by the Buyer to the Seller of the sum of €125,000,000 (one hundred twenty-five million Euros) (the “Second Deferred Payment”).
3.2    Cash Pooling Balance
At Closing, an amount equal to the Closing Cash Pooling Balance notified pursuant to Clause 6.4(a)(i) shall be paid as follows:
(a)    to the extent that the Closing Cash Pooling Balance contemplates an amount attributable to the Acquired Entities, the Seller shall procure that an amount in cash equal to balances attributable to the Acquired Entities are transferred to the Acquired Entities in accordance with paragraph 5 of Part 1 of Schedule 3 (Closing Arrangements);
(b)    to the extent that the Closing Cash Pooling Balance contemplates an amount attributable to the Seller Group, the Buyer shall procure that an amount in cash equal to the Closing Cash Pooling Balance shall be transferred to the Seller’s Designated Account by telegraphic transfer in immediately available cleared funds; or
(c)    to the extent that the Closing Cash Pooling Balance is zero (0), no payment shall be required to be made.
3.3    LVR Shares and Scommesse Quotas Sale Price
(a)    The consideration for the LVR Shares is €690,000,000 (six hundred ninety million Euros); and
(b)    The consideration for the Scommesse Quotas is €260,000,000 (two hundred sixty million Euros).
3.4    Other Payments and Gross-up
(a)    Notwithstanding anything to the contrary in this Agreement or otherwise, any payment to be made by any Party or Acquired Entity in respect of any Claim or breach of this Agreement (including any breach of a Seller’s Warranty or a Buyer’s Warranty) shall be determined and paid net of (i) any Tax deduction, saving or benefit available to the other Party or the relevant Acquired Entity in connection with the event which has given rise to such payment and (ii) any amount in respect of VAT which is recoverable as input tax by such other Party or the relevant Acquired Entity in respect of such Claim.
(b)    Subject to Clause 3.4(a), any payment due by a Party in respect of any Claim or any breach of this Agreement (including any breach of a Seller’s Warranty or a Buyer’s Warranty), under any indemnity (including pursuant to Schedule 5 (Seller Specific Indemnities)), shall be increased by any amount necessary, on a Euro-for-Euro basis, to ensure that, after any such payment having been subject to Taxation, the other Party is left with the same amount it would have had if the payment was not subject to Taxation (“Tax Gross-Up”). Upon written request of the Party making a payment contemplated by this Clause 3.4(b) (the “Payor”), the Party having received a Tax Gross-Up payment (the “Payee”) shall instruct its auditors to provide a statement to the Payor on such payment having been subject to Taxation. If any Tax controversy arises with any Taxation Authority with respect to the Tax treatment of any such payment, the Parties shall co-operate in good faith and take all reasonable actions to secure that a Tax deduction for income tax purposes, or a Tax refund or Tax relief, as the case may be, is granted in connection with such payment; it being understood that once a Party receives a Tax refund or is entitled to a Tax relief on the basis of a final non-appealable Taxation Authority or court decision, the Tax Gross-Up payment shall be reimbursed to the Payor solely for an amount corresponding to any Tax refund (or portion thereof) being paid or such Tax relief (or portion thereof) being utilized by the Payee. For the avoidance of doubt, in the event either Party assigns its rights or obligations under this Agreement, the Payor shall only be obligated to apply the Tax Gross-Up in the maximum amount such Tax Gross-Up would have been due had such assignment not taken place.
4.    Leakage
4.1    Warranty and Undertaking
(a)    The Seller:
(i)    warrants to the Buyer that, during the period commencing on the date immediately following the Locked Box Date and expiring on the date immediately preceding the date of this Agreement, there has been; and
(ii)    undertakes to the Buyer that, during the Interim Period, there shall be, no Leakage provided that the Seller shall have no liability to the Buyer under this Clause 4.1 or Clause 4.4 if Closing does not occur.
(b)    Compliance by the Seller with its obligations under Clause 6 (PreClosing Obligations) does not prevent something that would otherwise be Leakage from being Leakage.
4.2    Notification of Leakage
The Seller undertakes to notify the Buyer as soon as is reasonably practicable upon becoming aware of any Leakage having taken place at any time during the period set out in Clause 4.1(a)(i) and Clause 4.1(a)(ii).
4.3    Adjustment for Leakage
(a)    If any Leakage is notified or comes to the attention of the Buyer on or prior to Closing then, subject to the Seller agreeing that Leakage has occurred and agreeing to the amount to be paid by the Seller pursuant to Clause 4.4 in respect of such Leakage (an “Agreed Leakage Amount”), the Buyer shall be entitled to reduce the Closing Payment to be paid to the Seller pursuant to Clause 3.1 by the full amount of such Agreed Leakage Amount (and the payment of the amount of the Closing Payment so reduced shall be an absolute discharge of the Buyer’s obligations hereunder in respect of the Closing Payment to be paid to the Seller pursuant to this Agreement).
(b)    For the avoidance of doubt:
(i)    the fact that any Leakage is notified or comes to the attention of the Buyer on or prior to Closing but no Agreed Leakage Amount is agreed in respect of it pursuant to this Clause 4.3 shall not affect the Seller’s obligations or the Buyer’s rights pursuant to Clause 4.1 and Clause 4.4 or otherwise under this Agreement in respect of that Leakage; and
(ii)    the fact that an Agreed Leakage Amount has been agreed pursuant to this Clause 4.3 in respect of known items of Leakage shall not preclude the Buyer from recovering any further amounts payable under Clause 4.4 in respect of any other items of Leakage not fully taken into account in the Agreed Leakage Amount(s).
4.4    Payment for Leakage
If any Leakage occurs, the Seller shall pay to the Buyer, or if so designated by the Buyer, to a Subsidiary Undertaking or a Parent Undertaking of the Buyer, an amount in cash equal, on a Euro-for-Euro basis to the amount of such Leakage, save that, for the avoidance of doubt, any amount already taken into account in the calculation of any Agreed Leakage Amount that has in turn been taken into account in the determination of the Closing Payment pursuant to Clause 4.3 shall not be recoverable under this Clause 4.4 after Closing.
4.5    Limitations
(a)    The liability of the Seller under this Clause 4 shall terminate on the date which is one hundred eighty (180) days following the Closing Date, save in respect of any claim for breach of Clause 4 of which the Buyer has given notice to the Seller before the expiration of such period containing reasonable details of the relevant breach and, if practical, of the calculation of the amounts claimed.
(b)    The aggregate liability of the Seller in respect of all claims under this Clause 4 shall not exceed the amount of Leakage.
4.6    Expert Determination of Leakage
(a)    In the event of any Leakage, without prejudice to Clause 4.3, the Seller and the Buyer shall endeavour to agree the amount payable pursuant to Clause 4.4 in relation to that Leakage on or before the date which is ten (10) Business Days following notice that such Leakage has taken place by the Buyer to the Seller or vice versa. Failing agreement on that amount of such Leakage, either the Buyer or the Seller may on or before the date which is ten (10) Business days following the expiration of such period refer the disagreement in relation to the Leakage for resolution to an independent accountant (the “Independent Leakage Expert”) appointed in accordance with Clause 4.6(b). The Independent Leakage Expert shall act as an expert and not an arbitrator.

(b)    The Independent Leakage Expert shall be Binder Dijker Otte or, if Binder Dijker Otte refuses to act or, if at the time of such disagreement Binder Dijker Otte is no longer independent of each Party, the Independent Leakage Expert shall be an independent expert with appropriate qualifications and experience to be agreed by the Seller and the Buyer (or in the absence of such agreement on or before the date which is five (5) Business Days following Binder Dijker Otte’s refusal to act, a firm of chartered accountants designated by the then President of the Institute of Chartered Accountants in England and Wales or his or her deputy upon the application of the Buyer or the Seller).
(c)    The Seller and the Buyer shall instruct the Independent Leakage Expert to consider only those items and amounts as to which the Buyer and the Seller have not resolved their disagreement in relation to the Leakage. The Independent Leakage Expert shall further be instructed to deliver to the Buyer and the Seller as promptly as practicable and in no event later than twenty (20) Business Days after its appointment a written report setting forth the resolution of any such disagreement concerning the relevant Leakage (the “Leakage Report”). The Leakage Report shall be final and binding upon the Parties in the absence of fraud or manifest error.
(d)    The Independent Leakage Expert shall be entitled to interpret the provisions of this Agreement to the extent necessary to render its determinations hereunder.
(e)    The Seller and the Buyer shall be entitled to make written submissions to the Independent Leakage Expert and shall cooperate with the Independent Leakage Expert with such information and assistance as it may reasonably require for purposes of reaching its decision, including the Buyer and Seller shall procure that the Independent Leakage Expert has reasonable access to all relevant books, records, financial statements, data and other relevant information and documentation and personnel of the Acquired Entities or the Seller Group, as applicable, and their respective auditors, subject to any confidentiality or privilege or privacy law limitations and compliance with any requirement imposed by applicable law.
(f)    The Independent Leakage Expert shall have the right to seek such professional assistance and advice as he or she may reasonably require.
(g)    The fees and other reasonable out-of-pocket documented disbursements of the Independent Leakage Expert shall be paid by the relevant Parties in inverse proportion to the determination by the Independent Leakage Expert of the overall amount of Leakage (which was the subject of the disagreement of the Leakage) to be reimbursed to the Buyer, compared to the amount of such Leakage asserted by the other Party.

5.    Conditions
5.1    Conditions Precedent
The obligations of the Seller and the Buyer to complete the Transaction are in all respects conditional on the satisfaction (or waiver, as the case may be) of those matters set out in Schedule 1 (Conditions) (the “Conditions”).
5.2    Efforts to Satisfy
(a)    The Buyer shall use reasonable endeavours to ensure that each of the ADM Condition and the Antitrust Condition are satisfied as expeditiously as possible, and in any event before the Long Stop Date.
(b)    The Seller shall use reasonable endeavours to ensure that the Collection Mandates Condition is satisfied as expeditiously as possible, and in any event before the Long Stop Date.
(c)    The Seller shall use reasonable endeavours to ensure that the Acquired Entities’ Concessions Condition remains satisfied during the Interim Period and as of the Closing Date.
(d)    The Seller and the Buyer shall each use reasonable endeavours to ensure that the Legal Impediment Condition remains satisfied as of Closing.
5.3    Waiver
(a)    The ADM Condition, the Antitrust Condition and the Acquired Entities’ Concessions Condition are each for the sole benefit of the Buyer and each may only be waived by the Buyer in writing.
(b)    The Legal Impediment Condition and the Collection Mandates Condition are for the benefit of both the Seller and the Buyer and each may only be waived by written agreement between the Seller and the Buyer.
5.4    Regulatory Efforts
(a)    In relation to the ADM Condition and the Antitrust Condition, the Seller shall and shall procure that each other Seller Group Company cooperates with the Buyer (and its Agents) and each applicable Regulatory Authority, to the extent necessary and on a confidential basis, and provide all necessary information and assistance reasonably required by the Buyer or by each Regulatory Authority in relation to the ADM Condition and the Antitrust Condition as soon as reasonably practical upon being requested to do so, provided that any information provided in relation to the Seller’s Parent Undertaking and its Affiliated Persons that is commercially sensitive and not concerning or relating to the Acquired Entities may be provided only to the Buyer’s legal advisors on a confidential basis. Further, to the extent the ADM requires the PREU Liabilities to be settled as a condition to their approval as required by the ADM Condition, the Seller shall cause the PREU Liabilities to be discharged prior to Closing.

(b)    The Buyer shall:
(i)    submit draft filings to the ADM and each Regulatory Authority in respect of the ADM Condition and the Antitrust Condition, respectively, as soon as practicable following the date of this Agreement and in any event on or before the date which is thirty (30) days following the date of this Agreement and submit the final filings as soon as permitted thereafter by the ADM or each Regulatory Authority (as applicable);
(ii)    invite the Seller to participate in any call or meeting with the ADM or each Regulatory Authority, promptly inform the Seller of the content of any meeting, material conversation and any material other communication which takes place between the Buyer (or its Agents) and the ADM or each Regulatory Authority in which the Seller did not participate and provide copies or, in the case of nonwritten communications, a written summary, to the Seller; and
(iii)    procure that the Seller is given a reasonable opportunity to review and comment on drafts of all material written notifications, filings and submissions before they are submitted to the ADM or the relevant Regulatory Authority and provide the Seller with final copies of all such material written notifications, filings and submissions (it being acknowledged that certain such drafts or documents may be shared on a confidential basis only with outside counsel) and take account of any reasonable comments, provided that the Buyer shall in any event be entitled to redact any personal information and commercially sensitive information concerning or relating to the Apollo Group and its Affiliated Persons.
(c)    The Buyer shall:
(i)    take, and shall procure that each other Buyer Group Company takes, all steps necessary to secure the satisfaction of each of the ADM Condition and the Antitrust Condition by the end of the initial period of review of the ADM or each Regulatory Authority (as applicable) (including without the need for a second phase of investigation). Such steps shall include, but are not limited to, proposing, negotiating, offering to commit and agreeing, in each case where necessary to ensure that each of the ADM Condition and the Antitrust Condition (as applicable) is satisfied prior to the Long Stop Date with the ADM or any Regulatory Authority (as applicable), to effect (and if such offer is accepted, commit to effect), by agreement, order or otherwise the sale, divestiture, license, or disposition of any necessary assets or businesses by the Buyer or by any other Buyer Group Company; and
(ii)    use its reasonable endeavours to avoid any declaration of incompleteness by the ADM or any Regulatory Authority or any other suspension of the periods for clearance.

(d)    If the ADM or any Regulatory Authority requests any divestitures or disposals of all (or any portion) of the Acquired Business or other behavioural remedies to occur prior and as a condition to Closing, the Seller shall, and shall procure that each other Seller Group Company shall, in full cooperation and with the approval of the Buyer and at the Buyer’s cost, procure that the relevant Acquired Entity divest or dispose of such assets or otherwise comply with such behavioural remedies to allow the ADM Condition or the Antitrust Condition (as applicable) to be satisfied. The Buyer shall:
(i)    reimburse reasonable third party out-of-pocket costs incurred by the Seller or a Seller Group Company in carrying out its obligation under this Clause 5.4(d) and the Seller shall provide the Buyer with such supporting documentation as the Buyer reasonably requests for the purpose of evaluating such costs; and
(ii)    to the extent Closing does not occur, indemnify and hold each Seller Group Company harmless from any Loss suffered by any of them arising from, in connection with, relating to or deriving from their compliance with the obligation under this Clause 5.4(d).
(e)    If the ADM or any Regulatory Authority makes any requests for divestitures, disposals or behavioural remedies, the Buyer shall not be entitled to claim a reduction or adjustment of the Consideration or to rescind or terminate this Agreement, whether before or after Closing, and the Buyer waives all and any rights of rescission which it may have in respect of any matter to the full extent permitted by law.
(f)    Subject to Clause 5.4(c), and without otherwise limiting the generality of the Buyer’s or the Seller’s respective obligations pursuant to this Agreement, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Transaction, the Buyer shall use reasonable endeavours to contest and resist any such action or proceeding. Notwithstanding anything in this Clause 5.4(f) to the contrary, under no circumstances shall any Buyer Group Company or any Seller Group Company be under the obligation to institute any administrative or judicial action or proceeding against a Regulatory Authority. The Buyer may not, without the prior written consent of the Seller, withdraw any notification, filing or submission made by it to the ADM or the Regulatory Authority.
(g)    Notwithstanding anything to the contrary in this Clause 5.4, the Seller and the Buyer may, before providing information to the other Party (or its Agents) redact information concerning:
(i)    with respect to the Seller, the Seller Group; or
(ii)    with respect to the Buyer, the Apollo Group and its Affiliated Persons, including any personal information relating to any individual, in each case which is to be provided under this Clause 5.4 that the disclosing Party considers to be secret, confidential or commercially sensitive to the Seller Group or the Apollo Group and its Affiliated Persons (as applicable).

5.5    Satisfaction and Termination
(a)    The Seller and the Buyer shall notify the other Party of anything which will or may prevent any of the Conditions from being satisfied on or before the Long Stop Date promptly after it comes to its attention.
(b)    The Seller and the Buyer shall notify the other Party as soon as possible, and in any event within two (2) Business Days, on becoming aware that a Condition has been satisfied (to the extent capable of satisfaction).
(c)    The Long Stop Date shall be extended by three (3) months if, as a condition to the satisfaction of the ADM Condition or the Antitrust Condition, the ADM or any other applicable Regulatory Authority requires the divesture by a Buyer Group Company or an Acquired Entity of AWPs or VLTs.
(d)    If any of the Conditions are not satisfied or waived on or before the Long Stop Date (as extended by Clause 5.5(c)), the Parties shall be entitled to treat this Agreement as terminated, subject to, and on the basis set out in, Clause 12 (No Right to Rescind or Terminate).
6.    PreClosing Obligations
6.1    Conduct of Acquired Business
Subject to Clause 6.3, during the Interim Period, the Seller shall procure that each Acquired Entity will conduct the Acquired Business in the ordinary course, consistent with past practice and ensuring preservation of assets, licenses and relationship with customers, vendors, suppliers and employees, except to the extent required to give effect to this Agreement.
6.2    Seller Interim Period Covenants
Subject to Clause 6.3, during the Interim Period, the Seller shall not take, and shall procure that no Acquired Entity takes, any of the following actions in respect of the Acquired Business without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed):
(a)    any action requiring the approval of the governing bodies (or their respective committees) of the Acquired Entities or of any Seller Group Company to the extent such actions relate to any Acquired Entity or the Acquired Business;
(b)    except in the ordinary course of conducting its business, dispose of, transfer, assign or create any lien on any asset;
(c)    acquire any asset (other than an asset acquired in the ordinary course of business), equity interests or Undertakings or establish any joint ventures;
(d)    assume or incur indebtedness other than (i) in connection with Cash Pooling Arrangements or the Big Easy Loan that will be repaid or settled in accordance with their terms and this Agreement, (ii) pursuant to and in accordance with the terms of the Intercompany Contracts which have been Disclosed or (iii) or any purchase orders issued by an Acquired Entity in the ordinary course of business and in accordance with past practice up to a maximum amount of €2,000,000 (two million Euros) in aggregate during the period commencing on the Locked Box Date and expiring on the Closing Date;
(e)    on a monthly basis, make any capital expenditure in the aggregate in excess of:
(iii)    €4,500,000 (four million five hundred thousand Euros) with respect to a given month in 2020; and
(iv)    €3,000,000 (three million Euros) with respect to a given month in 2021, in each case under (i) and (ii) excluding fees paid to the ADM in relation to Acquired Entities’ Concessions, provided that the Seller shall be entitled to carry forward any unused amount per month to subsequent months and provided further that the aggregate amount under this Clause 6.2(e) shall not exceed €20,500,000 (twenty million five hundred thousand Euros). Schedule 16 (Acquired Entities’ Monthly Capex ) sets forth projections of the capital expenditure for each Acquired Entity (excluding fees paid to the ADM in relation to Acquired Entities’ Concessions), which projections shall be subject to the limitations of this Clause 6.2(e);
(f)    enter into any transactions or new transaction (other than purchase orders in the ordinary course of business on an arm’s length basis and in accordance with past practice) in each case with or for the benefit of any Seller Group Company other than as set forth in Clause 6.2(d), or enter into any such transaction that could be expected to result in any Tax liability for which the Seller or any Seller Group Company would be liable (whether by reason of any withholding obligation, reduction in any Tax attribute or otherwise);
(g)    make, change or revoke any Tax election, change any Tax accounting method or Tax accounting period, file any amended Tax return, file any Tax return in a manner not consistent with past practice, settle, surrender or compromise any Tax action or surrender any right to claim a Tax refund, in each case other than such changes or actions as are required by a relevant Taxation Authority, applicable law or IFRS, provided that, if such changes or actions are so required, the Seller shall (i) promptly inform the Buyer of any such changes or actions, (ii) provide to the Buyer copies of all correspondence and full and accurate notes of any non-written communications with a Taxation Authority, (iii) promptly notify the Buyer of any intended oral communication or any meeting with any Taxation Authority and allow the Buyer or its representatives to participate in any such communication or meeting, and (iv) not make any communication with a Taxation Authority without the prior written approval of the Buyer (such approval not to be unreasonably withheld, conditioned or delayed);
(h)    (i) recruit any new Seller Key Worker; (ii) change the level of compensation of any Seller Key Worker; or (iii) except as required by law or applicable (national or company level) collective bargaining agreements, materially change the total number of Workers or change the level of compensation to all Workers taken as a whole;
(i)    change the capital structure of any Acquired Entity (whether through share or quota buy-backs, the creation of authorized or contingent capital, the issuance of convertible or option bonds or profit participation certificates or otherwise);
(j)    enter into or materially amend any:
(i)    contracts (including the Acquired Entities’ Concessions) other than as required to extend any Acquired Entities’ Concession or in the ordinary course of business;
(ii)    guarantees provided by third parties to third parties (in each case being an entity other than a Seller Group Company) for the benefit of the Acquired Entities or provided by the Acquired Entities to any third party (other than a Seller Group Company); or
(iii)    agreements with any Seller Group Company;
(k)    undertake any corporate reorganization, restructurings, liquidations or mergers or enter into enterprise agreements;
(l)    release or discharge any liability owed to any Acquired Entity other than in the ordinary course of business; and
(m)    commence or settle litigation for damages or other remedy in excess of €100,000 (one hundred thousand Euros) per each relevant claim.
6.3    Seller Permitted Conduct
Nothing in Clause 6.1 or Clause 6.2 restricts the Seller or any Acquired Entity from doing anything:
(a)    that is required by any Transaction Document;
(b)    in the ordinary course of management of the Seller’s or the relevant Acquired Entity’s Tax affairs, excluding however any settlement of a threatened or pending Taxation Authority Claim and provided that it shall not have any material impact on the Tax position of the relevant Acquired Entity, unless otherwise agreed in good faith with the Buyer;
(c)    to make any claim, election, surrender or disclaimer or give any notice or consent, the making, giving or doing of which was explicitly taken into account in computing any explicit provision or reserve for Tax in the Locked Box Accounts, provided that it shall not have any material impact on the Tax position of the relevant Acquired Entity, unless otherwise agreed in good faith with the Buyer;
(d)    to provide information to any Regulatory Authority or Taxation Authority in the ordinary course of business and to the extent required by applicable law or by such Taxation Authority;

(e)    to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property), provided that, to the extent practicable, the Buyer is informed in advance of taking any such action and that any comments the Buyer may have are considered in good faith;
(f)    that is necessary for an Acquired Entity to meet its legal or contractual obligations that have been Disclosed to the Buyer; or
(g)    to make any payments required in relation to extension of the Acquired Entities’ Concessions.
6.4    Seller Pre-Closing Obligations
During the Interim Period (or after the Interim Period to the extent specifically provided herein), the Seller shall:
(a)    Cash Pooling Arrangements: with respect to the Cash Pooling Arrangements:
(i)    five (5) Business Days prior to Closing, notify the Buyer of the Closing Cash Pooling Balance; and
(ii)    on Closing, procure the termination of the Cash Pooling Arrangements and settle the Closing Cash Pooling Balance;
(b)    Registered Intellectual Property: as soon as reasonably practicable but in any event by Closing, transfer the Registered Intellectual Property set out in Part 2 of Schedule 9 (Intellectual Property) which, as of the date of this Agreement, is not in the name of an Acquired Entity to an Acquired Entity, and provide the Buyer with documentary evidence of such transfer as soon as reasonably practicable thereafter and in any event before Closing;
(c)    Buyer’s Debt Financing: procure that each Acquired Entity shall provide (and procure that their respective Agents provide) such reasonable assistance (at the Buyer’s sole expense) with the Debt Financing as is reasonably requested by the Buyer, including:
(i)    subject to Clause 8.1, delivery of audited financial statements for the Acquired Entities with respect to financial years 2019 and 2020 and 2021 quarterly financial statements (as required), to the extent required (and any other periods as are reasonably required and as are set forth in the PWC Engagement Letter);
(ii)    provide reasonable access to the Acquired Business for the purpose of preparation of any pro forma accounts required in connection with the Debt Financing;
(iii)    using reasonable endeavours to provide access to the accountants or auditors of the Acquired Entities with respect to customary due diligence and using reasonable endeavours to procure from the auditors of the Acquired Entities customary comfort letters, in each case, at reasonable times and subject to reasonable prior notice in order to avoid interference with the conduct of the Acquired Business or the Retained Business; provided, that failure by the Seller to comply with the foregoing cooperation obligations shall not relieve the Buyer of its obligations with respect to Closing, and provided, further that the Seller shall not be relieved from any liability from a failure to comply with such cooperation obligations, unless such failure is cured on or before the date which is fifteen (15) days following receipt of a notice of breach delivered by the Buyer to the Seller, provided, further that if and to the extent reasonably required by the Buyer, the Seller shall continue providing reasonable assistance with Debt Financing (including through provision of access to the Seller Group’s auditors working papers in relation to the consolidated accounts of the Seller Group to the extent they relate to the Acquired Entities) after Closing. In addition, notwithstanding the foregoing, nothing in this Agreement shall require such cooperation to the extent that it would (A) require any of the Acquired Entities to enter into any financing, purchase or other agreement that would be effective prior to Closing or (B) result in any Seller Group Company or officer, director, manager or other representative of any of the Acquired Entities or of any Seller Group Company incurring any personal liability with respect to any matters relating to the applicable financing;
(d)    Change of Control: with respect to material (with “material” having the meaning set forth in paragraph 9.1 of Schedule 4 (Seller’s Warranties)) Third Party Contracts, procure that each Acquired Entity shall request its respective counterparties to waive such counterparties’ rights in connection with a change of control of such Acquired Entity (to the extent such rights are provided under such Third Party Contracts to which such Acquired Entity is a party) and use reasonable endeavours to facilitate the introduction of the Buyer to such counterparties;
(e)    Access: procure that each Acquired Entity shall, subject to applicable laws, including any ADM rules and regulations and any competition, antitrust or merger control laws, statutes or regulations (and, as necessary, entry into any appropriate clean team arrangements), provide the Buyer with:
(i)    reasonable access to management of the Acquired Business (at the Buyer’s sole expense) subject to reasonable prior notice, at reasonable times and without interfering with the conduct of the Acquired Business or the Retained Business;
(ii)    financial information prepared with respect to the Acquired Business, including monthly and quarterly statutory reports, as soon as such financial information becomes available from time to time;
(iii)    information reasonably required specifically in relation to the Merger in order for the Merger to be implemented in accordance with applicable law, that is reasonably requested by the Buyer and that is then in existence and does not require any additional material work for the Acquired Entities or the Seller Group to generate;

(iv)    information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and the Debt Financing Sources’ corresponding internal policies of general application to all borrowers;
(v)    (subject to execution of any required non-reliance letters and confidentiality agreements) due diligence materials and other information reasonably required by the Debt Financing Sources or their respective legal advisers in connection with their due diligence investigation in respect of the Acquired Entities, and to provide reasonable access to the premises, books, records and accounts of the Acquired Entities, including the right to inspect them and make copies of documents; and
(vi)    any other material information reasonably required in relation to and concerning the Acquired Business, in each case provided that access shall not give the Buyer or its Agents with any right to give instructions or otherwise interfere with the management and conduct of any Acquired Entity and is otherwise subject to the legal, regulatory and compliance obligations of the relevant Acquired Entity;
(f)    By-laws of LVR: procure that, effective as of Closing, the by-laws of LVR will be amended in accordance with the provisions set out in Schedule 20 (LVR By-Laws Amendments);
(g)    Scommesse Conversion: use reasonable endeavours to procure that Scommesse shall cooperate with the Buyer, as may be reasonably requested by the Buyer, to make the necessary preparations to enable the Buyer to convert the corporate form of Scommesse from a società a responsabilità limitata to a società per azioni immediately after Closing, it being understood that such conversion of Scommesse will be also mentioned in the filings submitted to the ADM in respect of the ADM Condition;
(h)    Arrangements with Third Party Service Providers: the Seller shall use reasonable endeavours to procure that the Acquired Entities enter into arrangements with the Third Party Service Providers to the extent required to replicate the arrangements under which the Third Party Service Providers (or a subset thereof) currently provide services, directly or indirectly, to the Acquired Entities, provided that (i) prior to entering into any such arrangement with a Third Party Service Provider, the Seller and the Buyer shall consult with each other in good faith to determine the terms and conditions applicable to such new arrangements and (ii) to the extent the proposed terms and conditions of such arrangements with a Third Party Service Provider are less favourable to the Acquired Entities than the terms and conditions in effect as of the date of this Agreement, the Buyer shall consent (such consent not to be unreasonably withheld, unless the terms are materially less favourable) to the terms of such arrangements prior to the entry into the new arrangements with a relevant Third Party Service Provider and to the extent the Buyer has withheld its consent, the Seller shall continue to provide such services to the Acquired

Entities under the TSAs until such time as the Parties find a solution in respect of such arrangements, provided, further, that until such arrangements have been entered into, the Acquired Entities shall make such payments as is necessary to ensure that an Acquired Entity receives the benefit of the services from such Third Party Service Providers in the ordinary course of business consistent with past practice; and
(i)    Amendment of Concessions: use reasonable endeavours to procure that Scommesse shall cooperate with the Buyer, as may be reasonably requested by the Buyer, to make the necessary preparations and take the necessary actions as soon as possible following the date of this Agreement to enable the Buyer to amend the Acquired Entities’ Concessions identified as no. 2 and no. 3 of Schedule 11 (Acquired Entities’ Concessions) during the Interim Period so as to allow for guarantees issued by insurance companies (in addition to bank guarantees), as permitted under the Italian Law no. 220 of 13 December 2010, in relation to such Acquired Entities’ Concessions.
6.5    Buyer’s Financing Covenants
(a)    The Buyer shall, and shall procure that each of its Affiliated Persons that are a party thereto shall: (i) obtain the equity financing contemplated by the Equity Commitment Letter (the “Equity Financing”) and the debt financing contemplated by the Debt Commitment Letter (the “Debt Financing”) on the terms set forth therein (except as not prohibited by Clause 6.5(b)), (ii) maintain in full force and effect the Commitment Letters in accordance with the respective terms thereof (except as not prohibited by Clause 6.5(b)), (iii) satisfy (or obtain a waiver of) on a timely basis at or prior to Closing all conditions to obtaining the Equity Financing or the Debt Financing set forth therein and to comply in all respects with the Buyer’s (and its Affiliated Persons’ that are a party thereto (if applicable)) obligations thereunder (including by counter-signing the Debt Commitment Letter during any applicable period required thereby) to the extent non-compliance could result in the Debt Financing not being available to draw down, (iv) upon satisfaction of the Conditions, consummate the Equity Financing and the Debt Financing at or prior to Closing, and (v) seek to cause the counterparties to the Commitment Letters to fulfil their obligations under the Commitment Letters in the event of a breach thereof by the Debt Financing Sources or equity providers under the Commitment Letters so long as all of the Conditions have been satisfied or waived.
(b)    Without the prior written consent of the Seller (which the Seller may withhold in its reasonable discretion) the Buyer shall not permit any replacement, assignment, amendment or modification to be made to, or any waiver of any provision or remedy under, any of the Commitment Letters, or release or consent to the termination of the obligations of the sources of the Equity Financing or the Debt Financing under any of the Commitment Letters if, in each case, it would adversely affect the availability of (or conditions to) sufficient funding in order to pay the Consideration when due.

(c)    The Buyer shall not use the proceeds of the Equity Financing or the Debt Financing for any purpose other than for the financing of its obligations to pay the Consideration (and related fees and expenses) when due.
(d)    The Buyer shall, and shall procure that any Affiliated Person that is a party to either Commitment Letter shall, comply with all its obligations to the extent non-compliance could result in the Debt Financing not being available to draw down and enforce all of its rights under the Debt Commitment Letter and undertakes to Seller that it shall:
(i)    take all actions required to draw down the Equity Financing and the Debt Financing enabling it to make all payments due to be made hereunder and to comply with its obligations hereunder, including to procure the satisfaction of all necessary conditions to draw down the Equity Financing and the Debt Financing under the Commitment Letters and to prevent the happening of any event of default or other circumstance which could result in the Equity Financing and the Debt Financing not being available to draw down;
(ii)    not, and will procure that any relevant Affiliated Person that is a party to the Commitment Letters shall not, take any action or fail to take any action (including to exercise and enforce its rights under the Commitment Letters) which could reasonably be expected to:
(A)    result in the Equity Financing or the Debt Financing not being available when required at Closing; or
(B)    (x) materially prejudice the ability of the Buyer to draw down the Debt Financing and (y) prejudice the ability of the Buyer to draw down the Equity Financing in each case of (x) and (y) in order to comply with its obligations under this Agreement at Closing; and provided that notwithstanding the foregoing, the Parties agree that the following would materially prejudice the ability of the Buyer to draw down the Debt Financing: (i) any amendment, termination, modification or waiver of the conditions to obtaining the Debt Financing, unless such amendment, termination, modification or waiver results in conditions that are in the aggregate substantially equivalent (or that are more favorable to the Buyer) or that would not materially affect the likelihood of such Debt Financing being available, (ii) any amendment, termination, modification or waiver that reduces the amount of the Debt Financing in a manner that would result in insufficient sources to consummate the Transaction or (iii) any amendment, termination, modification or waiver that materially adversely affects the ability of Buyer or its Affiliated Persons to enforce their rights against the other parties to the Debt Commitment Letter.
(e)    Notwithstanding anything herein to the contrary, none of the arrangement, consummation and obtaining of the Equity Financing or the Debt Financing by the Buyer is a condition to Closing and the obligations of the Buyer to consummate the Transaction and the other transactions contemplated by this Agreement are not subject to the availability of the Equity Financing or the Debt Financing.
6.6    Certain Workers
(a)    Notwithstanding anything to the contrary in Clause 8.6 and Clause 8.7, with respect to the Workers set forth in Schedule 14 (Sales Representatives for Retail Business):
(i)    during the Interim Period, the Seller shall terminate such Workers service contracts and shall procure that each of LVR and Scommesse (as applicable) use reasonable endeavours to facilitate that each such Worker is offered and accepts a contract for service, on terms that are reasonably consented to by the Buyer, with either of LVR or Scommesse (as applicable), in each case with effect subject to the occurrence of Closing; provided that the Seller shall keep the Buyer fully informed of such discussions with such Workers and the Buyer shall be permitted to participate in any discussions with such workers and shall be entitled to offer them any terms of contracts at Buyer’s sole discretion; and
(ii)    subject to Closing occurring, during the period commencing on the Closing Date and expiring on the date which is which is three (3) years following the Closing Date:
(A)    the Seller undertakes to the Buyer not to and shall procure that no Seller Group Company, without the prior consent of the Buyer (such consent to be given at the sole and absolute discretion of the Buyer), solicit or hire any such Worker whose contract for services has been terminated whether or not such person has accepted a contract for service with an Acquired Entity;
(B)    the Buyer undertakes to the Seller not to and shall procure that no Buyer Group Company, without the prior consent of the Seller (such consent to be given at the sole and absolute discretion of the Seller), solicit any Sales Representatives of the Seller.
(b)    Notwithstanding anything to the contrary in Clause 8.6 and Clause 8.7, with respect to the Workers set forth in Schedule 15 (Digital Marketing and Fraud Management Workers for Interactive Business):
(i)    during the Interim Period, the Seller shall and shall procure that each Seller Group Company and Acquired Entity uses reasonable endeavours and cooperates to the fullest extent possible and as permitted under applicable law with the Buyer Group and its Agents to allow the Buyer to transfer such Workers to the Acquired Entities or the Buyer not later than the Closing Date, which cooperation shall include allowing the Buyer to approach such Workers and entice them to transfer to the Acquired Entities and the Buyer Group from and after the Closing Date; and
(ii)    during the period commencing on the date of this Agreement and expiring on the date which is three (3) years following the Closing Date, the Seller undertakes to the Buyer not to and shall procure that no Seller Group Company offers, promises, indicates or makes any change to compensation, title or position of such Workers as compared to the compensation, title and position such Workers have on the date of this Agreement, other than required under applicable law.
(c)    Notwithstanding anything herein to the contrary, nothing in Clause 6.6(a) or Clause 6.6(b) is a condition to Closing and the obligations of the Buyer to consummate the Transaction and the other transactions contemplated by this Agreement are not subject to the relevant Workers transferring to or accepting roles or entering into agreements with an Acquired Entity.
6.7    Credit Collection / New Collection Mandates
(a)    During the Interim Period, the Seller shall use reasonable endeavours to obtain new collection mandates (the “New Collection Mandates”) from all existing retailers of LVR and Scommesse to replace the existing collection mandates in favour of the Seller (to the extent relating to the Acquired Business) (“Existing Collection Mandates”). To the extent New Collection Mandates have not been obtained from retailers of LVR or Scommesse on or before the date which is ten (10) Business Days prior to the Closing Date, the Seller shall (i) notify such retailers that their Existing Collection Mandates will be terminated on the Closing Date and that any payments due by such retailer thereafter shall be owed to LVR or Scommesse (as applicable), (ii) cause LVR or Scommesse (as applicable) to notify such retailers into which bank account they should make their payments following termination of their Existing Collection Mandate and (iii) terminate the Existing Collection Mandates from such retailers at Closing.
(b)    In connection with the replacement of the Existing Collection Mandates with the New Collection Mandates, the Seller shall use reasonable endeavours to make such updates to the IT systems and invoicing and VAT registers to ensure that from and after the Closing Date the Acquired Entities are able to use and operate the New Collection Mandates substantially in the same way as the Existing Collection Mandates are being operated prior to Closing.
(c)    Notwithstanding anything herein to the contrary, nothing in this Clause 6.7 shall be deemed to constitute a condition to Closing and the obligations of the Buyer to consummate the Transaction and the other transactions contemplated by this Agreement are not subject to New Collection Mandates being obtained from all applicable retailers of LVR and Scommesse.
6.8    Certain Contracts

(a)    During the Interim Period, the Parties shall cooperate to define jointly the actions to be undertaken and remedies to be pursued in connection with LVR’s existing contracts or relationships with MSLOT and the Other Hydra Entities, also in light of the interactions with the Governmental Authorities and/or other competent authorities as well as the development of the so called “Hydra” investigation.
(a)    To the extent requested by the Buyer, the Seller shall procure that LVR promptly takes any such actions as may be necessary to terminate with immediate effect all existing contracts or relationships with MSLOT and with any Other Hydra Entities (other than the Other Hydra Entities which are under judicial administration (amministrazione giudiziaria), supervision or other similar procedures), by enforcing the most appropriate and effective termination rights or other remedies as may be provided under the applicable law and the terms of the relevant contracts; provided that no action shall be taken that would contradict any indications of any relevant Governmental Authority and/or other competent authority.
6.9    Transition Planning Committee
(a)    Subject to applicable laws, including the ADM rules and regulations and competition, antitrust and merger control laws, statutes and regulations, during the Interim Period, the Buyer and the Seller shall establish promptly following a date of this Agreement a transition planning committee (the “Transition Planning Committee”) to plan for the effective business transition of the Acquired Entities to the Buyer Group post-Closing, which planning activities shall include:
(i)    preparatory transition activities set forth in Schedule 19 (Preparatory Integration Activities) and matters related to operational transition (including to ensure that the Buyer Group has effective access to the IT systems) of the Acquired Entities with the Buyer Group provided that any such plans made by the Transition Planning Committee shall not be implemented prior to Closing;
(ii)    tracking and providing details of progress made with respect to obtaining New Collection Mandates; and
(iii)    operational de-integration of the Acquired Entities from the Seller Group Companies, including, among others, ensuring that as of Closing (A) quarterly and monthly reporting activities will continue coherently and (B) all supplier contracts are correctly registered in the Acquired Entities’ name, provided that the Transition Planning Committee shall not have a right to give instructions or otherwise interfere with the management and conduct of any Acquired Entity and is otherwise subject to the legal, regulatory and compliance obligations of the Acquired Entities and any Seller Group Company.

(b)    Each of the Seller and the Buyer shall designate two (2) members of the Transition Planning Committee, provided that each of the Parties may re-designate their/its appointed members of the Transition Planning Committee from time to time (including, for the avoidance of doubt, re-appointing a previous member of the Transition Planning Committee) upon notice to the other Party of the name and contact information for the newly designated member.
(c)    Notwithstanding anything herein to the contrary, nothing in Clause 6.9(a) or Clause 6.9(b) shall be deemed to constitute a condition to Closing and the obligations of the Buyer to consummate the Transaction and the other transactions contemplated by this Agreement are not subject to the effective implementation of the business transition of the Acquired Entities to the Buyer Group post-Closing.
7.    Closing
7.1    Actions Prior to Closing
(a)    Prior to the Closing Date, the Seller shall provide the Buyer with a notice setting out:
(i)    the Agreed Leakage Amount (which notice shall be provided to the Buyer in writing at least five (5) Business Days prior to the Closing Date); and
(ii)    the total Closing Payment payable by the Buyer on Closing in accordance with paragraph 1 of Part 2 of Schedule 3 (Closing Arrangements).
(b)    In the event that Closing is deferred beyond the intended Closing Date in accordance with the terms of this Agreement and a notice has been delivered by the Seller to the Buyer in accordance with Clause 7.1(a) prior to such deferral occurring, the Seller shall be entitled to deliver a revised notice to the Buyer in accordance with Clause 7.1(a) and the previously submitted notice shall cease to apply or be relevant for all purposes to the extent a revised notice to the Buyer is delivered.
7.2    Closing
(a)    Closing shall take place remotely via the email exchange of the requisite documents and signatures and, to the maximum extent permitted by Law and solely to the extent required to perfect formalities in accordance with applicable Law, on the Closing Date at the offices of Cleary Gottlieb Steen & Hamilton located at Piazza di Spagna, 15, 00187 Rome, Italy, or at such other place as is agreed in writing by the Seller and the Buyer.
(b)    At Closing the Seller shall undertake those actions listed in Part 1 of Schedule 3 (Closing Arrangements) and the Buyer shall undertake those actions listed in Part 2 of Schedule 3 (Closing Arrangements).

8.    General Covenants and Post-Closing Covenants
8.1    Buyer’s Debt Financing
(a)    The Parties acknowledge the scope of the draft engagement letter substantially in the form set forth in Schedule 23 (PWC Engagement Letter Scope) (the “PWC Engagement Letter”), which shall be executed by PWC and an Acquired Entity (or Acquired Entities) as soon as practicable following the date of this Agreement, pursuant to which an Acquired Entity (or Acquired Entities) shall engage PWC to audit or review, as applicable, the financial statements relating to financial years 2019 and 2020 and 2021 quarterly financial statements (as required), as described therein (the “Carve-Out Financials”). The PWC Engagement Letter shall provide the scope and extent of involvement of the relevant Acquired Entity or the Acquired Entities (as applicable) in connection with the preparation of the Carve-Out Financials as well as the terms and conditions upon which customary audit opinions and reviews (as applicable) will be provided by the Acquired Entities to the Buyer. From the date the PWC Engagement Letter is signed until Closing, the Seller shall cause the Acquired Entities to comply with their obligations under the PWC Engagement Letter. The Parties acknowledge and agree that the Seller obligations under Clause 6.4(c)(i) and this Clause 8.1 shall be construed to commence on and from the date PWC Engagement Letter is executed (the “Engagement Date”) notwithstanding anything to the contrary.
(b)    From the Engagement Date until Closing, the Seller shall procure that each Acquired Entity shall prepare and deliver (and procure that their respective Agents prepare and deliver) (at the Buyer’s sole expense) to the Buyer the Carve-Out Financials.
(c)    From the date of this Agreement (and if reasonably required by the Buyer, following Closing), the Seller shall use reasonable endeavours to provide (and cause each Acquired Entity and its and their respective Agents to provide) such reasonable and customary assistance (at the Buyer’s sole expense) with the Debt Financing, as specifically indicated below:
(i)    using reasonable endeavours to provide information with respect to each Acquired Entity that is customarily required in the preparation and finalisation of any bank lender information memoranda, lender presentation, rating agency presentation, offering memoranda, marketing and other syndication or offering materials, assisting with the preparation of a customary description of the business and management discussion and analysis, in each case, with respect to each Acquired Entity and providing access to managers (to the extent they consent) that are reasonably required in order to confirm any such information or participate in any roadshow and, to the extent the PWC Engagement Letter is executed, to provide any undertaking or representation reasonably required in the delivery of the auditor opinions; and

(ii)    using reasonable endeavours to assist the Buyer, subject to the satisfaction or waiver of the Conditions, to facilitate the pledging of collateral at Closing (including over the equity interests of the Acquired Entities), the release of each Acquired Entity and any Seller Group Company from any guarantees (whether or not joint or several or both) given by, assumed by or binding on that Acquired Entity in relation to any liabilities of the Seller and any other Seller Group Company and the removal of any Encumbrances or securities at Closing, in each case in connection with the Debt Financing, in each case, at reasonable times and subject to reasonable prior notice in order to avoid interference with the conduct of the Acquired Business or the Retained Business; provided that failure by the Seller to comply with the foregoing cooperation obligations shall not relieve the Buyer of its obligations with respect to Closing and provided further that the Seller shall not be relieved from any liability from a failure to comply with such cooperation obligations, unless such failure is cured on or before the date which is fifteen (15) days following receipt of a notice of breach delivered by the Buyer to the Seller. In addition, notwithstanding the foregoing, nothing in this Agreement shall require such cooperation to the extent that it would (A) require any Acquired Entity to enter into any financing, purchase or other agreement that would be effective prior to Closing or (B) result in any Seller Group Company or officer, director, manager or other representative of any Acquired Entity or of any Seller Group Company incurring any personal liability with respect to any matters relating to the applicable financing. No Seller Group Company shall be required to pay any fees or expenses in connection with the applicable financing and no Acquired Entity shall be required to pay any such fees or expenses and shall be reimbursed by the Buyer for any out-of-pocket and documented costs and expenses incurred in respect thereto in accordance with Clause 8.1(d) below. The Buyer shall indemnify and hold harmless the Seller and its Affiliated Persons and each Seller Group Company and their respective representatives (each, an “Indemnified Person”) from and against any and all Losses suffered or incurred by them in connection with the applicable financing (except to the extent resulting from such Indemnified Person’s wilful misconduct, fraud or gross negligence).
(d)    The Buyer shall reimburse (or cause to be reimbursed) any documented out-of-pocket costs, fees and expenses incurred by the Seller, any Acquired Entity, and their respective Agents, in connection with any such cooperation provided under paragraphs (b) and (c) above, including any costs, fees and expenses arising from the PWC Engagement Letter, provided that the Buyer shall only reimburse the Acquired Entities and their Agents in case Closing does not occur. In the event this Agreement is terminated by a Party in accordance with Clause 5.5(d), the Seller undertakes to the Buyer not to use the Carve-Out Financials for any disposal or public offering with respect to the Acquired Entities or the Acquired Business.
8.2    Big Easy Loan

Immediately after Closing (or as early as reasonably practicably possible thereafter and in any event within five (5) Business Days following Closing), the Buyer shall cause Big Easy to prepay in full the Big Easy Loan if and to the extent it has not already been repaid, so long as the other Big Easy shareholders or their representatives in the board of directors of Big Easy consent to such prepayment and the underlying refinancing transaction, but solely to the extent consent is required under the by-laws of Big Easy or any other shareholder arrangement then in effect.
8.3    Adjustments Payment with respect to the Cash Pooling Arrangements
(a)    Within five (5) Business Days following Closing, the Seller shall deliver to the Buyer a statement setting out the Actual Cash Pooling Balance and the aggregated amount of any payment necessary to rectify any errors in the settlement of the Cash Pooling Arrangements at Closing (the “Cash Pooling Adjustment Payment”) with sufficient details (including as to whom the amounts are attributable) to enable the Buyer to ascertain how the Actual Cash Pooling Balance and the Cash Pooling Adjustment Payment was calculated.
(b)    Within sixty (60) days of receipt of the notice delivered under Clause 8.3(a), the Buyer may dispute the Actual Cash Pooling Balance and the Cash Pooling Adjustment Payment calculated by the Seller by delivering a notice to the Seller stating the reason for the dispute. If such notice is delivered by the Buyer, the provisions under Clause 4.6 (Expert Determination of Leakage) shall apply to the dispute with such changes as are necessary in the context of this Clause 8.3.
(c)    Within five (5) Business Days of the date arising on either (i) the expiry of the period set out in Clause 8.3(b) to the extent the Buyer has not delivered a notice of dispute thereunder or (ii) final determination of the Actual Cash Pooling Balance and the Closing Cash Pooling Adjustment Payment by the expert under Clause 4.6 (Expert Determination of Leakage), the Cash Pooling Adjustment Payment (as adjusted pursuant to any process under Clause 4.6 (Expert Determination of Leakage) (if applicable)) shall be paid as follows:
(i)    to the extent the Closing Cash Pooling Adjustment Payment requires a payment to the Seller Group to rectify any errors in the settlement of the Cash Pooling Arrangements at Closing, the Cash Pooling Adjustment Payment shall be paid by the Buyer to Seller; provided however that if and to the extent any such payment is already identified following delivery of the Seller’s statement under Clause 8.3(a), without prejudice to Buyer’s dispute right under Clause 8.3(b), the Buyer shall pay the Seller such amount identified in its statement under Clause 8.3(a) within five (5) Business Days following delivery of such statement; or
(ii)    to the extent the Closing Cash Pooling Adjustment Payment requires a payment to the Acquired Entities to rectify any errors in the settlement of the Cash Pooling Arrangements at Closing, the Cash Pooling Adjustment Payment shall be paid by the Seller to the Buyer; provided however that if and to the extent any such payment is already identified following delivery of the Seller’s statement under Clause 8.3(a), without prejudice to Buyer’s dispute right under Clause 8.3(b), the Seller shall pay the Buyer such amount identified in its statement under Clause 8.3(a) within five (5) Business Days following delivery of such statement, by telegraphic transfer in immediately available cleared funds and in each case to a bank account notified by the payee to the payor.
8.4    Wrong Pockets
Without prejudice to any other rights or remedies of the Seller or the Buyer under this Agreement, if, on or before the date which is two (2) years following the Closing Date, the Seller or the Buyer becomes aware that:
(a)    any assets or rights that predominantly relate to the Acquired Entities are in the possession or legal ownership of a Seller Group Company, i.e., the ownership of such assets was erroneously not vested in an Acquired Entity as part of the Carve-Out; or
(b)    any assets that relate to the Retained Business are in the possession or legal ownership of an Acquired Entity or a Buyer Group Company, the Seller or the Buyer (as the case may be) may give notice of this to the other. If such notice is given:
(c)    the other Party shall, as soon as practicable, at the Seller’s cost, and so far as it is legally capable, transfer or procure the transfer of such assets to a Seller Group Company or a Buyer Group Company or a nominee thereof (as applicable); and
(d)    each Party shall provide such assistance to the other Parties as is reasonably requested for the purposes of this Clause 8.4.
8.5    Forgotten Services
During the period commencing on the Closing Date and expiring on the date which is twelve (12) months following the Closing Date, the Buyer may advise the Seller of any forgotten services not covered by the TSAs, which are required to operate the Acquired Business in accordance with past practice in which case the Buyer and the Seller will reasonably discuss in good faith the provision of such forgotten services by a Seller Group Company, including with respect to price of such forgotten services.
8.6    Transfer of Workers
Notwithstanding Clause 8.7, during the period commencing on the Closing Date and expiring on the date which is two (2) years following the Closing Date (the “Non-Solicit Period”), the Buyer may request that any Worker of the Seller Group who is solely associated with the Acquired Business as of the date of this Agreement or the Closing Date and whose engagement is required to ensure the Acquired Business’ ability to operate in the ordinary course of business, be transferred to the Buyer Group, subject to ordinary course attrition of Workers and subject to agreement with each individual Worker, if so required under applicable law. If and to the extent the relevant Worker’s agreement is required in relation to such transfer, the Seller shall facilitate the relevant discussions between the relevant Worker and the Buyer Group. If following such discussions the Worker does not wish to be transferred to the Buyer Group, the Seller’s obligations under this Clause 8.6 in respect of such Worker shall be deemed fully discharged.
8.7    Restrictions on the Buyer
Non-Solicit
(a)    Except as provided in Clause 6.6, Clause 8.6 and Clause 8.7(b), the Buyer shall not, and shall procure that each other Buyer Group Company shall not, without the prior written consent of the Seller (such consent to be given at the sole and absolute discretion of the Seller) or the Seller’s Parent Undertaking (such consent to be given at the sole and absolute discretion of the Seller’s Parent Undertaking) solicit any Seller Key Workers from any Seller Group Company during the Non-Solicit Period.
(b)    Nothing in Clause 8.7(a) shall prevent or restrict any Buyer Group Company from placing any general advertisement to the public of employment by any Buyer Group Company to which any person referred to in Clause 8.7(a) responds, provided that such advertisement is not specifically targeted at any Seller Group Company nor any person employed by any Seller Group Company.
Rebranding Prohibition
(c)    The Buyer shall not, and shall procure that each other Buyer Group Company shall not, rebrand under the “Lottomatica” brand until the date which is the later of: (i) the date which is six (6) months following the date of this Agreement and (ii) the Closing Date.
Applicability and Acknowledgement
(d)    Each of the restrictions contained in this Clause 8.7 (Restrictions on the Buyer) is given to the Seller and each other Seller Group Company. Each such restriction shall be construed as a separate provision of this Agreement. If any such restriction is unenforceable but would be valid if reduced in scope or duration the restriction shall apply with the minimum modifications as may be necessary to make it valid and enforceable. The Buyer acknowledges that each such restriction is no greater than is reasonably necessary to protect the interests of each Seller Group Company and to enable the Seller Group Companies to establish the Retained Business on the market independently and fulfil its obligations with respect to the Gratta e Vinci Concession and the Lotto Concession.
8.8    Restrictions on Seller
Non-Compete
(a)    Except as provided in Clause 8.8(b), the Seller shall not, and shall procure that each other Seller Group Company shall not, without the prior written consent of the Buyer (such consent to be given at the sole and absolute discretion of the Buyer) conduct any activity of a competing nature with the Acquired Business in Italy during the period commencing on the Closing Date and expiring on the date which is three (3) years following the Closing Date (the “Non-Compete Period”).
(b)    Nothing in Clause 8.8(a) shall prevent or restrict any Seller Group Company from:
(i)    acquiring, directly or indirectly, an interest in a company or business in Italy which, as part of its broader business, conducts an activity that competes with the Acquired Business provided that the activities of the company or business to be acquired that compete with the Acquired Business do not account for more than 20% (twenty percent) of the EBITDA of the company or business to be acquired, provided that in no case will such acquired company or business conduct any online business that competes with the Acquired Business;
(ii)    carrying on the Retained Business or any development of the Retained Business other than through an expansion to an activity that is competing with the Acquired Business;
(iii)    conducting the online gaming business the Seller Group is required to conduct pursuant to the requirements of the Gratta e Vinci Concession and the Lotto Concession and the Seller Group shall not be restricted from conducting such online gaming business provided that such online gaming business should be the only online gaming business in Italy the Seller Group may conduct during the Non-Compete Period; or
(iv)    conducting in Italy any online business that is not an online gaming business including the online business connected with commercial and financial services currently conducted by the Seller Group as of the date of this Agreement.
Non-Solicit
(c)    Except as provided in Clause 8.8(d), but in any event subject to Clause 6.6, the Seller shall not, and shall procure that each other Seller Group Company shall not, without the prior written consent of the Buyer (such consent to be given at the sole and absolute discretion of the Buyer), solicit any Buyer Key Workers or Sales Representatives during the Non-Solicit Period.
(d)    Nothing in Clause 8.8(c) shall prevent or restrict any Seller Group Company from placing any general advertisement to the public of employment by any Seller Group Company to which any Buyer Key Worker responds, provided that such advertisement is not specifically targeted at the Buyer Group nor any person employed as of the Closing Date by any Buyer Group Company.
Prohibition on use of Business Intellectual Property
(e)    Except as provided in Clause 8.8(f), the Seller shall not, and shall procure that each other Seller Group Company and any of their Affiliated Persons shall not,

without the prior written consent of the Buyer as soon as practicable following the Closing Date (but in any event on or before the date which is one (1) month following the Closing Date), use any Business Intellectual Property (including Registered Intellectual Property) or any other mark, logo, name, colours, symbols or designs which, in the opinion of a reasonable person, is likely to being confused with any of the Business Intellectual Property, including the prohibitions on use described in Part 3 of Schedule 9 (Intellectual Property), provided however the Seller Group and any of its Affiliated Persons shall cease all use of “lottomaticaitalia.it”, “lottomatica.it” and “better.it” websites and all other domain names set forth in paragraph 2 of Part 2 of Schedule 9 (Intellectual Property) immediately from and after Closing.
(f)    Nothing in Clause 8.8(e) shall prevent or restrict any Seller Group Company from:
(i)    continuing to conduct business through use of the “Lottomatica” brand in relation to:
(A)    consumables that have already been printed and delivered to retail locations prior to the Closing Date; and
(B)    retail fixtures that are already in place prior to the Closing Date provided that such retail fixtures shall be removed or replaced with retail fixtures that do not contain the “Lottomatica” brand within six (6) months following the Closing Date; and
(ii)    continuing to conduct the business relating to “lottomaticards” issued by Cartalis provided that:
(C)    new cards shall be issued under a new brand from the later of Closing and 1 January 2021; and
(D)    use of the “Lottomatica” brand in relation to existing “lottomaticards” cards shall cease on the earlier of (A) the natural expiration of the relevant cards; and (B) the date which is eighteen (18) months following the Closing Date.
Applicability and Acknowledgement
(g)    Each of the restrictions contained in this Clause 8.8 (Restrictions on Seller) is given to the Buyer and each other Buyer Group Company. Each such restriction shall be construed as a separate provision of this Agreement. If any such restriction is unenforceable but would be valid if reduced in scope or duration the restriction shall apply with the minimum modifications as may be necessary to make it valid and enforceable. The Seller acknowledges that each such restriction is no greater than is reasonably necessary to protect the interests of each Buyer Group Company and to enable the Buyer Group Companies to establish the Acquired Business on the market independently.

8.9    Guarantees and Other Third Party Assurances
(a)    The rights and obligations of the Buyer and the Seller in relation to the Existing Credit Support Instruments and the Seller Group Credit Support Documents are set forth in Schedule 21 (Specified Credit Support Instruments).
(b)    As soon as practicable following the date of this Agreement, the Seller shall (i) use best endeavors to obtain, prior to Closing, and maintain, if obtained, until the earlier of satisfaction of the Existing Credit Support Instrument Release Condition and the Bridge Period Expiration Date, the Chubb Transaction Waiver and (ii) use reasonable endeavors to obtain, prior to Closing, and maintain, if obtained, until the satisfaction of the Existing Credit Support Instrument Release Condition, the Chubb Seller Waiver.
8.10    The Buyer’s Undertakings
(a)    Release: the Buyer on behalf of itself and on behalf of the Buyer Group, hereby irrevocably and unconditionally acknowledge and agree that neither the Seller, any Seller Group Company, any of their Affiliated Persons nor any of their Agents (the “Released Persons”):
(i)    makes any representation or warranty as to the financial data and other information (in whatsoever medium) provided under Clause 6.4(c) and Clause 8.1 (except to the extent set forth therein); and
(ii)    assumes any liability whatsoever and neither the Buyer or any Buyer Group Company may bring any Claim against any of the Released Persons with respect to any assistance provided by the Seller or any Seller Group Company with respect to the Debt Financing as contemplated by Clause 6.4(c) or Clause 8.1 other than to the extent of the Seller’s obligations to undertake the relevant actions set out in Clause 6.4(c) or Clause 8.1, as applicable, to the relevant standard specified therein;
(b)    Save for what is provided in Clause 8.10(c), the Buyer shall at its own cost procure that as soon as practicable and in any event within three (3) months following the Closing Date:
(i)    no Buyer Group Company shall use ‘IGT’, ‘International Game Technology’ or any other mark, logo, name, colours, symbol or design which, in the opinion a reasonable person, is likely to being confused with any of the aforementioned items including the specific requirements set out in the table contained in paragraph 1 of Part 2 of Schedule 9 (Intellectual Property); and
(ii)    all references to any Seller Group Company are removed from any formal document (whether electronic or any other medium), website, product and service offered of the Acquired Business.
(c)    The requirements of Clause 8.10(a) shall not apply to:

(i)    any pre-existing documents (whether electronic or any other medium) that are archived (A) on electronic back-up systems in the usual operations of the relevant person or (B) in accordance with the bona fide document retention policies; and
(ii)    any applications, software and documents, the alterations or modifications of which require certification, consent or approval by Governmental Authorities or changes to software; provided that such alterations or modifications under this Clause 8.10(c)(ii) shall be carried out as soon as reasonably practicable following the Closing Date and provided further that the Seller shall cooperate with the Buyer during the Interim Period for making such alterations or modifications, which cooperation shall include access to the Acquired Entities’ IT systems as may be reasonably requested by the Buyer acting in good faith; and provided further that the Buyer shall use reasonable endeavours to obtain any required certification, approval or consent from any Governmental Authority.
(d)    The Buyer shall, and shall procure that each other Buyer Group Company shall, during the period commencing on the Closing Date and expiring on the date which is ten (10) years following the Closing Date (the “Books and Records Retention Period”), preserve all books, records and documents of or relating to the Acquired Entities existing at Closing (together the “Books and Records”). During the Books and Records Retention Period, the Buyer shall, upon being given reasonable notice (and in any event on or before the date which is five (5) Business Days following notice from the Seller to the Buyer), permit the Seller and its Agents at reasonable times to inspect and to make copies of any Books and Records, provided that such permission is given by the Buyer solely to the extent required for a Seller Group Company to comply with the requirements of applicable law.
(e)    In the event that any proceeding, enquiry or investigation of any judicial or regulatory authority is pending at the time of the Books and Records Retention Period expires, or if at such time the Seller is in the process of using any Books and Records in connection with satisfying applicable laws or regulations, the Seller shall be entitled to continuing access to the Books and Records on the same terms as provided in Clause 8.10(d) for a further period until completion of the relevant proceeding, enquiry or investigation.
(f)    The Buyer shall, on the Closing Date:
(i)    hold a shareholders’ meeting of each Acquired Entity and resolve to irrevocably and unconditionally waive any claim or right of action against any and all directors, officers and statutory auditors of an Acquired Entity that are resigning or being removed (as applicable) on the Closing Date; and
(ii)    irrevocably and unconditionally waive and, in any case, shall not, and shall procure that each Acquired Entity shall not, promote or vote in favour of any claim or right of action,

in each case (i) except in cases of gross negligence, fraud or wilful deceit and (ii) in relation to matters arising from their office or appointment.
(g)    The Buyer shall indemnify and hold each director, officer and statutory auditor of an Acquired Entity that is resigning or being removed (as applicable) on the Closing Date harmless from and against all Losses suffered or incurred by such director, officer or statutory auditor (as applicable) in relation to matters arising from their office or appointment prior to Closing as a result of a claim being brought under any cause of action by the relevant Acquired Entity, except for Losses arising as a result of gross negligence, fraud or wilful misconduct.
(h)    For the period commencing on the Closing Date and expiring on the date which is six (6) years following the Closing Date, the Buyer shall maintain, or procure to be maintained, a run-off directors’ and officers’ liability insurance policy for the benefit of the directors and officers of an Acquired Entity resigning at Closing.
8.11    The Patent Box Application
The Seller and the Buyer each acknowledge and agree to comply with their respective obligations and that the other may exercise their respective rights set forth in Schedule 22 (Patent Box ).
9.    Seller’s Warranties, Indemnities and Limitation on Liability
9.1    Seller’s Warranties
(a)    The Seller warrants to the Buyer:
(i)    at the date of this Agreement that each of the Seller’s Warranties is true and accurate in all respects as of the date of this Agreement; and
(ii)    at Closing that each of the Seller’s Fundamental Warranties and each Seller’s Warranty not specified in Clause 9.1(a)(iii) is true and accurate in all respects as of Closing; and
(iii)    at Closing that each of the Seller’s Warranties specified in this Clause 9.1(a)(iii) is true and accurate in all material respects as of Closing on the basis that all qualifications and limitations set forth in Schedule 4 (Seller’s Warranties) as to “materiality,” “Material Adverse Effect” and words of similar import or meaning, in each case with respect to such Seller’s Warranties, shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any such Seller’s Warranties: Seller’s Warranty 6; Seller’s Warranty 8.3; Seller’s Warranty 9.3; Seller’s Warranty 13; Seller’s Warranty 14.2; Seller’s Warranty 15; Seller’s Warranty 16.5; Seller’s Warranty 17.1; Seller’s Warranty 18.3; Seller’s Warranty 20.8; Seller’s Warranty 20.12(i); Seller’s Warranty 21.4; Seller’s Warranty 21.12; Seller’s Warranty 21.16; and Seller’s Warranty 21.18.

The Seller’s Warranties are given subject to Clause 9.3 and Schedule 5 (Seller’s and Guarantor’s Limitations of Liability).
(b)    The Seller acknowledges that the Buyer is entering into this Agreement on the basis of and in reliance on representations in the terms of the Seller’s Warranties given under Clause 9.1(a).
(c)    Each of the Seller’s Warranties given under Clause 9.1(a) shall be separate and independent and (unless expressly provided otherwise) shall not be limited by reference to any other Seller’s Warranty given under Clause 9.1(a) or by anything in this Agreement or any other Transaction Document.
(d)    Any of the Seller’s Warranties that are qualified by the knowledge, belief or awareness of the Seller shall mean the actual (but not constructive or imputed) knowledge, belief or awareness of any member of the Seller’s Knowledge Group after making reasonable inquiry with respect to the particular matter in question.
(e)    The Buyer acknowledges and agrees that the individuals listed in the Seller’s Knowledge Group are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge, belief or awareness as set out in Clause 9.1(d) and not for the purpose of imposing any liability on or creating any duties owed by such individuals to the Buyer. The Buyer hereby covenants that it (i) has no rights against (and irrevocably and unconditionally waives and relinquishes any rights it may have against) such individuals and (ii) shall not make, or vote in favour of, a claim against such individuals, in each case of (i) and (ii) related to or arising out of this Agreement or any other Transaction Document and in each case of (i) and (ii), other than as a result of fraud.
9.2    Indemnities
(a)    The Seller shall indemnify the Buyer and each Acquired Entity against those matters identified in Schedule 5 (Seller Specific Indemnities).
(b)    The provisions of Schedule 5 (Seller’s and Guarantor’s Limitations of Liability) shall apply to this Clause 9.2 to the extent specifically applicable to the Seller Specific Indemnities, provided, for the avoidance of doubt, that the provisions of paragraphs 1 and 2(c) of Schedule 5 (Seller’s and Guarantor’s Limitations of Liability) shall not be applicable in respect of the Seller Specific Indemnities and provided further that no documents, information or materials Disclosed shall qualify the Seller Specific Indemnities or limit the liability in respect of the Seller Specific Indemnities.
(c)    Any payment under Clause 9.2(a) shall be made within five (5) Business Days on demand to the Buyer or at the Buyer’s direction.

9.3    Seller’s Limitation of Liability
The liability of the Seller in respect of Claims shall be limited as provided in Schedule 1 (Seller’s and Guarantor’s Limitations of Liability).
10.    Buyer’s Warranties
The Buyer warrants to the Seller at the date of this Agreement and at Closing that each of the Buyer’s Warranties is true and accurate in all respects as of the date of this Agreement.
11.    Insurance
11.1    The Seller shall, and shall procure that each Acquired Entity and each other Seller Group Company shall, continue in force all preexisting insurance cover in respect of the Acquired Entities or the Acquired Business by them up to and including the Closing Date.
11.2    With effect from Closing all insurance cover previously maintained by the Seller Group in respect of the Acquired Entities or the Acquired Business shall cease.
11.3    In the event that the Seller or the Buyer, at any time after the date of this Agreement, should wish to take out insurance against any liability which may arise under this Agreement, the Buyer or the Seller, as applicable, shall promptly provide to such other Party such information as the prospective insurer may reasonably require before effecting such insurance.
12.    No Right to Rescind or Terminate
12.1    Save for the Parties’ express right to terminate in accordance with Clause 5.5(d), the Parties shall not be entitled to rescind or terminate this Agreement, whether before or after Closing, and each Party waives all and any rights of rescission which it may have in respect of any matter to the full extent permitted by law, other than such rights in respect of fraud. Without prejudice to the generality of the foregoing, each Party agrees that the remedy of rescission is excluded in relation to all matters and shall not be available, save in respect of fraud.
12.2    If this Agreement is terminated by a Party in accordance with Clause 5.5(d), the rights and obligations of the Parties under this Agreement shall cease immediately, save in respect of antecedent breaches (but excluding any right of the Buyer to claim damages for breach of a Seller’s Warranty, the Seller to claim damages for a breach of a Buyer’s Warranty or either the Buyer or the Seller to claim for damages due to a breach of the others obligations under Clause 6 (PreClosing Obligations)) and under the Continuing Provisions.
13.    Confidentiality
13.1    Save as expressly provided in Clause 13.3, the Seller shall, and shall procure that each other Seller Group Company shall, treat as confidential the provisions of the Transaction Documents, all information it has received or obtained relating to the

Buyer Group in connection with the Transaction and, with effect from Closing, all information it possesses relating to each Acquired Entity and the Acquired Business, and shall not disclose or use any such information.
13.2    Save as expressly provided in Clause 13.3, the Buyer shall, and shall procure that each other Buyer Group Company shall, treat as confidential the provisions of the Transaction Documents, all information it has received or obtained about the Seller Group in connection with the Transaction and, at all times prior to Closing, all information it possesses relating to each Acquired Entity and the Acquired Business, and shall not disclose or use any such information.
13.3    A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it is permitted pursuant to the Confidentiality Agreements (notwithstanding the expiration of any of the Confidentiality Agreements).
13.4    The confidentiality restrictions in this Clause 13 shall continue to apply after the termination of this Agreement pursuant to Clause 5.5(d) without limit in time.
14.    Announcements
14.1    Save as expressly provided in Clause 14.2, no announcement shall be made by or on behalf of a Party or a member of the Relevant Party’s Group relating to the Transaction (whether Closing has occurred or not) or the terms of the Transaction Documents without the prior written consent of the other Party, such approval not to be unreasonably withheld or delayed.
14.2    A Party may make an announcement relating to the terms of the Transaction Documents if (and only to the extent) required by the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body provided that prior notice of any announcement required to be made is given to the other Parties in which case such Party shall take all steps as may be reasonable in the circumstances to agree the contents of such announcement with the other Parties prior to making such announcement.
15.    Guarantee and Indemnity
15.1    In consideration of the Buyer entering into this Agreement, the Guarantor irrevocably and unconditionally guarantees to the Buyer punctual performance by the Seller of all of the Seller’s obligations under this Agreement and the Guarantor:
(a)    whenever the Seller does not pay any amount when due under or in connection with this Agreement, shall immediately on demand pay that amount as if it was the principal obligor; and
(b)    whenever the Seller fails to perform any other obligations under this Agreement, shall immediately on demand perform (or procure performance of) and satisfy (or procure the satisfaction of) that obligation, so that the same benefits are conferred on the Buyer as it would have received if such obligation had been performed and satisfied by the Seller.

15.2    The Guarantor, as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities provided in Clause 15.1, shall indemnify and hold the Buyer harmless from and against any Loss suffered or incurred by it as a result of the nonperformance by the Seller of any of its obligations under this Agreement or any other Transaction Document.
15.3    This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable or obligations performed by the Seller under this Agreement and the other Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.
15.4    Save to the extent provided in Clause 15.5, the obligations of the Guarantor will not be discharged or affected by:
(a)    any time, waiver or consent granted to the Seller or any other person;
(b)    the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against the Seller under this Agreement;
(c)    the insolvency (or similar proceedings) of the Seller, any incapacity or lack of power, authority or legal personality of the Seller or change in control, ownership or status of the Seller; or
(d)    any amendment to this Agreement.
15.5    For the avoidance of doubt, the Guarantor shall have no liability under this Clause 15 in respect of any liability of the Seller under this Agreement to the extent that such liability is excluded by any provision of Schedule 1 (Seller’s and Guarantor’s Limitations of Liability) and, where any obligation or liability of the Seller is either:
(a)    amended or varied in accordance with Clause 17.7 (Variations); or
(b)    waived to any extent in a manner that is effective in accordance with Clause 17.9 (Remedies and Waivers), the Guarantor’s obligations under this Clause 15 in respect of such obligation or liability as it subsists following such amendment, variation or waiver shall be determined by reference to such obligation as so amended or varied, or taking account of the extent to which such obligation or liability has been so waived.
15.6    Notwithstanding anything to the contrary, the Buyer shall not, at any time, be entitled to recover any more under this Clause 15 in respect of any matter than the Buyer would be entitled to recover from the Seller in respect of such matter.
15.7    Until all amounts which may be or become payable by the Seller under or in connection with this Agreement and any other Transaction Document have been irrevocably paid in full the Buyer shall not be obliged to apply any sums held or received by it from the Guarantor towards payment of the Seller’s obligations.
15.8    The Guarantor warrants to the Buyer that each of the Seller’s Warranties set out in paragraph 1 and paragraph 3 of Schedule 1 (Seller’s Warranties) (as if references to

“Seller” were references to “Guarantor”) is true and accurate in all respects as of the date of this Agreement and the Closing Date.
15.9    The Guarantor acknowledges that the Buyer is entering into this Agreement on the basis of and in reliance on representations in the terms of the Guarantor’s warranties given under Clause 15.8.
15.10    Each of the Guarantor’s warranties given under Clause 15.8 shall be separate and independent and (unless expressly provided otherwise) shall not be limited by reference to any warranty given by the Guarantor under Clause 15.8 or by anything in this Agreement or any other Transaction Document.
16.    Payments
Any payments by a Party pursuant to this Agreement shall be made in full, without any set off, counterclaim, restriction or condition and disregarding any Claim or restriction of the paying Party provided that the Buyer is entitled to set off any Claim for Leakage which is substantiated against either the First Deferred Payment or the Second Deferred Payment.
17.    Miscellaneous
17.1    Notices
(a)    Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice may be delivered personally or sent by email, prepaid recorded delivery or international courier to the address provided in Clause 17.1(c), and marked for the attention of the person specified in that Clause.
(b)    A Notice shall be deemed to have been received:
(i)    at the time of delivery if delivered personally;
(ii)    at the time of sending if sent by email, provided that recipient shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipients;
(iii)    two (2) Business Days after the time and date of posting if sent by prepaid recorded delivery; or
(iv)    three (3) Business Days after the time and date of posting if sent by international courier, provided that if deemed receipt of any Notice occurs after 6:00 pm or is not on a Business Day, deemed receipt of the Notice shall be 9:00 am on the next Business Day. References to time in this Clause 17.1 are to local time in the country of the addressee.

(c)    The addresses and fax numbers for service of Notice are:
Seller:
Name:    Lottomatica Holding S.r.l.
Address:    Viale del Campo Boario 56/D
    00154 Rome
    Italy
For the attention of:    Legal Department
Email:    lottomaticah@pec.it
With copies to:    Lottomatica Holding S.r.l.
    c/o IGT Global Solutions Corporation
    IGT Center
    10 Memorial Boulevard
    Providence, RI 02903-1160
    USA
    For the attention of:    Legal Department
    Email:    legalnotices@igt.com
    White & Case LLP
    5 Old Broad Street
    London EC2N 1DW
    United Kingdom
    Attention: Michael Immordino / Philip Broke
    Email:     mimmordino@whitecase.com
        pbroke@whtiecase.com
    NCTM    Studio Legale
    Via Agnello 12
    20121 – Milano
    Italy
    Attention: Alberto Toffoletto
    Email: alberto.toffoletto@nctm.it
Guarantor:
Name:    International Game Technology PLC
Address:    Marble Arch House, Second Floor
    66 Seymour Street
    London W1H 5BT
    England
For the attention of:    Legal Department
E-mail:    legalnotices@igt.com

With copies to:    International Game Technology PLC
    c/o IGT Global Solutions Corporation
    IGT Center
    10 Memorial Boulevard
    Providence, RI 02903-1160
    USA

    For the attention of:    Legal Department
    Email:    legalnotices@igt.com

    White & Case LLP
    5 Old Broad Street
    London EC2N 1DW
    United Kingdom
    Attention: Michael Immordino / Philip Broke
    Email:     mimmordino@whitecase.com
        pbroke@whitecase.com

    NCTM    Studio Legale
    Via Agnello 12
    20121 – Milano
    Italy
    Attention: Alberto Toffoletto
    Email: alberto.toffoletto@nctm.it

Buyer:
Name:    Gamenet Group S.p.A.
Address:    Via degli Aldobrandeschi, 300
00163 Rome
Italy
For the attention of:    Guglielmo Angelozzi, Chief Executive Officer
Valentina Lazzareschi, General Counsel
Email:    G.Angelozzi@gamenetgroup.it
V.Lazzareschi@gamenetgroup.it
With a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
Alder Castle, 10 Noble Street
London EC2V 7JU
United Kingdom
Attention: Ramy Wahbeh
Email: rwahbeh@paulweiss.com

Latham & Watkins
Corso Matteotti, 22
20121 Milan
Italy
Attention: Stefano Sciolla
Email: stefano.sciolla@lw.com

(d)    A Party shall notify the other Party of any change to its details in Clause 17.1(c) in accordance with the provisions of this Clause 17.1, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

17.2    Duties
The Buyer shall pay all Duties in respect of the execution, delivery and performance of this Agreement and any agreement or document entered into or signed under this Agreement (including the Transaction Documents).
17.3    Costs and Expenses
Except as provided otherwise, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement or the other Transaction Documents, save that the Buyer shall pay all costs, fees and Taxes applicable in connection with the involvement of any public notary for Closing and any transfer or registration Taxes and any VAT relating to the Transaction and the Transaction Documents.
17.4    Assignment
Except as provided otherwise, no Party may assign, transfer, create an Encumbrance over, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or the other Transaction Document (including any cause of action arising in connection with any of them) or of any right or interest in any of them, provided that this Agreement will bind and continue for the benefit of any successor to the Buyer and provided further that (i) the Seller may assign to an Affiliated Person of a Seller Group Company its rights with respect to the First Deferred Payment and the Second Deferred Payment without the consent of any other Party (ii) the Buyer may collaterally assign its rights under this Agreement in connection with the Debt Financing.
17.5    Further Assurance
Subject to Clause 17.2 and Clause 17.3, each Party shall do all things and execute all further documents necessary to give full effect to this Agreement.
17.6    Severance and Validity
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.
17.7    Variations
No variation or restatement of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.
17.8    Entire Agreement
(a)    This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them (other than the Confidentiality Agreement) relating to the sale and purchase of the Transfer Interests and the Acquired Business (as relevant).

(b)    Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever by any other Party or any of its Related Persons which is not expressly incorporated into this Agreement or the relevant Transaction Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any other Transaction Document other than pursuant to this Agreement or the relevant Transaction Document and each Party waives all and any other rights or remedies.
(c)    A Party’s only right or remedy in respect of any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or that Transaction Document, and no Party shall have any right or remedy in respect of misrepresentation (whether negligent or innocent and whether made prior to or in this Agreement) and each Party waives all and any rights or remedies in respect of misrepresentation which it may have in relation to any matter to the fullest extent permitted by law.
(d)    Save for any claim under or for breach of this Agreement or any other Transaction Document, no Party nor any of its Related Persons shall have any right or remedy, or make any claim, against any other Party nor any of its Related Persons in connection with the Transaction.
(e)    In this Clause 17.8, “Related Persons” means, in relation to a Party, members of the Relevant Party’s Group and the Agents of that Party and of members of the Relevant Party’s Group.
(f)    Nothing in this Clause 17.8 shall operate to limit or exclude any liability for fraud.
17.9    Remedies and Waivers
(a)    No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.
(b)    No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement, save to the extent otherwise provided in Schedule 1 (Seller’s and Guarantor’s Limitations of Liability), shall constitute a waiver of such right or remedy.
(c)    The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.
(d)    The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law except as otherwise expressly provided.

17.10    Effect of Closing
The provisions of this Agreement and of the other Transaction Documents which remain to be performed following Closing shall continue in full force and effect notwithstanding Closing.
17.11    Third Party Rights
(a)    This Agreement is made for the benefit of the Parties and their successors and is not intended to benefit any other person, and no other person shall have any right to enforce any of its terms, except that:
(i)    Clause 6.6(a)(ii)(A) and Clause 8.8(c) is intended for the benefit of each Buyer Group Company;
(ii)    Clause 6.6(a)(ii)(B) and Clause 8.7 (Restrictions on the Buyer) is intended for the benefit of each Seller Group Company;
(iii)    Clause 8.9 (Guarantees and Other Third Party Assurances) is intended to benefit the Seller Group Companies and the Acquired Entities;
(iv)    Clause 8.10(a) is intended to benefit the Released Persons;
(v)    Clause 8.10(f) and Clause 8.10(g) are intended to benefit the directors, officers and statutory auditors of each Acquired Entity that are resigning or being removed (as applicable) on the Closing Date;
(vi)    Clause 9.1(e) is intended to benefit each individual specified in the Seller’s Knowledge Group;
(vii)    Clause 13 (Confidentiality) is intended to benefit the Seller Group Companies and the Buyer Group Companies (as applicable); and
(viii)    Clause 17.8 (Entire Agreement) is intended to benefit each Party’s Related Persons; and
(ix)    Schedule 21 (Specified Credit Support Instruments) is intended to benefit each Seller Group Company and each ‘Acquired Entity Credit Support Provider’(as that term is defined in Schedule 21 (Specified Credit Support Instruments)),
and each such Clause or Schedule (as applicable) shall be enforceable by any of them to the fullest extent permitted by law, subject to the other terms and conditions of this Agreement.
(b)    The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.
17.12    Counterparts
This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all counterparts shall together constitute one and the same instrument.

17.13    Time of the Essence
Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.
17.14    Governing Law and Jurisdiction
(a)    This Agreement, including any noncontractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with English law.
(b)    Save as expressly provided in Clause 4.6 (Expert Determination of Leakage), subject to Clause 17.14(c), the Parties agree that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings arising out of or in connection with this Agreement (including any noncontractual obligations arising out of or in connection with this Agreement) (“Proceedings”) and, for such purposes, irrevocably submit to the jurisdiction of such courts.
(c)    Save as expressly provided in Clause 4.6 (Expert Determination of Leakage), the Parties agree that if any claim, dispute or difference of whatever nature arises under or in connection with this Agreement or any other Transaction Document (including a claim, dispute or difference regarding its existence, termination or validity or any noncontractual obligations arising out of or in connection with this Agreement or any other Transaction Document) (a “Dispute”), the provisions of this Clause 17.14 shall apply. Any Party may notify the other Parties of a Dispute (a “Dispute Notice”), whereupon the Parties shall attempt to resolve the Dispute. If a full and final binding written agreement in settlement of any elements of the Dispute has not been entered into during the period commencing on the date of service of the Dispute Notice and expiring on the date which is twenty (20) Business Days following such date, any Party shall be entitled to institute Proceedings under this Agreement in respect of those elements of the Dispute against any other Party.
17.15    Agent for Service of Process
(a)    The Seller irrevocably appoints the Guarantor and the Buyer irrevocably appoints Apollo Management International LLP, in each case as its agent for service of process in England.
(b)    If any person appointed as agent for service of process ceases to act as such the relevant Party shall immediately appoint another person to accept service of process on its behalf in England and notify the other Party of such appointment. If the relevant Party fails to do so on or before the date which is ten (10) Business Days following the date such person ceases to act as agent for service of process, then the other Party shall be entitled by notice to the relevant Party to appoint a replacement agent for service of process.
This Agreement has been entered into by the Parties on the date first above written.

Signed for and on behalf of Lottomatica Holding S.r.l.	/s/ Fabio Celadon By: Fabio Celadon, Title: Authorized Representative

[Signed for and on behalf of International Game Technology PLC	/s/ Fabio Celadon By: Fabio Celadon Title: Executive Vice President, Strategy and Corporate Development

Signed for and on behalf of Gamenet Group S.p.A.	/s/ Guglielmo Angelozzi By: Guglielmo Angelozzi Title: Chief Executive Officer

Schedule 1

The Acquired Entities

Company name	:	Lottomatica Videolot Rete S.p.A.
Company number	:	08360081007
Date of incorporation	:	1 February 2005
Registered address	:	Viale del Campo Boario, 56/d, Rome, Italy
Issued share capital	:	€3,238,103 (three million two hundred thirty-eight thousand one hundred three Euros)
Shareholder	:	The Seller (holder of 100% (one hundred percent) of the issued share capital)
Directors	:	Alessandro Paciucci (chairman and managing director) Chiara Pomarici (managing director) Barbara Bozzelli
Auditors	:	Francesco Martinelli (chairman) Giulio Gasloli Cesare Andrea Grifoni
Accounting reference date	:	31 December

Company name	:	Lottomatica Scommesse S.r.l.
Company number	:	09257071002
Date of incorporation	:	20 December 2006
Registered address	:	Viale del Campo Boario, 56/d, Rome, Italy
Issued share capital	:	€22,773,394 (twenty-two million seven hundred seventy-three thousand three hundred ninety-four Euros)
Shareholder	:	The Seller (holder of 100% (one hundred percent) of the issued share capital)
Directors	:	Alessandro Fiumara Barbara Bozzelli Ludovico Calvi
Auditors	:	Angelo Gaviani (chairman) Francesco Martinelli Francesco Deganello
Accounting reference date	:	31 December

Company name	:	Big Easy S.r.l.
Company number	:	03342150988
Date of incorporation	:	24 June 2011
Registered address	:	Viale del Campo Boario, 56/d, Rome, Italy

Issued share capital	:	€2,300,000 (two million three hundred thousand Euros)
Shareholders	:	LVR (holder of 56% (fifty-six percent) of the issued share capital) Faro Games S.r.l. Lubox S.r.l. Unipersonale
Directors	:	Chiara Pomarici (chairman) Roberto Marai (vice-chairman, managing director) Luca Ariano (managing director) Barbara Bozzelli Paolo De Blasio
Auditors	:	Arrigo Bandera (chairman) Francesco Rocco Roberto Munno
Accounting reference date	:	31 December
Schedule 1

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Schedule 2

Conditions
1.    ADM Clearance
The ADM having approved or not opposed (nulla osta), to the extent necessary, to the change of ownership structure of the Acquired Entities with respect to the Acquired Entities’ Concessions, either unconditionally or subject to remedies, whether express or implied (due to expiration of the relevant waiting period or otherwise), in each case that has not been revoked, rescinded, annulled or overturned.
2.    Antitrust Clearance
Insofar as the Transaction has been referred to a competent Regulatory Authority, the relevant Regulatory Authority having granted its consent, approval, clearance, confirmation or license with respect to the change of the ownership structure of the Acquired Entities arising as a result of the Transaction under the applicable competition, antitrust and merger control laws, statutes and regulations, either unconditionally or subject to remedies, whether express or implied (due to expiration of the relevant waiting period or otherwise), in each case that has not been revoked, rescinded, annulled or overturned.
3.    Concessions
The Seller shall have provided to the Buyer a certificate executed by a duly authorized officer or director of the Seller certifying that at the Closing Date:
(a)    the Acquired Entities’ Concessions are in full force and effect (including as a result of any prorogation granted by the ADM), except where they have expired in accordance with their terms (provided that appropriate steps have been taken to extend or prorogate any of the relevant Acquired Entities’ Concessions (if such extension or prorogation is available)); and
(b)    no procedure has been opened by the ADM (and is continuing) or no measure has been issued in accordance with applicable laws (and not withdrawn) which, in each case, is reasonably likely to cause a revocation of any of the Acquired Entities’ Concessions and which is not capable of being cured.
4.    Legal Impediment
No injunction, restraining order or other order or any other legal or regulatory restraint or prohibition having been issued or made by any Governmental Authority which prevents the consummation of the Transaction and the other transactions contemplated by this Agreement.
5.    Collection Mandates
The Seller shall have provided to the Buyer a certificate executed by a duly authorised officer of the Seller Group or a duly authorised director of the Seller certifying that no less than:

(a)    1,125 (one thousand one hundred twenty-five) New Collection Mandates have been obtained with respect to the Existing Collection Mandates for retailers of Scommesse offering sports betting;
(b)    4,320 (four thousand three hundred twenty) New Collection Mandates have been obtained with respect to the Existing Collection Mandates for retailers of top-up of online gaming accounts; and
(c)    125 (one hundred twenty-five) New Collection Mandates have been obtained with respect to the Existing Collection Mandates for retailers of LVR.

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Schedule 3

Closing Arrangements
Part 1

Seller’s Obligations
At Closing the Seller shall:
1.    Procure that meetings of the board or of the shareholders (as the case may be) of each of LVR and Scommesse are held at which:
(a)    in the case of:
(i)    LVR, the sale of the LVR Shares; and
(ii)    Scommesse, the sale of the Scommesse Quotas,
(iii)    to the Buyer be acknowledged (or, to the extent required approved) and, if appropriate, it shall be resolved that the transfer of the Transfer Interests shall be approved for registration and (subject to satisfaction of such legal or other requirements as are necessary for the registration to be effected) the transferee entered into the register of members;
(b)    new auditors (sindaci) shall be appointed in accordance with the Buyer’s nominations;
(c)    new directors shall be appointed in accordance with the Buyer’s nominations; and
(d)    the resignations of, and related waivers of any claims from, the directors and Auditors referred to in paragraph 4(b) shall be tendered and accepted with effect from the close of the meeting.
2.    Deliver to the Buyer or the Buyer’s Lawyers:
(a)    a copy of the fully executed Source Code License Agreements executed by the licensor and the licensee;
(b)    copies of the fully executed TSAs and the Reverse TSAs;
(c)    all necessary documents duly executed to enable title to the Transfer Interests to pass fully and effectively into the name of the Buyer or such other person as the Buyer may nominate;
(d)    the share certificates representing the LVR Shares duly endorsed in favour of the Buyer (or such other person as the Buyer may nominate) with signatures certified by an Italian notary;
(e)    a copy of each power of attorney under which any document to be delivered to the Buyer has been executed;

(f)    a copy of the minutes of the meeting of the board or supervisory board of directors of the Acquired Entities referred to in paragraph 1 (as necessary to provide valid authorisation);
(g)    a copy of the minutes of the shareholders’ meeting of LVR resolving on the amendment of the by-laws referred to in Clause 6.4(f) of the Agreement;
(h)    the resignations of, and related waivers of any claims from, LVR’s nominee directors on the board of Big Easy and LVR’s nominee Auditors of Big Easy;
(i)    a copy of the notice of call of a shareholders’ meeting of Big Easy to be held on the Closing Date and to resolve upon the appointment of new directors and auditors, which shall have been duly sent in accordance with the by-laws of Big Easy;
(j)    an officer certificate executed by a duly authorized officer or director of the Seller delivered pursuant to paragraph 3 of Schedule 2 of this Agreement; and
(k)    an officer certificate executed by a duly authorized officer or director of the Seller delivered pursuant to paragraph 5 of Schedule 2 of this Agreement.
3.    Execute with the Buyer (or such other person as the Buyer may nominate) a notarial deed governing the transfer of the Scommesse Quotas for the purposes of article 2470 of the Italian Civil Code, with signatures certified by an Italian notary.
4.    Deliver to the Buyer (to the extent not already in the possession of an Acquired Entity):
(a)    the statutory books of the Acquired Entities; and
(b)    written resignations in the agreed form of Schedule 13 (Form of Resignation and Waiver Letter) to take effect from Closing of all the directors and Auditors (if any) each of the Acquired Entities, together with such further documents or confirmations, if any, as are needed to effect a valid and legally-binding resignation and satisfy all applicable legal and regulatory requirements in relation to that resignation.
5.    To the extent that the Closing Cash Pooling Balance notified pursuant to Clause 6.4(a)(i) contemplates an amount attributable to the Acquired Entities, procure that an amount in cash equal to balances attributable to the Acquired Entities are transferred to the Acquired Entities.

Part 2

Buyer’s Obligations
At Closing the Buyer shall or shall procure an Affiliated Person designated by the Buyer to:

2

1.    procure that the Closing Payment shall be transferred to the Seller’s Designated Account by telegraphic transfer in immediately available cleared funds;
2.    to the extent that the Closing Cash Pooling Balance notified pursuant to Clause 6.4(a)(i) contemplates an amount attributable to the Seller Group, procure that an amount in cash equal to the Closing Cash Pooling Balance shall be transferred to the Seller’s Designated Account by telegraphic transfer in immediately available cleared funds;
3.    execute with the Seller a deed governing the transfer of the Scommesse Quotas for the purpose of article 2470 of the Italian Civil Code, with signatures certified by an Italian notary;
4.    execute and deliver or procure the execution and delivery of the Source Code License Agreements, executed by the licensee, to the Seller;
5.    deliver to the Seller or the Seller’s Lawyers certified copies of the minutes of the shareholders’ meeting of each Acquired Entity resolving those matters specified in Clause 8.10(f)(i); and
6.    deliver to the Seller the Buyer Credit Support Instruments (as that term is defined in Schedule 21 (Specified Credit Support Instruments)).
Schedule 1

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Schedule 4

Seller’s Warranties
1.    Incorporation; Authority and Binding Effect
1.1    The Seller has been duly incorporated and is validly existing under the laws of the Republic of Italy.
1.2    The Seller has the requisite power and authority to execute and deliver this Agreement, to which it is a party and all other documents executed by the Seller which are to be delivered at Closing and to perform its obligations thereunder and to consummate the Transaction. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, assuming due and valid execution and delivery of this Agreement by the Buyer, the valid and binding obligation of the Seller, enforceable against the same in accordance with its terms and pursuant to applicable law.
1.3    The Seller is not insolvent or unable to pay its debts under the insolvency laws of the jurisdiction of its incorporation nor has it stopped being able to pay its debts as they fall due. No order has been made, petition presented or resolution passed for the windingup of the Seller. No administrator, receiver, manager or equivalent officer has been appointed by any person in respect of the Seller or all or any material part of its assets, and, so far as the Seller is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed relating to the Seller. The Seller has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.
2.    The Transfer Interests and the Acquired Entities
2.1    The Seller is the sole legal and beneficial owner of, and has lawful, good and marketable title to, all of the Transfer Interests free from all Encumbrances.
2.2    LVR is the sole legal and beneficial owner of, and has lawful, good and marketable title to, fifty-six percent (56%) of the fully diluted corporate capital of Big Easy free from all Encumbrances.
2.3    The Transfer Interests are duly authorized, validly issued, in registered form, constitute the entire issued corporate capital of each of LVR and Scommesse and, in each instance, are fully paidup and not issued in violation of any pre-emptive or similar rights. The shares in the capital of Big Easy are duly authorized, validly issued, in registered form and are fully paidup and not issued in violation of any pre-emptive or similar rights.
2.4    The Transfer Interests constitute the whole of the issued corporate capital of LVR and Scommesse and there are no outstanding subscriptions, warrants, options, calls, rights of first offer, rights of first refusal, tag along rights, drag along rights, or commitments or rights of any character relating to or entitling any person to purchase or otherwise acquire any shares, quotas or interests of the Acquired Entities, and there are no obligations or securities having the right to vote on any matters on which the Seller may vote or convertible into or exchangeable for shares of any shares of the Acquired

Entities or any commitments of any character relating to or entitling any person to purchase or otherwise acquire any such obligations or securities. There are no contracts or arrangements under which an Acquired Entity is obligated to repurchase, redeem or otherwise acquire any shares of an Acquired Entity. No shares of an Acquired Entity are reserved for issuance.
2.5    Neither of LVR or Scommesse owns any legal or beneficial interest in any shares, securities or participation interests of any kind in any undertaking other than the interests in Big Easy. Big Easy owns no legal or beneficial interest in any shares, securities or participation interests of any kind in any undertaking.
2.6    Schedule 1 (The Acquired Entities) lists the particulars of each Acquired Entity.
2.7    True and correct copies of the constitutional documents of each Acquired Entity have been made available in the Data Room.
2.8    Each Acquired Entity has been duly incorporated and is validly existing under the laws of the Republic of Italy.
2.9    Each Acquired Entity has the full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned. Each Acquired Entity is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it. No Acquired Entity is subject to any reorganization, liquidation, insolvency, bankruptcy or other similar proceedings under Italian law nor has it stopped payment of its debts as they fall due or is unable to pay its debts as they fall due.
3.    No conflict
3.1    The execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement do not, and as of the Closing Date, will not:
(a)    conflict with, or result in the breach of, or constitute a default under, the by-laws or other governing documents of any of the Seller or the Acquired Entities; or
(b)    be in default in the performance or observance of any obligation, agreement, undertaking or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, guarantee, letter of credit, licence or other agreement or instrument, including any concession or license to operate the Acquired Business, or to which any of the property or assets of the Seller or the Acquired Entities are subject; or
(c)    be in default in the performance or observance of any obligation, agreement, undertaking or condition contained in any Acquired Entities’ Concessions; or
(d)    conflict with, or result in the breach or violation of any statute, order, rule, regulation of any court or governmental agency or body having jurisdiction over the Seller or any of the Acquired Entities, including any Gaming and Betting Laws; or

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(e)    allow or result in the imposition of any penalty under, or the revocation or termination of, any Acquired Entities’ Concession, except for any such conflict, breach, default or violation under paragraphs 3.1(b) or 3.1(d) that would not, individually or in the aggregate, materially impede or delay Closing or otherwise prevent the Transaction.
3.2    The Seller is not subject to any order, judgment, direction, investigation or other proceedings by any Governmental Authority that would reasonably be expected to prevent or delay Closing.
4.    Accounts
4.1    The Last Accounts have been prepared in good faith and with all due care and attention, and in accordance with the Accounting Principles and consistently with the prior two accounting periods subject to any changes required under IFRS.
4.2    The Last Accounts present fairly and accurately the financial position of each Acquired Entity and Optima at the Locked Box Date, as well as the results of operations and cash flows for the year ended at the Locked Box Date.
4.3    Save as Disclosed in the Last Accounts, the Last Accounts were not affected in any material respect by any unusual or non-recurring items.
4.4    Save as disclosed in the Last Accounts, the Last Accounts applied the Accounting Principles in a manner consistent and therefore on the same basis as applied by the Acquired Entities and Optima in the preparation of the statutory financial statements for the accounting period ended 31 December 2018.
4.5    The Locked Box Accounts present fairly and accurately the aggregation of the Last Accounts.
4.6    The books and records of the Acquired Entities and Optima have been properly maintained in all material respects in accordance with applicable laws and regulations and are in possession of the Acquired Entities and Optima, as applicable.
5.    Position since the Locked Box Date
Since the Locked Box Date:
(a)    the Acquired Business has been carried on in the ordinary course;
(b)    other than pursuant to the Carve-Out or in the ordinary course of business, no assets of a value, individually or in aggregate, in excess of €2,500,000 (two million five hundred thousand Euros) have been acquired or disposed of by any Acquired Entity, nor has there been any agreement to acquire or dispose of any such assets;
(c)    other than pursuant to the Carve-Out or in the ordinary course of business, no liabilities (actual or contingent) have been incurred by or arisen in relation to any Acquired Entity which are either unquantifiable or of an aggregate amount in excess of €2,500,000 (two million five hundred thousand Euros);

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(d)    other than in the ordinary course of business, no Acquired Entity has borrowed or raised any money and no individual item of capital expenditure, or series of connected items of capital expenditure, have been incurred in an aggregate amount in excess of €2,500,000 (two million five hundred thousand Euros);
(e)    no Acquired Entity has issued or agreed to issue any share or loan capital or other similar interest; and
(f)    other than with respect to the Big Easy Loan and the Cash Pooling Arrangements, no Financial Debt of any Acquired Entity has become due and payable before its normal or originally stated maturity and no Acquired Entity has received a demand or other notice requiring any Financial Debt to be paid or repaid before its normal or originally stated maturity.
6.    Books and Records
All Books and Records (i) have been properly maintained in all material respects; (ii) do not contain or reflect any material inaccuracies; (iii) contain a true and complete record, in all material respects, of all actions taken at all meetings of the shareholders, the board of directors and the board of statutory auditors of the Acquired Entities; and (iv) at Closing, will be in the possession of the Acquired Entities.
7.    Related Party Transactions
No indebtedness and no material contract or arrangement is outstanding between any Acquired Entity and any Seller Group Company, other than (i) on commercial arm’s length terms in the ordinary course of business and in compliance with law or (ii) other arrangements pursuant to the TSAs.
8.    Guarantees and Financial Debt
8.1    Other than as set out in Schedule 21 (Specified Credit Support Instruments), no guarantee or Encumbrance has been given or entered into by any person other than an Acquired Entity, including any Seller Group Company, in respect of any obligations of an Acquired Entity (including in respect of borrowings).
8.2    No guarantee or Encumbrance has been given or entered into by an Acquired Entity in respect of any obligations of another person (other than another Acquired Entity), including any Seller Group Company (including in respect of borrowings).
8.3    All guarantees issued by third parties for the benefit of Big Easy are in full force and effect, none are void or voidable, and none can be terminated by the relevant third party upon a change in the indirect ownership or control of Big Easy or will be otherwise affected by the consummation of the Transaction.
8.4    The issuers of the Unrelated Credit Support Instruments do not have any claims against the Acquired Entities arising from or in connection with the Unrelated Credit Support Instruments.
9.    Contracts
Material Contracts

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9.1    For the purposes of this paragraph 9 and Clause 6.4(d), “material” means an agreement, event, fact or circumstance which (i) in the case of a supplier relationship, has a cost or expense (including in relation to fees) or liability to an Acquired Entity (or Acquired Entities in the event more than one Acquired Entity is a party thereto) of €350,000 (three hundred fifty thousand Euros) per financial year or more or (ii) in the case of a customer relationship, generates revenues (including in relation to fees) to an Acquired Entity of €350,000 (three hundred fifty thousand Euros) per financial year.
9.2    Except as Disclosed, no Acquired Entity is a party to any material contract which:
(a)    is, in the reasonable opinion of the Seller, of an unusual or exceptional nature or is not in the ordinary course of business;
(b)    can be terminated upon a change in the direct or indirect ownership or control of that Acquired Entity or under whose terms, in the event of such a change of ownership or control, material rights would arise in favour of any third party which did not exist prior to such event;
(c)    restricts to a material extent an Acquired Entity’s ability to carry on any material part of its business in the jurisdictions in which it operates or to use or exploit any of its material assets; or
(d)    is with any other Acquired Entity and is not on arm’s length terms.
9.3    So far as the Seller is aware: (i) each of the material contracts to which an Acquired Entity is a party is in full force and effect; (ii) neither the Acquired Entities nor their respective counterparties are in default or breach in any material respect under the terms of, or have provided or received any written notice of any intention to terminate, any material contract, and no event or circumstance, as evidenced by written records, has occurred which is reasonably expected to give rise to the termination thereof, (iii) no counterparty to any material contract has requested any modification to the terms thereof or threatened in writing not to renew any material contract upon its expiration in accordance with its terms; and (iv) no allegation of any breach or invalidity been received in relation to any such contract by any Acquired Entity during the twelve (12) months immediately preceding the date of this Agreement.
9.4    No Acquired Entity is a party to a material contract which is not of an arm’s length nature to a material extent.
Customers and Suppliers
9.5    During the twelve (12) months immediately preceding the date of this Agreement no material customer of or material supplier to any Acquired Entity has ceased to deal with that Acquired Entity or has indicated in writing an intention to do so, either in whole or in part.
9.6    No supplier or customer (including any person connected in any way with any supplier or customer) has, during the ten (10) months immediately prior to 31 October 2020, accounted either for more than 10% (ten percent) of the aggregate operating expenses or for more than 10% (ten percent) of the aggregate revenues of any Acquired Entity.

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10.    Compliance with Laws
10.1    Each Acquired Entity has during the twelve (12) months immediately preceding the date of this Agreement carried out its business in all respects in compliance with all applicable laws and regulations (including applicable Gaming and Betting Laws) in any relevant jurisdictions, including those relating to (i) occupational health and safety, and (ii) privacy and data security except, in each case, for instances of noncompliance that would not, individually or in the aggregate, have a material adverse effect on the Acquired Entities taken as a whole.
10.2    The Acquired Business has during the twelve (12) months immediately preceding the date of this Agreement been carried out in all respects in compliance with all applicable laws and regulations (including Gaming and Betting Laws) in any relevant jurisdictions, including those relating to (i) occupational health and safety, (ii) privacy and data security, (iii) anti-money laundering and (iv) anti-bribery and anti-corruption, except, in each case, for instances of noncompliance that would not, individually or in the aggregate, have a material adverse effect on the Acquired Business taken as a whole.
11.    Licences and Concessions
11.1    So far as the Seller is aware, all the consents, approvals, authorizations, orders, decrees, registrations or qualifications with any court or governmental agency or body, including the ADM (formerly the Amministrazione Autonoma dei Monopoli di Stato) (the “Licences”) required by each Acquired Entity for it to (i) conduct the Acquired Business in all material respects as it is currently conducted or (ii) comply in all material respects with the terms of the Acquired Entities’ Concessions, have been obtained in accordance with the applicable laws.
11.2    Each Licence is in full force and effect or has been validly prorogated and, so far as the Seller is aware, there are no grounds for the revocation or termination of any Licence.
11.3    Other than the Acquired Entities’ Concessions, none of the Acquired Entities owns or has any material interest in any concessions relating to gaming (including online gaming), betting (including online betting) or gambling activities.
11.4    Other than with respect to the 2015 Italian Budget Law and the prorogation of the Acquired Entities’ Concessions granted by the ADM:
(a)    each Acquired Entities’ Concession is in full force and effect in accordance with its terms and is validly held in accordance with applicable law;
(b)    no written notice has been received from any Governmental Authority of any revocation or intention to revoke any Acquired Entities’ Concession; and
(c)    so far as the Seller is aware, as of the date of this Agreement, there are no circumstances or events, as evidenced by written records, occurring with respect to the Acquired Business which would reasonably be expected to give rise to the termination or revocation of any of the Acquired Entities’ Concessions; and

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(d)    neither the Seller nor any Acquired Entity has violated any provision of, or taken or failed to take any act which, without notice, lapse of time, or both, would reasonably be expected to constitute a material default under the provisions of any Acquired Entities’ Concession and neither the Seller nor any Acquired Entity has received written notice of a material breach, violation or default of the provisions of any Acquired Entities’ Concession within the twelve (12)-month period immediately prior to the date of this Agreement.
11.5    The Seller is not subject to any order, judgment, direction, investigation or other proceedings by any Governmental Authority that would reasonably be expected to allow or result in the imposition of any material penalty under, or the revocation or termination of, any of the Acquired Entities’ Concessions or any material impairment of the rights of the relevant holder of an Acquired Entities’ Concessions.
11.6    Subject to the satisfaction of the Conditions, the direct or indirect change of control of the Acquired Entities pursuant to the sale and purchase of the Transfer Interests will not result in the suspension, cancellation, variation, revocation, termination or nonrenewal of any Licence or Acquired Entities’ Concessions or, so far as the Seller is aware, give rise to a right to suspend, cancel, vary, revoke, terminate or not renew any Licence or Acquired Entities’ Concessions.
11.7    So far as the Seller is aware, all Acquired Entities fulfil the requirements (including the applicable technical, technological and infrastructural requirements) for the operation and maintenance of the Acquired Entities’ Concessions (as applicable).
11.8    So far as the Seller is aware, the gaming halls and points of sale run by the Acquired Entities hold valid police licenses and fire prevention licenses as required for the operation of the business being conducted therein in accordance with applicable law.
12.    Sufficiency of Assets
12.1    As of Closing, the assets of the Acquired Business, together with the services provided under the TSAs, the Source Code License Agreements and the Third Party Contracts, taken as a whole, include, in the reasonable opinion of the Seller, in the aggregate all rights, properties, assets, facilities and services which are necessary for the Buyer to carry on the Acquired Business as currently conducted and as was carried on during the eighteen (18) months immediately preceding the date of this Agreement. The Acquired Business does not depend in any material respect on the use of assets owned, or facilities and services provided, by any Seller Group Company, which has not been or will not be transferred to the Acquired Entities on Closing or provided to them pursuant to the TSAs.
12.2    As of the Closing Date:
(a)    the reporting invoicing and credit collection procedures relating to the Acquired Business will be separated from those relating to the Retained Business;
(b)     except as provided under the TSAs, no data or other information relating to the Acquired Business will be accessible to the Workers of the Seller Group Companies having access to the IT systems that will be shared after Closing between the Seller Group Companies and the Acquired Entities;

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(c)    the Acquired Entities will be technically able to issue invoices under their own VAT numbers and without any reference to the Seller’s VAT group;
(d)    bank accounts opened in the name of Scommesse will be used for the management of the wallets of customers holding online gaming accounts;
(e)    the Acquired Entities will have received appropriate collection mandates in their names (as applicable) from the retailers of the Acquired Business who have provided New Collection Mandates by Closing; and
(f)    the Acquired Entities will be technically able to autonomously issue Sepa Direct Debit (SDD) flows to the relevant banks.
13.    Title to Property
13.1    All of the leases (which expression includes any letting, any underlease or sublease (howsoever remote) and any tenancy or licence to occupy and any agreement for any lease, letting, underlease, sublease or tenancy) material to the business of the Acquired Entities, considered as one enterprise, are in full force and effect, and will not be affected by the consummation of the Transaction. None of the Acquired Entities has received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of any of the Acquired Entities under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Acquired Entities to the continued possession of the premises held under any such lease.
13.2    All premises leased by the Acquired Entities in connection with its business are in all material respects in good operating condition and repair (except for ordinary wear and tear).
14.    Equipment
14.1    A complete and accurate list of hardware equipment and all other material equipment owned or used by each Acquired Entity as at 30 September 2020 is set out in the Data Room.
14.2    So far as the Seller is aware, all material hardware equipment and other material equipment used by any Acquired Entity in connection with its business are in all material respects in good repair and condition, have, in all material respect, been properly maintained and are capable of performing the functions for which they are used, in each case except for ordinary wear and tear.
15.    Product Liability
So far as the Seller is aware, no Acquired Entity has sold or provided any product or service which did not comply in all material respects with all laws, regulations, standards and requirements then applicable during the twelve (12) months immediately preceding the date of this Agreement.
16.    Employment
16.1    Details of all remuneration and other benefits which each Acquired Entity is bound to provide to each Seller Key Worker are set out in the Data Room.

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16.2    Copies of all the standard terms and conditions, which apply to Workers and of all templates of contracts of employment or terms of engagement of all Seller Key Workers are contained in the Data Room.
16.3    The terms of employment or engagement of all Workers of the Acquired Entities are consistent with the provisions of applicable law and collective bargaining agreements.
16.4    The employees of the Acquired Entities have been correctly classed in their respective category and have been duly remunerated for all the services performed in the course of their working relationship in compliance with the provisions of all applicable laws and contracts (including any collective labour agreements) and, with respect to any remuneration or rights which have accrued but which are not yet payable (including the trattamento di fine rapporto) sufficient provision to cover the relative payments has been set aside in the Locked Box Accounts on and as of such date. The Acquired Entities have duly calculated, and have set aside appropriate provisions in their respective accounts, in connection with the severance indemnities that shall be paid to their employees in compliance with the applicable law.
16.5    Except for the Disclosed collective bargaining agreements, the Acquired Entities are not legally bound by any other collective bargaining agreement (including works agreements and company practices) or labour union contract applicable to their employees, and no collective bargaining agreement, collective agreement or labour union contract is being negotiated by the Acquired Entities that would be applicable to their employees.
16.6    The overall remuneration, including benefits and bonuses, due to each Seller Key Worker and in respect of the relevant employment category to which they belong, is that set out in the Data Room and no other form of remuneration (e.g., bonus, share incentive, stock option or stock grant plan, etc.) or particular benefit arrangement has been agreed, in addition to those set out therein.
16.7    All bonuses, variable compensation (including the productivity bonus, i.e. premio di produttività), short-term and long-term incentives and any other forms of variable remuneration due to the employees of the Acquired Entities have been duly paid or, to the extent that they have accrued but have not been paid yet, appropriate provisions to cover the relevant payments have been set aside in their respective accounts. No employee of the Acquired Entities has or will have any rights vis-à-vis the Acquired Entities, or is or will be entitled to receive any payment or assets from the Acquired Entities, in connection with any equity-based incentive plan implemented by the Guarantor or any other Seller Group Company.
16.8    No Acquired Entity is currently engaged or involved in any material dispute with any Worker, any labour dispute, any dispute related to social security contributions, any administrative procedure or any inspection which are material and, so far as the Seller is aware, no industrial action involving the Acquired Entities’ employees, official or unofficial, exists at the date of this Agreement.
16.9    The Acquired Entities are in all material respects in compliance with all laws and applicable labour collective agreements regarding employment practices, terms and conditions of employment, pay equity, social security contributions, wages, insurance premiums, bonuses, variable compensations, short-term and long-term incentives,

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stock options, hours and overtime, holidays and paid-leaves, end-of-service allowance (trattamento di fine rapporto), government salary integration fund (fondo d’integrazione salariale) or any other government redundancy fund, hiring of disabled persons or protected categories, use of fixed term or part-time employees, staff-leased workers (lavoratori sommnistrati), independent contractors (lavoratori autonomi), coordinated and continuous collaborators (collaboratori coordinati e continuativi) and employees’ data protection, and there are no circumstances that could give rise to any dispute, proceedings or sanction for the violation of any of the foregoing.
16.10    No individual other than the current employees of the Acquired Entities is entitled to successfully claim, or has any reason or ground to claim, the existence of an employment relationship with the Acquired Entities, and no employee of the Acquired Entities is entitled to successfully claim the existence of an employment relationship with the Seller Group Companies. No employee of the Acquired Entities has challenged, or has threatened in writing to challenge, the transfer of his or her employment relationship from the Seller to the relevant Acquired Entity in the context of the Carve-Out, and no employee of the Seller Group Companies has claimed, or has threatened in writing to claim, that pursuant to the applicable law his or her employment relationship was to be transferred from the Seller to the Acquired Entities in the context of the Carve-Out.
16.11    No claim has been made or threatened in writing during the twelve (12) months immediately preceding the date of this Agreement against any Acquired Entity, by any Worker or any former employee in connection with his or her employment relationship (or other applicable contractual relationship).
17.    Litigation and Investigations
17.1    Other than with respect to the 2015 Italian Budget Law, no Acquired Entity is engaged in any material litigation, arbitration, mediation or other legal proceedings currently pending or, to the knowledge of the Seller, threatened in writing, where “material” means proceedings which (if successful) are likely to result in a liability to any Acquired Entity of €350,000 (three hundred fifty thousand Euros) or more.
17.2    So far as the Seller is aware and other than with respect to the 2015 Italian Budget Law, no Acquired Entity is the subject of any investigation, enquiry or enforcement proceedings by any governmental or other body which, in the reasonable opinion of the Seller, is likely to have a material effect on the Acquired Business.
17.3    Other than with respect to the 2015 Italian Budget Law, no Acquired Entity is affected to a material extent by any existing or pending judgments or rulings, orders or decrees of any court or governmental authority or any expert determination or arbitral award to which it is subject.
18.    Insurance
18.1    Details of all material insurance policies maintained by or covering the Acquired Entities are contained in the Data Room.
18.2    All such insurance policies are in full force and effect, none are void or voidable, and none can be terminated upon a change in the direct or indirect ownership or control of the Acquired Entities.

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18.3    No claims are outstanding, and, so far as the Seller is aware, no event has occurred which might give rise to any claim and, except with respect to insurance policies that are on an end of year adjustment basis, all premiums due and payable have been paid.
19.    Insolvency
19.1    No order has been made or resolution passed for the windingup of any Acquired Entity and no provisional liquidator has been appointed. No petition has been presented or meeting convened for the purposes of winding up any Acquired Entity and no step has been taken to initiate any process by or under which the ability of the creditors of an Acquired Entity to take any action to enforce their debts is suspended, restricted or prevented, or some or all of the creditors of an Acquired Entity accept, by agreement or pursuant to a court order or any ruling by a competent body, an amount less than the sums owing to them in satisfaction of those sums. No Acquired Entity has become subject to any analogous event, proceedings or arrangements under the laws of any applicable jurisdiction.
19.2    No administrator, administrative receiver or any other receiver or manager has been appointed by any person in respect of any Acquired Entity or all or any material part of its assets and, so far as the Seller is aware, no steps have been taken to initiate any such appointment. No analogous appointments have been made nor, so far as the Seller is aware, initiated under the laws of any applicable jurisdiction.
20.    Taxation
20.1    Each Acquired Entity has duly maintained all records in relation to Taxation which are required by law to maintain.
20.2    No Acquired Entity is directly or indirectly involved in any dispute in relation to Tax with any Taxation Authority, including any pending claim, assessment, request for payment or proceeding of any nature or denomination, before any judicial or administrative authority or court, and no notice of any such dispute was received by any Acquired Entity.
20.3    So far as the Seller is aware, no previous circumstances exist on the basis of which any material Tax dispute, claim or assessment in relation to any Acquired Entity can be validly founded, or any material demands for payment can be validly made against any Acquired Entity, or any material Tax proceedings can be commenced validly in relation to the same in any relevant jurisdiction relating to any taxable event that occurred or originated prior to the Closing Date.
20.4    All returns to be submitted, all information required to be supplied and all notices and payments required to be made by each Acquired Entity in each case for the purposes of Taxation have been duly and timely submitted, supplied or made, and are complete and correct in accordance with the applicable laws and regulations, including, but not limited to, any applicable transfer pricing guidelines, and each Acquired Entity has duly and timely paid in full all Taxes required to be paid or adequately disclosed and fully provided for in each Acquired Entity’s financial statements according to the Accounting Principles.
20.5    During the tax periods prior to the date of this Agreement for which the applicable statutory limitation periods have not expired, no Acquired Entity has paid or has

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become liable to pay any material penalty, fine, surcharge or interest in connection with any Tax.
20.6    During the tax periods prior to the date of this Agreement for which the applicable statutory limitation periods have not expired, no Acquired Entity has knowledge of being subject of any investigation or audit by or involving any Taxation Authority.
20.7    Each Acquired Entity is, to the extent that it is required to be registered, a registered person for the purposes of the relevant VAT applicable in any relevant jurisdiction.
20.8    Each Acquired Entity has in all material respects duly and timely complied with all statutory provisions, rules, regulations, orders and directions concerning the relevant VAT in any relevant jurisdiction.
20.9    Each Acquired Entity has withheld all Taxes required to have been withheld by, or with respect to the operations of, the Acquired Entities in connection with amounts paid to any employee, director, personnel, independent contractor, creditor, stakeholder, or other third party, and such withheld Taxes have either been duly and timely paid or remitted to the proper Taxation Authority or properly set aside in accounts for such purpose, according to the Accounting Principles.
20.10    Each Acquired Entity has no liability for Taxes of any third-party or person as transferee, successor or otherwise. During the tax periods prior to the date of this Agreement for which the applicable statutory limitation periods have not expired, no Acquired Entity has claimed, utilised or requested any exemption, relief or other facility in relation to Tax, nor applied any such exemption, relief or facility to the benefit of any third-party or person, including any such exemption, relief or facility for Tax relating to the payment of any dividend, interest, royalties or any other passive income (whether by reason of any withholding obligation, reduction in any Tax attribute or otherwise), or Tax relating to corporate reorganizations, mergers or spin-off, that could result in a claw back, recapture to Tax or annulment of such exemption, relief or other facility.
20.11    No Acquired Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any change in method of accounting for a taxable period expiring on or prior to the Closing Date, or any instalment sale or intercompany transaction or intercompany account made or existing on or before the Closing Date.
20.12    Since the date of the most recent audited financial statements, except where it has acted in the ordinary course of business, no Acquired Entity has (i) engaged in any transaction that could reasonably be expected to result in a material Tax liability for which it would be liable (whether by reason of any withholding obligation, reduction in any Tax attribute or otherwise); (ii) made, changed or revoked any Tax election, changed any Tax accounting method or Tax accounting period, filed any amended Tax return, filed any Tax return in a manner not consistent with ordinary course of business that could have a material impact on its tax position; or (iii) settled, surrendered or compromised any Tax action, or surrendered any right to claim a Tax refund.

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20.13    All information set forth in each Acquired Entity consolidated financial statements (including the notes thereto) relating to Tax matters is correct and complete in all respects.
20.14    Particulars of any group (for any Taxation purpose) of which an Acquired Entity is a member are set out in the Seller’s Data Room.
20.15    Each Acquired Entity is resident for Taxation purposes in the jurisdiction in which it is incorporated and no Acquired Entity is or has ever been liable for Tax in any other jurisdiction. No Acquired Entity is or has been subject to Tax in any jurisdiction other than its jurisdiction of incorporation by virtue of having a permanent establishment, a permanent representative, place of business or taxable presence in that jurisdiction.
20.16    All documents in the possession or under the control of an Acquired Entity to which an Acquired Entity is a party and which attract any Duties have been duly subject to such Duties.
21.    Intellectual Property and Information Technology
Registered Intellectual Property
21.1    A list of the Registered Intellectual Property is set out in Schedule 9 (Intellectual Property) of this Agreement.
21.2    No Acquired Entity has received any written notice that the Registered Intellectual Property is being opposed, or that any third party is seeking its invalidation or revocation.
21.3    All Registered Intellectual Property is registered in the name of an Acquired Entity or, by Closing, will be registered in the name of an Acquired Entity. One or more of the Acquired Entities is or at Closing will be the exclusive and unconditional owner of, free from any Encumbrances, and is or at Closing will be entitled to use all Registered Intellectual Property necessary to conduct the Acquired Business as currently conducted.
21.4    All application and renewal fees, costs and charges for any relevant registration related to any Registered Intellectual Property have been fully and timely paid.
21.5    There is no Registered Intellectual Property that is necessary for the conduct and operation of the Acquired Business as currently conducted and operated and that is not or by Closing will not be owned by or registered in the name of the Acquired Entities.
Business Intellectual Property
21.6    So far as the Seller is aware, the use by an Acquired Entity of the Business Intellectual Property does not infringe the Intellectual Property of any third party in any material respect.
21.7    No Seller Group Company or any Acquired Entity has during the twelve (12) months immediately preceding the date of this Agreement issued any written notice of any legal proceedings, claims or complaints against a third party regarding the infringement of the Business Intellectual Property. So far as the Seller is aware,

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during the twelve (12) months immediately preceding the date of this Agreement, no third party has infringed the Business Intellectual Property.
21.8    No Seller Group Company or any Acquired Entity has during the twelve (12) months immediately preceding the date of this Agreement received any written notice of any legal proceedings, claims or complaints (pending or threatened) by a third party, alleging that the relevant Seller Group Company or an Acquired Entity is infringing any Registered Intellectual Property owned by such third party in the conduct of the Acquired Business.
21.9    The Seller Group Companies and the Acquired Entities have taken commercially reasonable actions to maintain and protect the Business Intellectual Property and to protect the secrecy, confidentiality, and value of the trade secrets owned by any of them.
21.10    Details of all material licences granted to an Acquired Entity relating to the Business Intellectual Property (other than licences or agreements relating to shrinkwrapped, clickwrapped or other software commercially available off the shelf) (the “Incoming Licences”) have been Disclosed.
21.11    So far as the Seller is aware, there are no material licences granted by an Acquired Entity relating to the Business Intellectual Property owned by such Acquired Entity.
21.12    The agreements governing the Incoming Licences are valid and binding, and so far as the Seller is aware, there are no existing circumstances which would cause a breach or default under the Incoming Licences.
IT Systems / IT Contracts
21.13    A list of all material IT Systems is set out in the Data Room.
21.14    A list of all material IT Contracts is set out in the Data Room.
21.15    The Acquired Entities own or have rights to use all material IT Systems.
21.16    So far as the Seller is aware, (i) all the material IT Contracts are valid and binding and (ii) none have been the subject of any breach or default.
Data Protection
21.17    For the purposes of paragraphs 21.18 through paragraph 21.20 (inclusive), “DP Laws” means any and all laws relating to the processing of personal data, including Regulation (EU) 2016/679 and Directives 2002/58/EC and 2009/136/EC (each as implemented into the national laws of EU Member States), or other equivalent laws and regulations in other jurisdictions.
21.18    So far as the Seller is aware, each Acquired Entity has complied with all applicable DP Law in all material respects.
21.19    In each instance in which an Acquired Entity has engaged any third party to process personal data on its behalf, it has appointed such third party under a binding agreement which includes all necessary and appropriate data processing language in accordance with applicable DP Laws.

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21.20    During the twelve (12) months immediately preceding the date of this Agreement, no penalties have been applied and notified in writing to the Acquired Entities by any Governmental Authority in relation to or as a consequence of any breach of the DP Laws, nor any proceeding has been commenced against any of the Acquired Entities in connection with an alleged breach of the DP Laws.
22.    Environmental
22.1    The Acquired Business has, during the three (3) years immediately preceding the date of this Agreement, been conducted in compliance with Environmental Law in all material respects, and holds and is in compliance in all material respects with all Licenses required under Environmental Laws.
22.2    No written notice of any material civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to Environmental Law has been received by an Acquired Entity or a Seller Group Company in relation to the Acquired Business.
22.3    There are no Hazardous Substances present at, on, or under any property owned, leased or operated by the Acquired Entities which could give rise to a material liability, or a requirement to conduct investigation or remedial action, under Environmental Law.
23.    Anti-Bribery and Sanctions
23.1    Each Acquired Entity has at all times conducted its business in compliance with applicable Sanctions and has not transacted business with or for the benefit of any Sanctioned Person.
23.2    No Acquired Entity and, with respect to the Acquired Business, no Seller Group Company nor, so far as the Seller is aware, any of its or their respective directors, officers, employees, agents, representatives or other persons associated with, performing a service for or otherwise acting for or on behalf of it or them (each, an “Associated Person”) has, in connection with the Acquired Business, breached any AntiBribery Laws or rule or regulation or any books and records offences relating directly or indirectly to a bribe or, directly or indirectly:
(a)    offered, promised or given a financial or other advantage to another person intending the advantage to induce or reward improper performance of a relevant function or activity, or knowing or believing that acceptance of the advantage itself constituted such improper performance or, in the case of a foreign public official, intending to influence that person in his or her official capacity and to obtain or retain business, or a business advantage, in each case including making or receiving any bribe, rebate, payoff, influence payment, kickback or other contribution or gifts contrary to AntiBribery Laws;
(b)    requested, agreed to receive or accepted a financial or other advantage, intending that it would induce or reward, or where it actually induced or rewarded, improper performance of a relevant function or activity, or where the relevant request, agreement to receive or acceptance itself constituted such improper performance or that performance was made in anticipation of it; or

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(c)    failed to prevent bribery by Associated Persons in order to obtain or retain business or a business advantage.
23.3    The Acquired Entities have conducted their business at all times in compliance with applicable Anti-Money Laundering Laws.
23.4    Each Acquired Entity maintains in relation to the Acquired Business and regularly keeps under review on an ongoing basis adequate written anticorruption procedures and internal accounting controls which are designed to ensure compliance by the relevant Acquired Entity and its respective directors, officers and employees with all applicable AntiBribery Laws, Sanctions, and Anti-Money Laundering Laws.
23.5    No Acquired Entity nor, to the knowledge of the Seller, any of their respective Associated Persons is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is any Acquired Entity located, organized or resident in a country or territory that is the subject or the target of Sanctions, including Crimea, Cuba, Iran, North Korea, Sudan and Syria (any such person or any person majority owned or controlled by any of the foregoing, a “Sanctioned Person”).
23.6    No Acquired Entity or any of their respective directors, officers or employees or, to the knowledge of the Seller, any of their Associated Persons is conducting, has conducted or will conduct any of their business activities whatsoever with, or for the benefit of, a government, national, resident or legal entity to the extent such actions would result in any Acquired Entity violating any Sanctions.
23.7    No Acquired Entity and, with respect to the Acquired Business, no Seller Group Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Anti-Bribery Law, Sanctions, or Anti-Money Laundering Law in the interest of any Acquired Entity. No director, officer, employee, agent or consultant of any Acquired Entity has received any notice, request, or citation for any actual or potential non-compliance with any of the foregoing.
24.    No Brokers
All negotiations relating to this Agreement, the Transaction and the other transactions contemplated by this Agreement have been carried on without the intervention of any person acting on behalf of the Seller in such manner as to give rise to any valid claim against any Buyer Group Company, for any broker’s or finder’s fee or similar fee or commission in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement.
Schedule 1

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Schedule 5

Seller Specific Indemnities
The Seller shall indemnify and hold the Buyer Group Companies and the Acquired Entities harmless from and against all Losses suffered or incurred by any Buyer Group Company (from and after the Closing Date) or any Acquired Entity (from and after the Locked Box Date) arising from, in connection with, relating to or deriving from:
1.    the implementation of the Carve-Out including (i) any transaction carried out in relation to the Carve-Out, (ii) any agreement entered into in connection with the Carve-Out and (iii) for avoidance of doubt, any transfer of assets, employees or otherwise other than for consideration in kind;
2.    (i) the sale of Optima by LVR, and (ii) any operations of Optima, in each case prior to the date such sale occurred;
3.    the operation of the Retained Business (other than liabilities arising under the TSAs);
4.    any withholding tax or VAT liability that arises in respect of or in consequence of Acquired Entities’ relationships with their platform providers as set forth in document 5.3.4.4 of the Data Room;
5.    the alleged installation by LVR of a number of gaming machines in excess of the maximum number allowed by the applicable regulation (so called “extra-curtailment” or “extra-contingentamento”), which constitutes the subject matter of two pending administrative proceedings before the Administrative Regional Court of Lazio;
6.    the ADM demanding payment of, and the subsequent payment by LVR of the PREU liabilities pursuant to the tax pay slips (avvisi bonari) issued by the ADM in connection with the original PREU tax assessment notices No. 9426 of 4 February 2013 and No. 111334 of 9 December 2013 in relation to Losses starting from January 1, 2020 (the “PREU Liabilities”) to the extent the PREU Liabilities have not been settled by the Seller prior to Closing in accordance with Clause 5.4(a);
7.    (i) the termination by LVR of the existing contracts or relationships with MSLOT and with the Other Hydra Entities (other than the Other Hydra Entities which are under judicial administration (amministrazione giudiziaria), supervision or other similar procedures); (ii) the MSLOT Receivable being deemed uncollectible in a manner consistent with LVR’s Accounting Principles; and (iii) the Other Hydra Receivables being deemed uncollectible in a manner consistent with LVR’s Accounting Principles;
8.    the civil proceedings commenced on 6 August 2020 by Morosini Slot S.r.l. against LVR before the Court of Rome and monetary fines arising from the related criminal complaint filed by Morosini Slot S.r.l. against LVR and its employees with public prosecutor of Varese (including under Italian Legislative Decree no. 231 dated 8 June 2001); and

9.    failure of the Seller to perform its obligations as such obligations relate to Chubb Triggering Event under paragraph 3(e) of Schedule 21 (Specified Credit Support Instruments).
Schedule 1

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Schedule 6

Seller’s and Guarantor’s Limitations of Liability
1.    Buyer’s Knowledge (actual, constructive and imputed)
Neither the Seller nor the Guarantor shall be liable in respect of a Claim for a breach of the Seller’s Warranties set forth in paragraphs 4 through 24 of Schedule 4 (Seller’s Warranties) to the extent that the facts giving rise to such Claim:
(a)    were Disclosed to the Buyer, any Buyer Group Company (excluding the Acquired Entities) or any of their respective Agents; or
(b)    would have been disclosed to the Buyer had it conducted searches not later than five (5) Business Days immediately preceding the date of this Agreement of records maintained by the Registro delle Imprese.
2.    Limitations on Quantum
The liability of the Seller and the Guarantor in respect of:
(a)    any Claim in relation to the Seller’s Fundamental Warranties, the Seller’s Tax Warranties, the breach of any of the Seller Specific Indemnities (except for the Seller Specific Indemnities provided for under paragraph 4 of Schedule 5 (Seller Specific Indemnities) or a breach of the Seller’s obligations under this Agreement shall not (when aggregated with the amount of all other Claims and including all legal and other professional fees and expenses payable by the Seller in respect of all such Claims) exceed an amount equal to the Consideration (as adjusted for any Leakage) to the extent paid by the Buyer to the Seller at the time the Claim is substantiated; it being understood that the liability of the Seller in respect of a Claim shall not be excluded to the extent a portion of the Consideration (as adjusted for any Leakage) has not been paid by the Buyer, but the obligation of the Seller to pay the amount of a Claim (if substantiated) to the Buyer shall become due only to the extent such amount of Consideration is paid by the Buyer.
(b)    any Claim in relation to the breach of the Seller Specific Indemnities provided for under (i) paragraph 4 of Schedule 5 (Seller Specific Indemnities) shall not exceed €2,000,000 (two million Euros), (ii) paragraph 6 of Schedule 5 (Seller Specific Indemnities) shall not exceed €275,000 (two hundred seventy-five thousand Euros); (iii) paragraph 7(ii) of Schedule 5 (Seller Specific Indemnities) shall not exceed an amount equal to the MSLOT Receivable; and (iv) paragraph 7(iii) of Schedule 5 (Seller Specific Indemnities) shall not exceed an amount equal to the Other Hydra Receivables; and
(c)    all other Claims:
(i)    shall not arise unless and until the amount of such Claim when substantiated exceeds €350,000 (three hundred fifty thousand Euros);
(ii)    shall not arise unless and until the amount of all Claims for which it would, in the absence of this provision and paragraph 2(c)(i) of this

Schedule 6, be liable exceeds €3,000,000 (three million Euros), in which case the liability of the Seller or the Guarantor (as appropriate) shall be limited to the excess of such aggregate amount over €3,000,000 (three million Euros); and
(iii)    shall not (when aggregated with the amount of all other Claims and including all legal and other professional fees and expenses payable by the Seller or the Guarantor (as appropriate) in respect of all such Claims other than the Claims paid in accordance with paragraphs 2(a) and 2(b) of this Schedule 6) exceed €237,500,000 (two hundred thirty-seven million five hundred thousand Euros).
For the purposes of this paragraph 2, the term “Claims” shall mean Claims in respect of which liability is admitted by the Seller or which have been decided upon by a Court of competent jurisdiction with all rights of appeal having been exhausted.
3.    Time Limits
(a)    The Seller and the Guarantor shall not be liable in respect of any Claim unless notice containing reasonably complete details of such Claim (to the extent available) is given by or on behalf of the Buyer to the Seller or the Guarantor (as appropriate):
(i)    in the case of a Claim in relation to the Seller’s Fundamental Warranties, the Seller’s Tax Warranties, any of the Seller Specific Indemnities on or before the date which is seventy-five (75) Business Days following the date the applicable statutory limitation period expires;
(ii)    in the case of a Claim in relation to a breach of the Seller’s obligations under Clause 6.2, on or before the date which is twelve (12) months following the Closing Date; and
(iii)    in the case of all other Claims against the Seller or the Guarantor, on or before the date which is eighteen (18) months following the Closing Date, provided that any such Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and shall determine absolutely unless legal proceedings in respect of it have been properly issued and validly served in accordance with this Agreement within three (3) months of such notice being given to the Seller or the Guarantor (as appropriate).
(b)    The Buyer shall give written notice to the Seller or the Guarantor (as appropriate) of the facts and matters that may give rise to a Claim (apart from a Seller’s Tax Claim) as soon as practicable after the Buyer becomes aware of such facts and matters and in any event within three (3) months after the Buyer becomes aware of such facts and matters. The Buyer shall give written notice to the Seller of the facts and matters that may give rise to a Seller’s Tax Claim as soon as practicable after the Buyer becomes aware of such facts and matters and in any event within thirty (30) Business Days after the Buyer becomes aware of such facts and matters. Failure to give such notice shall not in itself

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prevent the Buyer from bringing the relevant Claim, but the Seller or the Guarantor (as appropriate) shall not be liable to the Buyer in respect of such Claim if and to the extent that the amount of such Claim is increased, or is not reduced, as a result of such failure.
4.    Information
The Buyer acknowledges that the only representations and warranties made by the Seller and the Guarantor are the representations and warranties explicitly contained in this Agreement or any other Transaction Document to which the Seller or the Guarantor (as appropriate) is party and has explicitly provided representations and warranties thereunder and that no representation or warranty has been made as to the accuracy or completeness of any of the information provided in relation to the Seller Group or the Acquired Entities (including in the Data Room) (together, the “Seller Information”) by the Seller, the Guarantor, any other Seller Group Company, any Acquired Entity or any of their respective Agents and confirms that neither the Seller, the Guarantor, any other Seller Group Company nor any of their respective Agents shall be under any liability to the Buyer in the event that, for whatever reason, any Seller Information is or becomes inaccurate, incomplete or misleading in any way. Furthermore, any information provided in relation to the Seller Group or the Acquired Entities may have changed since it was provided or may change in the future and the Seller is not under the obligation to update any provided information.
5.    Taxation
Neither the Seller nor the Guarantor shall be liable for any Claim to the extent that:
(a)    the Claim relates to a liability specific provision or reserve (including a provision for deferred Tax) for which has been made in the Locked Box Accounts or referred to in the notes to the Locked Box Accounts or has otherwise been taken into account in the preparation of or reflected in Locked Box Accounts, up to the amount of such specific provision or reserve;
(b)    the Claim arises or is increased as a result of any change in the rates of Taxation, or any imposition of Taxation (including the withdrawal of any extrastatutory concession) by the Taxation Authority or any change in any previously published interpretation of a Taxation Authority, in each case becoming effective retrospectively on or after the date of this Agreement;
(c)    the Claim arises as a result of any changes made after Closing in the accounting bases, policies, practices or treatment (including a change in accounting reference date) of any Buyer Group Company;
(d)    the Claim would not have arisen but for a cessation of trade by, or a change in the nature or conduct of the trade of, an Acquired Entity on or after Closing;
(e)    the Claim constitutes interest, penalties, a fine or a charge arising from a failure to pay Tax to a Taxation Authority promptly after the Seller has duly made a payment to the Buyer for the full amount necessary in respect of the relevant underlying liability, provided that such payment has been made by the Seller to the Buyer before the payment to such Taxation Authority becomes due;

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(f)    the Claim constitutes interest, penalties, a fine, a charge or other loss or damage arising from the Buyer’s failure to immediately notify the Seller or the Guarantor (as appropriate) of a Claim of which it was duly aware;
(g)    the Claim arises in connection with any failure to make an instalment payment or the making of an insufficient instalment payment prior to Closing in respect of Tax in circumstances where the payments (if any) made prior to Closing would not subsequently have proved to have been insufficient but for the profits and gains earned by the relevant Acquired Entity after Closing proving to be materially greater than those expected at the date of the relevant instalment payment to be earned, accrued or received by the relevant Acquired Entity after Closing;
(h)    the Claim arises solely from, or is otherwise attributable to, any election, surrender, disclaimer or other action taken by any Acquired Entity (other than one which was taken into account in computing any provision for Tax in the Locked Box Accounts) after Closing unless such election, surrender, disclaimer or other action was required as a result of prior elections, surrenders, disclaimers or other actions taken by any Acquired Entity prior to Closing;
(i)    the Claim arises solely from the failure or omission by any Acquired Entity after Closing to make any claim, election, surrender, disclaimer or to do any other thing which was taken into account in computing the provision or reserve for Tax in the Locked Box Accounts, unless such claim, election, surrender, disclaimer or such other thing were determined to potentially have a materially adverse Tax effect on the Acquired Entities; or
(j)    any relief or other deduction is available (or would have been available but for the failure by an Acquired Entity to make an election after Closing) to reduce or otherwise mitigate the liability of any Acquired Entity for Tax which is the subject of such Claim.
6.    Allowances, Provisions or Reserves
Neither the Seller nor the Guarantor shall be liable for any Claim to the extent that specific allowance, provision or reserve (including a provision for deferred Tax) has been made in the Locked Box Accounts for the matter giving rise to such Claim, up to the amount of such specific allowance, provision or reserve.
7.    Contingent Liability
Neither Seller nor the Guarantor shall be liable for any Claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.
8.    Retrospective Legislation
Neither the Seller nor the Guarantor shall be liable for any Claim to the extent that the liability arises or is increased as a result of any legislation not in force at the date of this Agreement.

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9.    Voluntary Acts or Omissions
Neither the Seller nor the Guarantor be liable for any Claim arising or increased directly or indirectly as a result of any voluntary act or omission of any Buyer Group Company (including, after Closing, each Acquired Entity) after the date of this Agreement.
10.    Duty to Mitigate
The Buyer shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer as a result of a breach by the Seller or the Guarantor of this Agreement or as a result of any fact, matter, event or circumstance likely to give rise to a Claim.
11.    Loss Otherwise Compensated
Neither the Seller nor the Guarantor shall be liable for any Claim to the extent that:
(a)    the matter giving rise to such Claim has been (or is capable of being) made good or is (or is capable of being) otherwise compensated for without Loss to any Buyer Group Company; or
(b)    the Claim is recoverable under any insurance policy without increase in premium and in any event following reasonable attempts by the Buyer (which, for the avoidance of doubt, would not require the Buyer to initiate any legal proceeding against the insurer).
12.    Recovery from Third Parties
Where the Buyer is entitled to recover from any other person an amount in respect of any matter relating to a Claim, the Buyer shall immediately notify the Seller and take reasonable steps as the Seller may reasonably require to enforce recovery of such amount without incurring costs (unless the Seller pays in advance for such costs and without the need to initiate legal proceedings). The Buyer shall keep the Seller informed of the progress of such recovery and shall provide copies of all relevant correspondence and documentation. Upon recovery of such amount the Buyer shall:
(a)    deduct the full amount recovered from the Claim (if the entitlement of the Buyer to recover arose before payment is made by the Seller under the Claim); or
(b)    repay to the Seller (net of any reasonable fees, costs and expenses not already paid for by the Seller) the lesser of such amount paid by the Seller to the Buyer under the Claim or the full amount recovered by the Buyer (if the entitlement to recover arose after payment had been made by the Seller under the Claim).
13.    Conduct of Claims
If any Buyer Group Company becomes aware of any matter which may result in a claim being brought against it by another person (a “Third Party Claim”), including a Taxation Authority Claim, which may lead to a Claim, the Buyer shall, and shall procure that each other Buyer Group Company shall:

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(a)    make no admission of liability or settle or compromise the Third Party Claim without the prior consent in writing of the Seller such consent not to be unreasonably withheld or delayed provided that it will take all reasonable action to mitigate any loss that may arise in respect of any resulting Claim;
(b)    for the duration of the Third Party Claim provide the Seller and its Agents with all reasonably material information relevant to the Third Party Claim (including reasonable access to premises and personnel at reasonable times with an advanced written notice and the right to examine and copy all relevant documents and records, at the Seller’s own cost and expense) and shall preserve all such information; and
(c)    consult with, give such information and assistance to and take such action as the Seller may reasonably request in order to avoid, defend, dispute, mitigate, appeal, settle or compromise the Third Party Claim, in each case at the Seller’s own cost and expense (even if any such cost or expense is due on a provisional basis under statutory rules), with the exception of any admission of liability or settlement or any other action which may result in an admission of liability of any Buyer Group Company or its Agents, which may only be taken with the prior written consent in writing of Buyer, such consent not to be unreasonably withheld or delayed.
In addition, in relation to Taxation Authority Claims, the Buyer shall, and shall procure that each other Buyer Group Company shall:
(a)    promptly keep the Seller fully informed as to all material developments and provide to the Seller copies of all material correspondence and full and accurate notes of any non-written communications with a Taxation Authority;
(b)    promptly notify the Seller of any intended material oral communication or any meeting with any Taxation Authority and allow the Seller or their representatives to participate in any such communication or meeting;
(c)    not make any material communication with a Taxation Authority without the prior written approval of the Seller (such approval not to be unreasonably withheld, conditioned or delayed); and
(d)    promptly provide for the Seller’s review any: (i) draft correspondence or other document to be sent to any Taxation Authority (in any event, at least ten (10) Business Days before the relevant proposed date of submission to such Taxation Authority); and (ii) any submissions or other documents to be filed with any court or other appellate body, and shall make any amendments to such correspondence, instructions, submissions or other documents as the Seller may request.
14.    Savings, Overprovisions, and Tax Refunds
(a)    If the Buyer or any Acquired Entity becomes aware that:
(i)    a Claim has given rise to any loss, allowance, credit, deduction or set off or any right to repayment of Tax (a “Tax Relief”) or a Tax Relief has arisen as a result of or in connection with the event which has

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given rise to a Claim (including where a Claim has arisen because a deduction or other Tax Relief assumed to be available in a period or part period or periods on or prior to Closing is in fact available only after Closing) (a “Saving”);
(ii)    any provision for Tax in the Locked Box Accounts has proved to be an overprovision or the amount of any repayment of Tax included (or which should have been included) in the Locked Box Accounts has proved to be an understatement (an “Overprovision”); or
(iii)    a right to repayment of Tax or an actual repayment of Tax to which any Acquired Entity becomes entitled or receives in respect of a period (or part period) on or before Closing or as a result of an event occurring on or before Closing, other than where such right or repayment was included as an asset in the Locked Box Accounts (a “Tax Refund”) has arisen, the Buyer shall promptly give details of such Saving, Overprovision, or Tax Refund by written notice to the Seller (and in any event within fifteen (15) Business Days.
(b)    Within fifteen (15) Business Days following notification by Buyer in accordance with paragraph 14(a), the Seller may request Buyer to instruct the relevant Acquired Entity’s auditors to determine in writing the extent of:
(i)    any Saving;
(ii)    any Overprovision; or
(iii)    any Tax Refund,
whether or not details have been notified to the Seller in accordance with this Schedule 6.
(c)    If such auditors determine that a Saving or Tax Refund has arisen, the Buyer shall, and shall procure that the relevant Acquired Entity and each Buyer Group Company shall, use all reasonable endeavours to obtain and maximise and utilise any such Saving or Tax Refund.
(d)    If such auditors determine that a Saving, Overprovision, or Tax Refund has arisen, an amount equal to the value (as so determined in writing) of such Saving, Overprovision, or Tax Refund shall:
(i)    first, be set off against any payment then due from the Seller under this Agreement or any Transaction Document; and
(ii)    secondly, to the extent there is an excess, be promptly refunded to the Seller.
15.    Tax Affairs
The Parties shall cooperate in good faith in conducting the Tax affairs of the Acquired Entities with respect to:

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(a)    any accounting period ended (or treated for Tax purposes as ended) on or before Closing; and
(b)    the accounting period commencing prior to but expiring after Closing (the “Straddle Period”), in each case including Tax affairs in relation to fiscal unity returns, Tax filings, and Tax audits.
16.    No Double Recovery
The Buyer shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which gives rise to one or more Claims. For the purposes of this paragraph 16, recovery by any Acquired Entity shall be deemed to be recovery by the Buyer.
17.    Exclusion of Seller’s and Guarantor’s Limitations
Nothing in this Schedule 1 applies to a Claim that arises or is delayed as a result of fraud or dishonesty by the Seller, the Guarantor, any other Seller Group Company or any of their respective Agents.
Schedule 1

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Schedule 7

Buyer’s Warranties
1.    Incorporation and Authority of the Buyer
1.1    The Buyer is a company duly incorporated and validly existing under the laws of Republic of Italy.
1.2    The Buyer has the requisite power and authority to execute and deliver this Agreement, to which it is a party and all other documents executed by the Buyer which are to be delivered at Closing and to perform its obligations thereunder and to consummate the Transaction. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes, assuming due and valid execution and delivery of this Agreement by the Seller, the valid and binding obligation of the Buyer, enforceable against the same in accordance with its terms and pursuant to applicable law.
1.3    The execution, delivery and performance by the Buyer of the Transaction Documents to which it is a party will not result in a breach of (i) any provision of the articles of association or equivalent constitutional documents of the Buyer; or, (ii) any order, judgment or decree of any court or governmental authority by which the Buyer is bound.
1.4    The Buyer is not nor will it be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any governmental or regulatory authority in connection with the execution, delivery and performance of the Transaction Documents (except as otherwise provided in this Agreement in connection with the ADM Condition and the Antitrust Condition).
1.5    The Buyer is not insolvent or unable to pay its debts under the insolvency laws of the jurisdiction of its incorporation nor has it stopped paying debts as they fall due. No order has been made, petition presented or resolution passed for the windingup of the Buyer. No administrator, receiver, manager or equivalent officer has been appointed by any person in respect of the Buyer or all or any material part of its assets, and, so far as the Buyer is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed relating to the Buyer. The Buyer has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.
2.    Available Funds
As of the date of this Agreement, the Buyer has, and as of the Closing Date will have, cash on hand or available resources under the Equity Commitment Letter which when aggregated with the proceeds of the Debt Financing, is sufficient to enable it to perform each of its obligations hereunder, consummate the Transaction and the other transactions contemplated by this Agreement and to pay the related Taxes, fees and expenses associated therewith, including payment of the Consideration.

3.    Debt Financing
3.1    As of the date of this Agreement, the Buyer has received the Debt Commitment Letter attaching an agreed form interim facilities agreement (which can be signed on one (1) day’s notice) executed by the Debt Financing Sources party thereto in respect of debt facilities relating to the Debt Financing, which has been disclosed and made available to the Seller (such Debt Commitment Letter, as amended, supplemented or replaced in accordance with the terms of this Agreement, and the definitive agreements entered into in connection therewith from time to time, the “Debt Financing Agreements”).
3.2    As of the date of this Agreement, the financing to be made available pursuant to the Debt Financing Agreements (i) together with the Equity Financing will, at Closing, provide, in immediately available funds, sufficient cash resources to enable the Buyer to perform each of its obligations hereunder, consummate the Transaction and the other transactions contemplated by this Agreement, and pay all related Taxes, fees and expenses, including payment of the Consideration; and (ii) involves no pre-conditions other than as set out therein and, in respect of the interim facilities agreement, the Buyer has delivered a condition precedent status letter confirming status and satisfaction.
3.3    As of the date of this Agreement, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer under any term or condition of the Debt Financing Agreements; and (ii) the Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to the availability of the Debt Financing to be satisfied by the Buyer contained in the Debt Financing Agreements.
Schedule 1

2

Schedule 8

TSAs and Reverse TSAs
[Intentionally Omitted]

Schedule 9

Locked Box Accounts
[Intentionally Omitted]
Schedule 1

Schedule 10

Intellectual Property
Part 1    Business Intellectual Property
1.    The Lottomatica brand (including, for the avoidance of doubt, all unregistered trademarks containing the word “Lottomatica”); and
2.    all Registered Intellectual Property.
Part 2    Registered Intellectual Property
1.    Registered trademarks:

No.	Trademark	Application No. / Filing No.	Owner	Notes / Restrictions of use on the Buyer
1.1		016000226	Lottomatica Videolot Rete S.p.A.	-
1.2		016000259	Lottomatica Videolot Rete S.p.A.	-
1.3		016121113	Lottomatica Videolot Rete S.p.A.	-
1.4		16121147	Lottomatica Videolot Rete S.p.A.	-
1.5		302019000034506	Lottomatica Videolot Rete S.p.A.	The registration has been opposed as indicated in the Disclosure Letter.
1.6		362017000140270	Lottomatica Videolot Rete S.p.A.	-
1.7		302015000073459	Lottomatica Videolot Rete S.p.A.	-
1.8		302015000073446	Lottomatica Videolot Rete S.p.A.	-
1.9		362020000048256	Lottomatica Videolot Rete S.p.A.	-

1.10	003498961	Lottomatica Scommesse S.r.l.	-
1.11	008219371	Lottomatica Scommesse S.r.l.	-
1.12	362020000082312	Lottomatica Scommesse S.r.l.	-
1.13	362020000082300	Lottomatica Scommesse S.r.l.	-
1.14	362020000082285	Lottomatica Scommesse S.r.l.	-
1.15	362020000080992	Lottomatica Scommesse S.r.l.	-
1.16	302019000085044	Lottomatica Scommesse S.r.l.	-
1.17	302019000085035	Lottomatica Scommesse S.r.l.	-
1.18	302019000085002	Lottomatica Scommesse S.r.l.	-
1.19	302019000029268	Lottomatica Scommesse S.r.l.	-
1.20	362019000042502	Lottomatica Scommesse S.r.l.	-
1.21	362017000028218	Lottomatica Scommesse S.r.l.	-
1.22	362016000104554	Lottomatica Scommesse S.r.l.	-
1.23	302016000056383	Lottomatica Scommesse S.r.l.	-
1.24	302014902271954	Lottomatica Scommesse S.r.l.	-
1.25	302014902240235	Lottomatica Scommesse S.r.l.	-
1.26	302014902240234	Lottomatica Scommesse S.r.l.	-

2

1.27	302013902175368	Lottomatica Scommesse S.r.l.	-
1.28	302013902143801	Lottomatica Scommesse S.r.l.	-
1.29	302013902143350	Lottomatica Scommesse S.r.l.	-
1.30	302012902037682	Lottomatica Scommesse S.r.l.	-
1.31	302012902032356	Lottomatica Scommesse S.r.l.	-
1.32	302011901966211	Lottomatica Scommesse S.r.l.	-
1.33	302012902014278	Big Easy S.r.l.	-
1.34	302014902263643	Big Easy S.r.l.	-
1.35	8929	Lottomatica Holding S.r.l. (still resulting GTECH S.p.A. on public records)	Buyer not to use the trademark with the spiral used as “O” between the letters “L” and “T” of the word “LOTTOMATICA”
1.36	302012902041558	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as “O” between the letters “P” and “K” of the word “POKER”
1.37	302014902264148	Lottomatica Scommesse S.r.l.	-

3

1.38	302015000034617	Lottomatica Scommesse S.r.l.	-
1.39	302016000053949	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with IGT graphic items
1.40	302016000115628	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with IGT graphic items
1.41	362016000122542	Lottomatica Scommesse S.r.l.	-
1.42	362017000004594	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as “O” between the letters “L” and “T” of the word “LOTTOMATICA”
1.43	362019000042540	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as dot above the letter “I”
1.44	362019000042546	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as “O” at the end of the word “BINGO”
1.45	362019000042556	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as “O” between the letters “P” and “K”
1.46	302019000052668	Lottomatica Scommesse S.r.l.	-
1.47	302012902059296	Lottomatica Videolot Rete S.p.A.	Buyer not to use the trademark with the spiral used as “O” between the letters “L” and “T” of the word “LOTTOMATICA”

4

1.48	302013902170377	Lottomatica Videolot Rete S.p.A.	Buyer not to use the trademark with the spiral used as “O” between the letters “L” and “T” of the word “LOTTOMATICA”
1.49	302013902170378	Lottomatica Videolot Rete S.p.A.	Buyer not to use the trademark with the spiral used as “O” between the letters “L” and “T” of the word “LOTTOMATICA”
1.50	302013902170379	Lottomatica Videolot Rete S.p.A.	Buyer not to use the trademark with the spiral used as “O” between the letters “L” and “T” of the word “LOTTOMATICA”
1.51	302014902319325	Lottomatica Videolot Rete S.p.A.	Buyer not to use the trademark with IGT graphic items
1.52	302014902319326	Lottomatica Videolot Rete S.p.A.	Buyer not to use the trademark with IGT graphic items
1.53	302016000115569	Lottomatica Videolot Rete S.p.A.	Buyer not to use the trademark with IGT graphic items
1.54	302013902152700	Lottomatica Holding S.r.l.	-
1.55	302013902175384	Lottomatica Holding S.r.l.	Buyer not to use the trademark with the spiral used as “O” between the letters “L” and “T” of the word “LOTTOMATICA”
1.56	302013902201867	Lottomatica Holding S.r.l.	IGT graphic items to be removed

5

1.57	302013902201868	Lottomatica Holding S.r.l.	IGT graphic items to be removed
1.58	302013902201869	Lottomatica Holding S.r.l.	IGT graphic items to be removed
1.59	362016000104354	Lottomatica Holding S.r.l.	-
1.60	362019000055590	Lottomatica Holding S.r.l.	IGT graphic items to be removed
1.61	3395589	Lottomatica Holding S.r.l.	-
1.62	8221277	Lottomatica Holding S.r.l.	-
1.63	8473274	Lottomatica Holding S.r.l.	IGT graphic items to be removed
1.64	008220782	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as “O” between the letters “P” and “K” of the word “POKER”
1.65	008221046	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as dot above the letter “I”
1.66	008303885	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as “O” at the end of the word “BINGO”
1.67	362019000042508	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as dot above the letter “I”
1.68	362018000032402	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as “O” at the end of the word “BINGO”
1.69	362018000032398	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as “O” at the end of the word “BINGO”

6

1.70	362018000032375	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as “O” between the letters “P” and “K” of the word “POKER”
1.71	302012902041558	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as “O” between the letters “P” and “K” of the word “POKER”
1.72	302011901995685	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as “O” between the letters “P” and “K” of the word “POKER”
1.73	302011901983511	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as “O” between the letters “P” and “K” of the word “POKER”
1.74	302011901983510	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as “O” between the letters “P” and “K” of the word “POKER”
1.75	302011901973982	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as “O” between the letters “P” and “K” of the word “POKER”
1.76	302012902041557	Lottomatica Scommesse S.r.l.	Buyer not to use the trademark with the spiral used as “O” between the letters “P” and “K” of the word “POKER”

7

1.77	16487951	Lottomatica Videolot Rete S.p.A.	Buyer not to use the trademark with the spiral used as “O” between the letters “L” and “T” of the word “LOTTOMATICA”
1.78	16487969	Lottomatica Videolot Rete S.p.A.	Buyer not to use the trademark with the spiral used as “O” between the letters “L” and “T” of the word “LOTTOMATICA”
1.79	302017000030991	Lottomatica Videolot Rete S.p.A.	Buyer not to use the trademark with the spiral used as “O” between the letters “L” and “T” of the word “LOTTOMATICA”
1.80	302017000031014	Lottomatica Videolot Rete S.p.A.	Buyer not to use the trademark with the spiral used as “O” between the letters “L” and “T” of the word “LOTTOMATICA”
1.81	302017000041814	Lottomatica Videolot Rete S.p.A.	-

2.    Domain name registrations:

No.	Domain name	Owner
Big Easy
2.1	WWW.LASVEGASBYPLAYPARK.COM	Big Easy S.r.l.
2.2	WWW.BIGEASY.IT	Big Easy S.r.l.
2.3	WWW.LASVEGASBYPLAYPARK.IT	Big Easy S.r.l.
2.4	PLAY-PARK.EU	Big Easy S.r.l.
2.5	PLAY-PARK.IT	Big Easy S.r.l.
2.6	PLAYPARKSRL.IT	Big Easy S.r.l.
2.7	LASVEGASVLT.COM	Big Easy S.r.l.

8

2.8	LASVEGASSLOTHOUSE.COM	Big Easy S.r.l.
Scommesse
2.9	SCOMMESSETOTOSI.COM	Lottomatica Scommesse S.r.l.
2.10	TOTOSISCOMESSE.NET	Lottomatica Scommesse S.r.l.
2.11	POKERTOTOSI.BIZ	Lottomatica Scommesse S.r.l.
2.12	POKERTOTOSI.COM	Lottomatica Scommesse S.r.l.
2.13	POKERTOTOSI.INFO	Lottomatica Scommesse S.r.l.
2.14	POKERTOTOSI.NET	Lottomatica Scommesse S.r.l.
2.15	POKERTOTOSI.ORG	Lottomatica Scommesse S.r.l.
2.16	TOTOSISPORT.COM	Lottomatica Scommesse S.r.l.
2.17	VEGASCLUB.INFO	Lottomatica Scommesse S.r.l.
2.18	VEGASCLUBCASINO.INFO	Lottomatica Scommesse S.r.l.
2.19	VEGASCLUBCASINO.ORG	Lottomatica Scommesse S.r.l.
2.20	VEGASCLUBCASINO.BIZ	Lottomatica Scommesse S.r.l.
2.21	POKERCLUBNETWORK.ORG	Lottomatica Scommesse S.r.l.
2.22	POKERCLUBNETWORK.INFO	Lottomatica Scommesse S.r.l.
2.23	RADIOPOKERCLUB.COM	Lottomatica Scommesse S.r.l.
2.24	RADIOPOKERCLUB.NET	Lottomatica Scommesse S.r.l.
2.25	RADIOPOKERCLUB.INFO	Lottomatica Scommesse S.r.l.
2.26	RADIOPOKERCLUB.ORG	Lottomatica Scommesse S.r.l.
2.27	BETTERSLOT.COM	Lottomatica Scommesse S.r.l.
2.28	BETTER.IT	Lottomatica Scommesse S.r.l.
2.29	BINGOCLUB.IT	Lottomatica Scommesse S.r.l.
2.30	POKER-CLUB.IT	Lottomatica Scommesse S.r.l.
2.31	TOTOSICARD.IT	Lottomatica Scommesse S.r.l.
2.32	SCOMMESSETOTOSI.IT	Lottomatica Scommesse S.r.l.
2.33	TOTOSISCOMMESSE.IT	Lottomatica Scommesse S.r.l.
2.34	TOTOSISPORT.IT	Lottomatica Scommesse S.r.l.
2.35	POKERTOTOSI.IT	Lottomatica Scommesse S.r.l.
2.36	TOTOSIBINGO.IT	Lottomatica Scommesse S.r.l.
2.37	TOTOSIBLACKJACK.IT	Lottomatica Scommesse S.r.l.
2.38	TOTOSICASINO.IT	Lottomatica Scommesse S.r.l.
2.39	TOTOSIIPPICA.IT	Lottomatica Scommesse S.r.l.
2.40	TOTOSIROUETTE.IT	Lottomatica Scommesse S.r.l.
2.41	FANTACALCIOBETTER.IT	Lottomatica Scommesse S.r.l.
2.42	POKERCLUBBETTER.IT	Lottomatica Scommesse S.r.l.
2.43	SCOMMESSESPORTIVEBETTER.IT	Lottomatica Scommesse S.r.l.
2.44	POKERCLUB.IT	Lottomatica Scommesse S.r.l.
2.45	SKILLCLUB.IT	Lottomatica Scommesse S.r.l.
2.46	BETTERONLINE.IT	Lottomatica Scommesse S.r.l.
2.47	POKERCLUBONLINE.IT	Lottomatica Scommesse S.r.l.
2.48	VEGASGAMES.IT	Lottomatica Scommesse S.r.l.
2.49	VEGASCLUB.IT	Lottomatica Scommesse S.r.l.
2.50	VEGASGAME.IT	Lottomatica Scommesse S.r.l.

9

2.51	VEGASCLUBCASINO.IT	Lottomatica Scommesse S.r.l.
2.52	POKERCLUBNETWORK.IT	Lottomatica Scommesse S.r.l.
2.53	TOTOSIPOKER.IT	Lottomatica Scommesse S.r.l.
2.54	VEGASLIVE.IT	Lottomatica Scommesse S.r.l.
2.55	VEGASCLUBLIVE.IT	Lottomatica Scommesse S.r.l.
2.56	SALEBBETTERSLOT.IT	Lottomatica Scommesse S.r.l.
2.57	VLTBETTERSLOT.IT	Lottomatica Scommesse S.r.l.
2.58	BETTERSLOT-VLT.IT	Lottomatica Scommesse S.r.l.
2.59	VIDEOLOTTERIE-BETTERSLOT.IT	Lottomatica Scommesse S.r.l.
2.60	BETTERSLOT-VIDEOLOTTERIE.IT	Lottomatica Scommesse S.r.l.
2.61	JACKPOT-BETTERSLOT.IT	Lottomatica Scommesse S.r.l.
2.62	BETTERSLOT-JACKPOT.IT	Lottomatica Scommesse S.r.l.
2.63	TOTOSI.IT	Lottomatica Scommesse S.r.l.
2.64	MASTERGOAL.IT	Lottomatica Scommesse S.r.l.
2.65	SCOMMESSE-BETTER.IT	Lottomatica Scommesse S.r.l.
2.66	QUOTE-BETTER.IT	Lottomatica Scommesse S.r.l.
2.67	CASINOGRATIS-LOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
2.68	POKERTOTOSI.EU	Lottomatica Scommesse S.r.l.
2.69	POKERTOTOSI.MOBI	Lottomatica Scommesse S.r.l.
2.70	BETTERONLINE.MOBI	Lottomatica Scommesse S.r.l.
2.71	TOTOBIT.MOBI	Lottomatica Scommesse S.r.l.
2.72	SKILLCLUB.FR	Lottomatica Scommesse S.r.l.
2.73	BINGOCLUB.FR	Lottomatica Scommesse S.r.l.
2.74	SKILLCLUB.ES	Lottomatica Scommesse S.r.l.
2.75	SKILLCLUB.EU	Lottomatica Scommesse S.r.l.
2.76	BETTER.ES	Lottomatica Scommesse S.r.l.
2.77	SKILLCLUB.DK	Lottomatica Scommesse S.r.l.
2.78	SKILLCLUB.BE	Lottomatica Scommesse S.r.l.
2.79	BETTER.PT	Lottomatica Scommesse S.r.l.
2.80	BETTER.LU	Lottomatica Scommesse S.r.l.
2.81	BETTER.LV	Lottomatica Scommesse S.r.l.
2.82	BETTER.COM.MT	Lottomatica Scommesse S.r.l.
2.83	BINGOCLUB.PT	Lottomatica Scommesse S.r.l.
2.84	BINGOCLUB.LU	Lottomatica Scommesse S.r.l.
2.85	BINGOCLUB.SK	Lottomatica Scommesse S.r.l.
2.86	BINGOCLUB.CH	Lottomatica Scommesse S.r.l.
2.87	BINGOCLUB.PL	Lottomatica Scommesse S.r.l.
2.88	BINGOCLUB.AT	Lottomatica Scommesse S.r.l.
2.89	BINGOCLUB.HU	Lottomatica Scommesse S.r.l.
2.90	BINGOCLUB.LV	Lottomatica Scommesse S.r.l.
2.91	BINGOCLUB.SI	Lottomatica Scommesse S.r.l.
2.92	BINGOCLUB.DK	Lottomatica Scommesse S.r.l.
2.93	POKERCLUB.PT	Lottomatica Scommesse S.r.l.
2.94	POKERCLUB.LU	Lottomatica Scommesse S.r.l.

10

2.95	SKILLCLUB.PT	Lottomatica Scommesse S.r.l.
2.96	SKILLCLUB.LU	Lottomatica Scommesse S.r.l.
2.97	SKILLCLUB.CZ	Lottomatica Scommesse S.r.l.
2.98	SKILLCLUB.SK	Lottomatica Scommesse S.r.l.
2.99	SKILLCLUB.NL	Lottomatica Scommesse S.r.l.
2.100	SKILLCLUB.PL	Lottomatica Scommesse S.r.l.
2.101	SKILLCLUB.SE	Lottomatica Scommesse S.r.l.
2.102	SKILLCLUB.CH	Lottomatica Scommesse S.r.l.
2.103	SKILLCLUB.LV	Lottomatica Scommesse S.r.l.
2.104	SKILLCLUB.GR	Lottomatica Scommesse S.r.l.
2.105	SKILLCLUB.SI	Lottomatica Scommesse S.r.l.
2.106	BETTER.EE	Lottomatica Scommesse S.r.l.
2.107	BINGOCLUB.EE	Lottomatica Scommesse S.r.l.
2.108	SKILLCLUB.EE	Lottomatica Scommesse S.r.l.
2.109	BINGOCLUB.COM.CY	Lottomatica Scommesse S.r.l.
2.110	BETTER.COM.CY	Lottomatica Scommesse S.r.l.
2.111	SKILLCLUB.COM.CY	Lottomatica Scommesse S.r.l.
2.112	BETTER.FR	Lottomatica Scommesse S.r.l.
2.113	BETTER.BG	Lottomatica Scommesse S.r.l.
2.114	POKERCLUB.BG	Lottomatica Scommesse S.r.l.
2.115	POKERCLUB.COM.CY	Lottomatica Scommesse S.r.l.
2.116	POKERCLUB.IE	Lottomatica Scommesse S.r.l.
2.117	BINGOCLUB.BG	Lottomatica Scommesse S.r.l.
2.118	SKILLCLUB.BG	Lottomatica Scommesse S.r.l.
2.119	SKILLCLUB.IE	Lottomatica Scommesse S.r.l.
2.120	VEGASCLUB.ES	Lottomatica Scommesse S.r.l.
2.121	VEGASCLUBCASINO.ES	Lottomatica Scommesse S.r.l.
2.122	VEGASCLUBCASINO.EU	Lottomatica Scommesse S.r.l.
2.123	BETTER.XXX	Lottomatica Scommesse S.r.l.
2.124	POKERCLUB.XXX	Lottomatica Scommesse S.r.l.
2.125	SKILLCLUB.XXX	Lottomatica Scommesse S.r.l.
2.126	BINGOCLUB.XXX	Lottomatica Scommesse S.r.l.
2.127	VEGASCLUB.XXX	Lottomatica Scommesse S.r.l.
2.128	RADIOPOKERCLUB.EU	Lottomatica Scommesse S.r.l.
2.129	BETTERONLINE.DE	Lottomatica Scommesse S.r.l.
2.130	BETTER.DE	Lottomatica Scommesse S.r.l.
2.131	TOTOSI.SM	Lottomatica Scommesse S.r.l.
2.132	BETTERWETTEN.DE	Lottomatica Scommesse S.r.l.
2.133	SPORTWETTENBETTER.DE	Lottomatica Scommesse S.r.l.
2.134	BETTERSPORTWETTEN.DE	Lottomatica Scommesse S.r.l.
2.135	BETTER-WIN.DE	Lottomatica Scommesse S.r.l.
2.136	BETTER-WETTEN.DE	Lottomatica Scommesse S.r.l.
2.137	BETTER-SPORTWETTEN.DE	Lottomatica Scommesse S.r.l.
2.138	MONDOLOTTOMATICA.IT	Lottomatica Scommesse S.r.l.

11

2.139	MONDOLOTTOMATICA.COM	Lottomatica Scommesse S.r.l.
2.140	MONDOLOTTOMATICA.NET	Lottomatica Scommesse S.r.l.
2.141	MONDOLOTTOMATICA.ORG	Lottomatica Scommesse S.r.l.
2.142	MONDOLOTTOMATICA.EU	Lottomatica Scommesse S.r.l.
2.143	BINGOCLUBLOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
2.144	POKERCLUBLOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
2.145	FANTACALCIOLOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
2.146	SKILLCLUBLOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
2.147	LOTTOMATICAONLINE.IT	Lottomatica Scommesse S.r.l.
2.148	POKER-LOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
2.149	APP-LOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
2.150	QUOTE-LOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
2.151	SCOMMESSE-LOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
2.152	QUOTE-SCOMMESSE-LOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
2.153	BINGO-LOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
2.154	LOTTERIE-LOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
2.155	CASINO-LOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
2.156	GIOCHIDICARTE-LOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
2.157	BONUS-LOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
2.158	LOTTOMATICASCOMMESSE.COM	Lottomatica Scommesse S.r.l.
2.159	LOTTOMATICA-SCOMMESSE.COM	Lottomatica Scommesse S.r.l.
2.160	LOTTOMATICASCOMMESSE.IT	Lottomatica Scommesse S.r.l.
2.161	LOTTOMATICA-SCOMMESSE.IT	Lottomatica Scommesse S.r.l.
2.162	LOTTOMATICA.IT	Lottomatica Scommesse S.r.l.
LVR
2.163	LOTTOMATICAVIDEOLOTRETE.EU	Lottomatica Videolot Rete S.p.A.
2.164	LOTTOMATICAVIDEOLOTRETE.COM	Lottomatica Videolot Rete S.p.A.
2.165	LOTTOMATICAVIDEOLOTRETE.INFO	Lottomatica Videolot Rete S.p.A.
2.166	LOTTOMATICAVIDEOLOTRETE.NET	Lottomatica Videolot Rete S.p.A.
2.167	LOTTOMATICAVIDEOLOTRETE.IT	Lottomatica Videolot Rete S.p.A.
2.168	BETTERSLOT.XXX	Lottomatica Videolot Rete S.p.A.
2.169	BETTERSLOT.IT	Lottomatica Videolot Rete S.p.A.
Seller
2.170	LOTTOMATICA.ORG	Lottomatica Holding S.r.l. (still resulting Lottomatica Group S.p.A. on public records)
2.171	LOTTOMATICA.FR	Lottomatica Holding S.r.l. (still resulting Lottomatica Group S.p.A. on public records)
2.172	LOTTOMATICA.LT	Lottomatica Holding S.r.l. (still resulting Lottomatica Group S.p.A. on public records)

12

2.173	LOTTOMATICA.RO	Lottomatica Holding S.r.l. (still resulting Lottomatica Group S.p.A. on public records)
2.174	LOTTOMATICA.FI	Lottomatica Holding S.r.l. (still resulting Lottomatica Group S.p.A. on public records)
2.175	LOTTOMATICA.IE	Lottomatica Holding S.r.l. (still resulting Lottomatica Group S.p.A. on public records)
2.176	LOTTOMATICA.COM.CY	Lottomatica Holding S.r.l. (still resulting Lottomatica Group S.p.A. on public records)
2.177	LOTTOMATICA.HU	Lottomatica Holding S.r.l. (still resulting Lottomatica Group S.p.A. on public records)
2.178	LOTTOMATICA.BG	Lottomatica Holding S.r.l. (still resulting Lottomatica Group S.p.A. on public records)
2.179	LOTTOMATICA.XXX	Lottomatica Holding S.r.l. (still resulting GTECH S.p.A. on public records)
2.180	LOTTOMATICA.EE	Lottomatica Holding S.r.l. (still resulting GTECH S.p.A. on public records)
2.181	LOTTOMATICAITALIA.COM	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.182	LOTTOMATICA.NET	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.183	LOTTOMATICA.ES	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.184	GIOCHIONLINELOTTOMATICA.IT	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.185	LOTTOMATICAGROUP.NET	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.186	LOTTOMATICAGROUP.COM	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)

13

2.187	LOTTOMATICA.CC	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.188	LOTTOMATICA.COM.TW	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.189	LOTTOMATICA.IN	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.190	LOTTOMATICA.NAME	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.191	LOTTOMATICA.EU	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.192	LOTTOMATICAONLINE.COM	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.193	LOTTOMATICAONLINE.NET	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.194	LOTTOMATICA.BE	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.195	LOTTOMATICA.DK	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.196	LOTTOMATICA.TM	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.197	RIVENDITORILOTTOMATICA.COM	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.198	LOTTOMATICA.LU	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.199	RIVENDITORILOTTOMATICA.IT	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.200	LOTTOMATICA.CZ	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)

14

2.201	LOTTOMATICA.NL	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.202	LOTTOMATICA.DE	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.203	LOTTOMATICA.AT	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.204	LOTTOMATICA.GR	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.205	LOTTOMATICA.LV	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.206	LOTTOMATICA.PL	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.207	LOTTOMATICA.SE	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.208	LOTTOMATICA.SI	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.209	LOTTOMATICA.CH	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.210	LOTTOMATICA.COM.MT	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.211	LOTTOMATICA.PT	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.212	LOTTOMATICA.TW	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.213	LOTTOMATICA.HK	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.214	LOTTOMATICA.ORG.CN	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)

15

2.215	LOTTOMATICA.NET.CN	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.216	LOTTOMATICA.SK	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.217	LOTTOMATICA.ASIA	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.218	LOTTOMATICAGROUP.IT	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.219	LOTTOMATICA.COM	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.220	LOTTOMATICAITALIA.IT	Lottomatica Holding S.r.l.
2.221	LOTTOMATICAHOLDING.IT	Lottomatica Holding S.r.l.
2.222	LOTTOMATICAHOLDING.COM	Lottomatica Holding S.r.l.
2.223	LOTTOMATICAHOLDING.NET	Lottomatica Holding S.r.l.

Part 3    Prohibited Registered Intellectual Property
1.    Prohibited trademarks:

No.	Trademark	Application No.	Owner	Restrictions of use for the Seller
1.1		302012902053234	Lis Lottomatica Italia Servizi S.p.A.	Seller will no longer use this trademark
1.2		3020122902053235	Lis Lottomatica Italia Servizi S.p.A.	Seller will no longer use the word “Lottomatica”
1.3		302012902053741	Lis Lottomatica Italia Servizi S.p.A.	Seller will no longer use the word “Lottomatica”
1.4		302016000115600	Lis Lottomatica Italia Servizi S.p.A.	Seller will no longer use this trademark

16

1.5	302016000117460	Lis Lottomatica Italia Servizi S.p.A.	Seller will no longer use the word “Lottomatica”
1.6	302018000021390	Lis Lottomatica Italia Servizi S.p.A.	Seller will no longer use the word “Lottomatica”
1.7	302018000021393	Lis Lottomatica Italia Servizi S.p.A.	Seller will no longer use the word “Lottomatica”
1.8	302018000024487	Lis Lottomatica Italia Servizi S.p.A.	Seller will no longer use the word “Lottomatica”
1.9	302018000024491	Lis Lottomatica Italia Servizi S.p.A.	Seller will no longer use the word “Lottomatica”
1.10	302018000024572	Lis Lottomatica Italia Servizi S.p.A.	Seller will no longer use the word “Lottomatica”
1.11	302018000024583	Lis Lottomatica Italia Servizi S.p.A.	Seller will no longer use the word “Lottomatica”
1.12	302018000024593	Lis Lottomatica Italia Servizi S.p.A.	Seller will no longer use the word “Lottomatica”
1.13	302018000024598	Lis Lottomatica Italia Servizi S.p.A.	Seller will no longer use the word “Lottomatica”

17

1.14	362016000110899	Cartalis Istituto di Moneta Elettronica S.p.A.	Seller will no longer use this trademark
1.15	302020000005245	Lotterie Nazionali S.r.l.	Seller will no longer use the word “Lottomatica”

2.    Prohibited domain names:

No.	Domain Name	Owner
2.1	LOTTOMATICARD.EU	Cartalis Istituto di Moneta Elettronica S.p.A.
2.2	LOTTOMATICARD.COM	Cartalis Istituto di Moneta Elettronica S.p.A.
2.3	LOTTOMATICARD.NET	Cartalis Istituto di Moneta Elettronica S.p.A.
2.4	LOTTOMATICARD.IT	Cartalis Istituto di Moneta Elettronica S.p.A.
2.5	LOTTOMATICASERVIZI.IT	Lottomatica Italia Servizi S.p.A.
2.6	LOTTOMATICAITALIASERVIZI.EU	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)
2.7	GRUPPOLOTTOMATICA-GIOCHIESERVIZI.EU	Lottomatica Holding S.r.l. (still resulting Lottomatica S.p.A. on public records)

18

Schedule 11
Acquired Entities’ Concessions

	Title	Acquired Entity
1.
Atto di convenzione per il rapporto di concessione avente ad oggetto la realizzazione e la conduzione della rete per la gestione telematica del gioco lecito mediante gli apparecchi da divertimento ed intrattenimento previsti dall’articolo 110, comma 6, del Testo Unico delle Leggi di Pubblica Sicurezza, di cui al Regio Decreto 19 giugno 1931, n. 773 e successive modificazioni ed integrazioni, nonché’ le attività e le funzioni connesse.

Act of convention for the concession relationship relating to the implementation and conduct of the network for the telematic management of the lawful play by means of entertainment and entertainment equipment provided for in article 110, paragraph 6, of Public Safety Laws of which under Royal Decree 19 June 1931, no. 773 and subsequent amendments and additions, as well as activities and functions related thereto.
LVR
2.
Convenzione per l’affidamento in concessione dell’esercizio dei giochi pubblici di cui all’articolo 38, comma 4, del Decreto Legge 4 Luglio 2006, n. 223, convertito con modificazioni ed integrazioni dalla Legge 4 Agosto 2006, n. 248, pubblicata nel supplemento n. 183/L alla Gazzetta Ufficiale della Repubblica Italiana dell’11 Agosto 2006, n. 186.
Concessione n. 4313 del 28 Marzo 2007.

Convention for the granting of the exercise of the public games of which article 38, paragraph 4, of Law Decree 4 July 2006, no. 223, converted with amendments and additions by Law 4 August 2006, no. 248, published in Supplement no. 183/L to the Official Journal of the Italian Republic of 11 August 2006, no. 186. Concession no. 4313 dated 28 March 2007.
Scommesse

3.
Convenzione per l’affidamento in concessione dell’esercizio dei giochi pubblici di cui all’articolo 38, comma 2, del Decreto Legge 4 Luglio 2006, n. 223, convertito con modificazioni ed integrazioni dalla Legge 4 Agosto 2006, n. 248, pubblicata nel supplemento n. 183/ L alla Gazzetta Ufficiale della Repubblica Italiana dell’11 Agosto 2006, n. 186.
Concessione n. 4032 del 28 Marzo 2007.

Convention for the granting of the exercise of the public plays referred to in article 38, paragraph 2, of Law Decree 4 July 2006, no. 223, converted with amendments and additions by Law 4 August 2006, no. 248, published in Supplement no. 183/ L to the Official Journal of the Italian Republic 11 August 2006, no. 186.
Concession no. 4032 dated 28 March 2007.
Scommesse
4.
Convenzione per l’affidamento in concessione di cui all’articolo 10, comma 9-octies del Decreto Legge 2 Marzo 2012, n. 16, convertito con modificazioni dalla Legge 26 Aprile 2012, n. 44.
Concessione n. 4502 dell’8 Luglio 2013.

Convention for the granting of the concession referred to in article 10, paragraph 9-octies, of Law Decree 2 March 2012, no. 16, converted with amendments and additions by Law 26 April 2012, no 44.
Concession no. 4502 dated 8 July 2013.
Scommesse
5.
Schema di atto di convenzione per il rapporto di concessione relativo all’esercizio a distanza dei giochi pubblici ai sensi dell’articolo 1, comma 935, della Legge 28 Dicembre 2015, n. 208.
Concessione n. 15017 del 2 Ottobre 2019.

Outline of the act of convention for the concession relevant to the remote exercise of public games within the meaning of article 1, paragraph 935, of Law 28 December 2015, no. 208.
Concession no. 15017 dated 2 October 2019.
Scommesse

Schedule 12

Form of Source Code License Agreement
[Intentionally Omitted]
Schedule 1

Schedule 13

Form of Resignation and Waiver Letter
[Name of director/Auditor]
Viale del Campo Boario 56/D
00154 Roma
Rome, [Date]
Spett. le [name of the relevant Acquired Entity]
Viale del Campo Boario 56/D
00154 Roma

Consegnata a mano	Delivered by hand
Oggetto: dimissioni da [ruolo]	Subject: resignations from [role]
Alla cortese attenzione del consiglio di amministrazione e del presidente del collegio sindacale	To the kind attention of the board of directors and the chairman of the board of the statutory auditors
Egregi Signori, Con la presente comunico le mie dimissioni dalla carica di [ruolo e Società], con efficacia a decorrere da [data di efficacia].	Dear sirs: I hereby inform you of my resignations as a [role and Company] effective as of [effective date].
Dichiaro altresì di non essere titolare di alcun diritto, pretesa o azione, anche a titolo di compenso ovvero di qualsiasi altra spettanza, nei confronti della Società o della sua controllante Lottomatica Holding S.r.l., anche in relazione alla cessazione della mia carica ovvero in relazione alla carica stessa. Fermo restando quanto sopra e a mero scanso di equivoci, laddove tali diritti, pretese o azioni possano spettarmi, dichiaro irrevocabilmente di rinunciare a tali diritti, pretese o azioni, nonché di liberare la Società da qualsiasi obbligo o responsabilità in relazione agli stessi.	I hereby declare not to have any right or claim, including for fees or payments against the Company or its [controlling entity] Lottomatica Holding S.r.l., including in respect of the termination of my office or in relation to my office. Without prejudice to the above and for the avoidance of doubt, to the extent that any such claim exists or right of action may exist, I irrevocably waive such claim or right of action and release the Company from any liability in respect thereof.
Con l’occasione ringrazio sindaci e amministratori per l’esperienza professionale maturata.	I take the opportunity to thank the statutory auditors and the directors for the professional experience gained.
Cordiali saluti.	Kind regards,
[Signature]

Schedule 1
2

Schedule 14

Sales Representatives for Retail Business
[Intentionally Omitted]

Schedule 1
2

Schedule 15

Digital Marketing and Fraud Management Workers for Interactive Business
[Intentionally Omitted]

Schedule 16

Acquired Entities’ Monthly Capex Projections
[Intentionally Omitted]

Schedule 17

Service Agreements
Part 1    Intercompany Contracts

No.	Title
1.	Information Technology Services Agreement dated 3 September 2020 (proposal) and 7 September 2020 (acceptance) between the Seller and LVR
2.	Information Technology Services Agreement dated 3 September 2020 (proposal) and 7 September 2020 (acceptance) between the Seller and Scommesse
3.
Staff Services Agreement dated 4 August 2016 (proposal) and 12 September 2016 (acceptance) between LVR and the Seller (as successorbymerger with Lottomatica S.p.A.), as amended by amendment agreement dated 24 September 2020 (proposal) and 25 September 2020 (acceptance) (this agreement supersedes the one originally dated 3 May 2010 and entered into between Lottomatica Group and LVR)

4.
Staff Services Agreement dated 4 August 2016 (proposal) and 9 September 2016 (acceptance) between Scommesse and the Seller (as successorbymerger with Lottomatica S.p.A.), as amended by amendment agreement dated 24 September 2020 (proposal) and 25 September 2020 (acceptance) (this agreement supersedes the one originally dated 5 June 2007 and entered into between the Seller and Scommesse)

5.	Contact Center Services Agreement dated 14 July 2011 (proposal) and 19 July 2011 (acceptance) between Lottomatica Group S.p.A. and LVR
6.
Contact Center Services Agreement dated 16 March 2009 between the Seller (as successorbymerger with Lottomatica S.p.A.) and Scommesse, as amended by means of the letter agreement dated 21 December 2012 and by means of the amendment agreement dated 24 September 2020 (proposal) and 25 September 2020 (acceptance)

7.	Telecommunications Services Agreement dated 22 February 2019 (proposal) and 28 February2019 (acceptance) between SED Multitel S.r.l., as TLC Service Provider, and LVR, as TLC Service Recipient
8.	Telecommunications Services Agreement dated 22 February 2019 (proposal) and 27 February2019 (acceptance) between SED Multitel S.r.l., as TLC Service Provider, and Scommesse, as TLC Service Recipient
9.	Payment Collection Services Agreement dated 14 May 2020 between Seller and LVR, as amended by an amendment dated 25 September 2020
10.	Payment Collection Services Agreement dated 14 May 2020 between Seller and Scommesse
11.
Service Agreement for the Management of Online Gaming Wagers of FixedOdds Games of Chance with Card Games and Cash Winnings (SoCalled Casino Games) dated 31 December 2014 between IGT UK Interactive Limited, as Provider, and Scommesse, as Concessionaire

12.
Service Agreement for the Management of Online Gaming Wagers of Poker Games Organized in Poker Tournaments or in Cash Poker (Online Poker) dated 31 December 2014 between IGT UK Interactive Limited, as Provider, and Scommesse, as Concessionaire

13.
Agreement for Provision of Intelligen VLT Central System and Related Services dated 25 June 2010 (proposal) and 30 April 2011 (acceptance) between IGT Canada Solutions ULC (formerly known as Spielo Manufacturing ULC) and LVR

14.	Framework Agreement dated 29 July 2011 between IGT Italia Gaming Machines Solutions S.r.l. (formerly Spielo International Italy S.r.l.) and LVR (Spielo VLTs and iLink terminals)
15.	Framework Agreement dated 29 September 2017 between IGT and LVR (VLTs)
2

16.	Partner Agreement dated 1 October 2012 between IGT (Gibraltar) Limited, as IGT, and Scommesse, as Customer (IGT RGS casino games)
17.	Software Development Framework Agreement dated 21 December 2018 between Ringmaster S.r.l. and the Seller, and relevant purchase orders by Scommesse dated 21 December 2018 and 20 February 2019
18.
Altura Terminal Supply Contract dated 2 May 2007 between IGT Global Solutions Corporation (formerly known as GTECH Corporation) and Scommesse (protocol no. LAL-50-00043/07), as amended by an amendment dated 1 October 2010

19.
GTECH Equipment Lease Agreement with Lottomatica Group dated as of 4 June 2012 between IGT Global Solutions Corporation (formerly known as GTECH Corporation) and Seller (as assignee of GTECH S.p.A. (formerly known as Lottomatica Group S.p.A.))

20.	Connection Services Agreement dated 18 January 2012 between Scommesse, as Vendor, and the Seller, as Customer
21.	Online Scratch and Win Collection Agreement dated 25 June 2012 between Scommesse, as Vendor, and Lotterie Nazionali S.r.l., as Customer
22.	Website Services Agreement dated 28 October 2013 between Scommesse, as Vendor, and Lotterie Nazionali S.r.l., as Customer
23.	Agreement for the opening and management of the e-money account dated 10 October 2007 between CartaLis Istituto di Moneta Elettronica S.p.A. and Scommesse
24.	Intercompany Acquiring Services Agreement dated 8 May 2007 between CartaLis Istituto di Moneta Elettronica S.p.A. and Scommesse
3

25.
Service Agreement dated 10 December 2008 between Lottomatica Italia Servizi S.p.A. (formerly known as Totobit Informatica Software e Sistemi S.p.A.) and Scommesse (formerly known as Toto Carovigno S.p.A.) for the game accounts topup distribution

26.	Cash Collection Agreement dated 19 September 2017 between LIS Istituto di Pagamento S.p.A. and LVR (cash collection)
27.	Cash Collection Agreement dated 29 September 2011 between LIS Istituto di Pagamento S.p.A. and Scommesse (cash collection)
28.	Professional Services Agreement dated 9 September 2016 between Lottomatica S.p.A. and Big Easy S.r.l.

4

Part 2    Third Party Service Providers

Third Party Service Provider	Service	Acquired Entity to enter into Contract
Olivetti	Field services	Scommesse
IGT Global Solutions Corporation	Maintenance for gaming terminals
Stream UK Media Services Ltd	Virtual games and hardware maintenance services
GRS	B2C Contact center
Oracle Italia srl	Central system hardware maintenance
TAI	Central system hardware maintenance
DELL	Central system hardware maintenance
Brocade	Central system hardware maintenance
Ethernex	Central system hardware maintenance
Vermantia Plus LTD	Underlying infrastructure
Olivetti	Field services	LVR
Enova	Field services
TIM Spa	Central system software maintenance
Tiesse	Point of sale / hardware maintenance
Oracle Italia srl	Central system hardware maintenance
TAI	Central system hardware maintenance
DELL	Central system hardware maintenance
Brocade	Central system hardware maintenance
Ethernex	Central system hardware maintenance
IGT Canada Solutions ULC	Central system hardware and software support
Maticmind S.p.A.	VSC supervision and assistance

5

Schedule 18

Carve-Out
Part 1    Carve-Out Assets
1.    LVR business unit Carve-Out
(a)    Ownership of non-shared proprietary AWP and VLT application software (including source code);
(b)    royalty-free perpetual license to use certain proprietary software shared with other business segments of the Seller Group (e.g. Wager Wise, CRM (except SYOP) and business and operational support systems, except NPC);
(c)    third party software (e.g. Oracle, Red Hat, excluding the source code and the related software maintenance agreements);
(d)    VLT / AWP points of sale technologies (VLT and AWP cabinets and terminals, cash desk, mediabox and monitors, jackpot junction systems);
(e)    dedicated infrastructures for VLT and AWP systems provided by the Seller (including, servers, engineered infrastructures (Exadata/DB Machine), storage devices and fibre channel switches, dedicated hardware infrastructure for VLT central systems where defined in the supply agreement with the VLT provider);
(f)    trademarks and/or brands used by LVR and owned by the Seller;
(g)    149 employees;
(h)    34 car leasing contracts; and
(i)    other liabilities,

all as better described in the appraisal report drawn up pursuant to article 2343-ter, paragraph 2, letter (b), of the Italian Civil Code by the auditor Giovanni Naccarato, dated 13 July 2020 and in folder 1.6.1 of the Data Room.

2.    Scommesse business unit Carve-Out
(a)    Ownership of non-shared proprietary better and interactive application software (including source code);
(b)    royalty-free perpetual license to use certain proprietary software shared with other business segments of the Seller Group (e.g. Wager Wise, CRM (except SYOP) and business and operational support systems, except NPC);
(c)    third party software (e.g. Oracle, Red Hat, excluding the source code and the related software maintenance agreements);
(d)    betting points of sale technologies (betting terminals, included self/totems and ticket printers, additional points of sale equipment (keyboard, BCR, customer display), sports betting monitors / TV Mediabox and decoders, virtual betting monitors and appliance, betting agency server);
(e)    dedicated infrastructures for interactive & betting central systems provided by the Seller (including, servers, engineered infrastructures (Exadata/DB Machine), hardware security module appliances;
(f)    trademarks and/or brands used by LVR and owned by the Seller;
(g)    216 employees;

(h)    seven (7) car leasing contracts and three (3) lease contracts of real estate units; and
(i)    other liabilities,

all as better described in the appraisal report drawn up pursuant to article 2465 of the Italian Civil Code by the auditor Giovanni Naccarato, dated 13 July 2020 and in folder 1.6.1 of the Data Room.

Part 2    Break-Down of Carve-Out Consideration
1.    LVR business unit
The Carve-Out was performed as a capital increase of LVR paid by the Seller with the contribution in kind of the above line of business. LVR therefore assigned newly issued shares to the Seller as a consideration for the Carve-Out.

More in detail: LVR's share capital was, before completion of the Carve-Out, equal to €3,226,481.00. LVR's share capital was increased by €11,622.00 (shareholders’ meeting held on 20 July 2020), and 11,622 new shares having a face value of one Euro each have been issued in the name of the Seller as a consideration for the contribution. LVR’s post Carve-Out share capital is now therefore equal to €3,238,103.00.

2.    Scommesse business unit
The Carve-Out was performed as a capital increase of Scommesse paid by the Seller with the contribution in kind of the above line of business. Scommesse therefore increased its share capital to the Seller as a consideration for the Carve-Out.

More in detail: Scommesse’s share capital was, before completion of the Carve-Out, equal to €20,000,000.00. Scommesse’s share capital was increased by €2,773,394.00 (shareholders’ meeting held on 20 July 2020), and a new quota having the same face value has been issued in the name of the Seller as a consideration for the contribution. Scommesse’s post Carve-Out share capital is now therefore equal to €22,773,394.00.

Part 3    Assets Transferred Out of Acquired Entities
1.    Optima.

Schedule 1
2

Schedule 19

Preparatory Integration Activities
1.    Separation of reporting, invoicing, new collection mandates and credit collection procedures: Those activities specified in Clause 6.7 (Credit Collection / New Collection Mandates).
2.    Segregation of Shared IT Systems: With reference to the IT systems in which there are no separate instances and will continue to be shared between the Seller Group Companies and the Acquired Entities (the “Shared IT Systems”), implementation of any such measures as may be necessary to ensure that, except as provided under the TSAs, no data or other information relating to the Acquired Business will be accessible to the Workers of the Seller Group Companies who have access to the Shared IT Systems.
3.    Invoicing and VAT registers: Implementation of any such measures as may be necessary to ensure that, starting from the Closing Date, the Acquired Entities will be able to issue invoices under their own VAT number and without any reference to the Seller’s VAT group (namely, B&D Holding VAT group), including, for the avoidance of doubt, the necessary changes and updates to the relevant accounting systems and VAT registers.
4.    Online Gaming Accounts: Implementation of any such measures as may be necessary to ensure that, starting from the Closing Date, the bank accounts opened in the name of Scommesse will be used for the management of the wallets of customers holding online gaming accounts.

Schedule 1

Schedule 20

LVR By-Laws Amendments
The following provision only of Article 7 of the LVR by-laws shall be removed in accordance with Clause 6.4(f):

The following provision shall be added to Article 7 of the LVR by-laws in accordance with Clause 6.4(f):
Le limitazioni al trasferimento delle azioni della Società di cui al presente Articolo 7 non troveranno applicazione in caso di costituzione o di escussione di un diritto di pegno sulle azioni della Società a favore di istituti creditizi o altri soggetti finanziatori a garanzia di finanziamenti erogati dagli stessi alla Società o a società o persone giuridiche controllate dalla, o controllanti la, Società.

Schedule 1

Schedule 21

Specified Credit Support Instruments
1.    Definitions
When used in this Schedule 21 (Specified Credit Support Instruments), the following terms shall have the respective meanings specified therefor below:
“Bridge Period” means the period commencing on the Closing Date and expiring on the Bridge Period Expiration Date;
“Bridge Period Expiration Date” means the date which is ninety (90) days following the Closing Date;
“Buyer Credit Support Instruments” means the New Guarantee Bank Credit Support Instruments and the Guarantee ECLs;
“Chubb” means Chubb European Group SE, a European public limited liability company (societas europaea) and an undertaking governed by the provisions of the French insurance code, as successor by conversion of Chubb European Group PLC, a public limited company incorporated under the laws of England and Wales through re-registration of Chubb European Group Limited, a private limited company incorporated under the laws of England and Wales formerly known as ACE European Group Limited;
“Chubb LVR Policies” means the Existing Credit Support Instruments described in clauses (a) and (b) of the definition of Existing Credit Support Instruments;
“Credit Support Instruments” means a letter of credit, bank guarantee, surety policy (polizza fideiussoria) or other similar instrument and/or cash collateral;
“Existing Credit Support Instruments” means each of the following, but only for so long as a Seller Group Company has any liability thereunder pursuant to a Seller Group Credit Support Document:
(a)    surety policy (polizza fideiussoria) no. ITSUNC04786 dated 25 May 2017 in the amount of €108,825,977.16 (one hundred eight million eight hundred twenty-five thousand nine hundred seventy-seven and 16/100 Euros) issued by Chubb on behalf of LVR for the benefit of the ADM, having the Seller as co-obligor;
(b)    surety policy (polizza fideiussoria) no. ITSUNC04790 dated 25 May 2017 in the amount of €6,000,000 (six million Euros) issued by Chubb on behalf of LVR for the benefit of the ADM, having the Seller as co-obligor;
(c)    surety policy (polizza fideiussoria) no. ITSUNB14801 dated 10 June 2013 in the amount of €16,587,377.73 (sixteen million five hundred eighty-seven thousand three hundred seventy-seven and 73/100 Euros) issued by Chubb on behalf of Scommesse for the benefit of the ADM, having the Seller (as successor-by-merger with Lottomatica S.p.A., a società per azioni incorporated under the laws of Italy (as transferee of a contribution by

GTECH S.p.A., a società per azioni incorporated under the laws of Italy)) as co-obligor;
(d)    bank guarantee no. 8312/8200/778799/473313/1587 in the amount of €21,634,559.17 (twenty-one million six hundred thirty-four thousand five hundred fifty-nine and 17/100 Euros) issued by Intesa on behalf of Scommesse for the benefit of the ADM;
(e)    bank guarantee no. 08312/8200/00584145/2964 in the amount of €2,505,790.75 (two million five hundred five thousand seven hundred ninety and 75/100 Euros) issued by Intesa on behalf of Scommesse for the benefit of the ADM;
(f)    bank guarantee no. 08312/8200/00490262/97259 dated 21 October 2010 in the amount of €42,000.00 (forty-two thousand and 00/100 Euros) issued by Intesa on behalf of Scommesse for the benefit of R.G.V. Immobiliare S.r.l.;
(g)    bank guarantee no. 42771/31 dated 19 February 2018 in the amount of €24,000.00 (twenty-four thousand and 00/100 Euros) issued by Unione di Banche Italiane S.p.A. on behalf of Scommesse for the benefit of Rainbow Immobiliare S.r.l.;
(h)    bank guarantee no. 42771/33 dated 7 January 2019 in the amount of €19,500.00 (nineteen thousand five hundred and 00/100 Euros) issued by Unione di Banche Italiane S.p.A. on behalf of Scommesse for the benefit of Immobiliare Volano S.p.A.;
(i)    bank guarantee no. 4878/103 dated 23 December 2009 in the amount of €12,000.00 (twelve thousand and 00/100 Euros) issued by Unione di Banche Italiane S.p.A. on behalf of Scommesse for the benefit of Chipa S.a.s. di Chiari Alessandra e C.;
(j)    bank guarantee no. 4878/102 dated 23 December 2009 in the amount of €8,000.00 (eight thousand and 00/100 Euros) issued by Unione di Banche Italiane S.p.A. on behalf of Scommesse for the benefit of Ms. Maria Antonietta Maselli and Mr. Francesco Maselli; and
(k)    bank guarantee no. 410542/B dated 31 January 2007 in the amount of €31,838.54 (thirty-one thousand eight hundred thirty-eight and 54/100 Euros) issued by Banca Nazionale del Lavoro S.p.A. on behalf of Scommesse for the benefit of the ADM;
“Existing Credit Support Instrument Release Condition” means, with respect to an Existing Credit Support Instrument, the occurrence of one or both of the following: (a) the Existing Credit Support Instrument has been returned to the relevant Existing Credit Support Provider or (b) the relevant Existing Credit Support Provider has fully, unconditionally and irrevocably released, on customary terms, all of the relevant Seller Group Companies (other than the Acquired Entities) from their obligations under the Seller Group Credit Support Documents with respect to such Existing Credit Support Instrument in accordance with the terms of the relevant Existing Credit Support Instrument;
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“Existing Credit Support Providers” means Chubb, Intesa and the Other Existing Credit Support Providers;
“Guarantee ECL (Chubb)” means the equity commitment letter dated the date hereof from the Investors to the Seller in the aggregate amount of €131,413,354.89 (one hundred thirty-one million four hundred thirteen thousand three hundred fifty-four and 89/100 Euros);
“Guarantee ECL (Intesa)” means the equity commitment letter dated the date hereof from the Investors to the Seller in the aggregate amount of €24,140,349.92 (twenty-four million one hundred forty thousand three hundred forty-nine and 92/100 Euros);
“Guarantee ECLs” means the Guarantee ECL (Chubb) and the Guarantee ECL (Intesa);
“Intesa” means Intesa San Paolo, S.p.A., a società per azioni incorporated under the laws of Italy;
“New Guarantee Bank” means UniCredit S.p.A., a società per azioni incorporated under the laws of Italy, or another bank or insurance company acceptable to the Seller in its sole and absolute discretion;
“New Guarantee Bank Commitment Letter” means the commitment letter dated on or around the date hereof from the New Guarantee Bank, in the agreed form, pursuant to which the Bank has unconditionally committed to issue bank guarantees on behalf of the Buyer to the ADM in the aggregate amount of €114,825,977.16 (one hundred fourteen million eight hundred twenty-five thousand nine hundred seventy-seven and 16/100 Euros), corresponding to the aggregate amounts of the Chubb LVR Policies;
“New Guarantee Bank Credit Support Instruments” means the bank guarantees, consistent with the requirements of the Italian gaming regulations applicable to the relevant concession, as may be amended from time to time, by the New Guarantee Bank issued pursuant to the New Guarantee Bank Commitment Letter to the ADM, and pursuant to which the Seller may be a beneficiary during the period commencing on the Closing Date and expiring on the date on which each of the Chubb LVR Policies has been returned to Chubb;
“Other Existing Credit Support Providers” means Unione di Banche Italiane S.p.A., a società per azioni incorporated under the laws of Italy, and Banca Nazionale del Lavoro S.p.A., a società per azioni incorporated under the laws of Italy;
“Seller Group Credit Support Documents” means the Seller Group Credit Support Guarantees and the Seller Group Credit Support Indemnity Agreements;
“Seller Group Credit Support Guarantees” means the instruments and agreements executed and delivered by certain Seller Group Companies in favour of Existing Credit Support Providers pursuant to which such Seller Group Companies have guaranteed the obligations of other Seller Group Companies under Seller Group Credit Support Indemnity Agreements; and
“Seller Group Credit Support Indemnity Agreements” means the instruments and agreements executed and delivered by certain Seller Group Companies in favour of
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Existing Credit Support Providers pursuant to which such Seller Group Companies have agreed to indemnify such Existing Credit Support Providers for any claims made by beneficiaries under Existing Credit Support Instruments issued by such Existing Credit Support Providers, including certain of the Existing Credit Support Instruments.
2.    Buyer Obligations
(a)    During the Interim Period, the Buyer shall use best endeavours to procure the satisfaction of an Existing Credit Support Instrument Release Condition with respect to each Existing Credit Support Instrument (the “Release Obligation”) at Closing or as soon as practicable following Closing.
(b)    The Buyer shall maintain in full force and effect the New Guarantee Bank Commitment Letter and obtain the New Guarantee Bank Credit Support Instrument on the terms set forth therein by satisfying on a timely basis at or prior to Closing all conditions set forth in the New Guarantee Bank Commitment Letter and shall cause the New Guarantee Bank to perform its obligations under the New Guarantee Bank Commitment Letter upon satisfaction of such conditions, in each case unless the Buyer has replaced the New Guarantee Bank Credit Support Instrument with a comparable Credit Support Instrument that is reasonably satisfactory to the Seller, in which case all references in this Agreement to the “New Guarantee Bank Credit Support Instrument” shall be deemed to be references to such new Credit Support Instrument.
(c)    Save with the prior written consent of the Seller, from the Closing Date until the Existing Credit Support Instrument Release Condition with respect to the applicable Existing Credit Support Instruments is satisfied, the Buyer shall (i) take any actions to ensure that the applicable New Guarantee Bank Credit Support Instruments and the applicable Guarantee ECLs are in full force and effect and are not terminated (except in accordance with the terms of this Schedule 21 (Specified Credit Support Instruments) and in accordance with the terms of the Guarantee ECLs) or breached by the Buyer or any of its Affiliated Persons parties thereto and (ii) refrain from taking any actions expected to cause any of the applicable New Guarantee Bank Credit Support Instruments or either of the applicable Guarantee ECLs to be terminated, assigned or breached by the Buyer or any Acquired Entity, as applicable (except in accordance with the terms of this Schedule 21 (Specified Credit Support Instruments) and in accordance with the terms of the Guarantee ECLs).
(d)    If the Existing Credit Support Instrument Release Condition with respect to an Existing Credit Support Instrument has not been satisfied at Closing, then, from and after Closing, the Buyer shall:
(i)    continue to perform the Release Obligation with respect to such Existing Credit Support Instrument until the satisfaction of the Existing Credit Support Instrument Release Condition with respect to such Existing Credit Support Instrument;
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(ii)    indemnify and hold each Seller Group Company party to such Existing Credit Support Instrument or a relevant Seller Group Credit Support Document harmless from and against all Losses (except for amounts payable pursuant to paragraph 3(d) of this Schedule 21 (Specified Credit Support Instruments) and the fees set forth in paragraph 3(c) of this Schedule 21 (Specified Credit Support Instruments)) suffered or incurred by such Seller Group Company in relation to or arising out of (A) any claim by the relevant Existing Credit Support Provider against such Seller Group Company under a relevant Seller Group Credit Support Document in connection with a claim made by the beneficiary of such Existing Credit Support Instrument to the extent that the Seller would not otherwise be liable to the Buyer under any other provision of this Agreement or (B) any breach by the Buyer of the obligations under paragraph 2(d)(iv) of this Schedule 21 (Specified Credit Support Instruments);
(iii)    if an Existing Credit Support Provider demands that a Seller Group Company deposit cash with or provide collateral to the relevant Existing Credit Support Provider in connection with such Existing Credit Support Instrument and such demand is made for a reason solely related to an Acquired Entity’s business or an Acquired Entities’ Concession of an Acquired Entity, then, not later than one (1) day before the date the relevant Seller Group Company must deposit such cash with or provide such collateral to the relevant Existing Credit Support Provider, deposit, or cause to be deposited, cash in the amount demanded in a dedicated blocked account with or provide such collateral to the relevant Existing Credit Support Provider, subject to arrangements reasonably satisfactory to the Buyer that such cash or collateral may be released to the account designated by the Buyer promptly upon the relevant Existing Credit Support Instrument Release Condition being satisfied; and
(iv)    on or before the date which is five (5) Business Days following the Bridge Period Expiration Date, reimburse to the Seller or cause the Acquired Entities to reimburse to the Seller, as applicable, an amount equal to the fees paid by the Seller pursuant to paragraph 3(c) of this Schedule 21 (Specified Credit Support Instruments).
(e)    If the Existing Credit Support Instrument Release Condition with respect to an Existing Credit Support Instrument has not been satisfied by the Bridge Period Expiration Date, then, upon demand by the Seller, the Buyer shall deposit, or cause to be deposited, cash on a blocked account opened in the name of the Seller in an amount up to the outstanding amount covered by the relevant Existing Credit Support Instrument (or provide a Credit Support Instrument reasonably acceptable to the Seller in favour of the Seller in the outstanding amount of the relevant Existing Credit Support Instrument) on the date set forth in the demand, which amount shall be held in such blocked account solely as security and is to be released from such blocked account to an
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account designated by the Buyer upon the satisfaction of the Existing Credit Support Instrument Release Condition.
(f)    If the Buyer fails to perform its obligations under paragraph 2(d)(ii) or paragraph 2(e) of this Schedule 21 (Specified Credit Support Instruments) within five (5) Business Days after such obligation becomes due, then the Seller may draw or make demand on the relevant Buyer Credit Support Instrument to the extent it has a right to do so pursuant to the terms of the relevant Buyer Credit Support Instrument.
(g)    During the Interim Period or thereafter, to the extent the Buyer delivers to the Seller a Credit Support Instrument in a form reasonably acceptable to the Seller in relation to any Existing Credit Support Instrument that is issued to the Seller or pursuant to which the Seller is a beneficiary until the relevant Existing Credit Support Instrument Release Condition has been satisfied, the Seller and the Buyer acknowledge and agree that the relevant Guarantee ECL (or applicable portion thereof) shall be considered replaced and terminated.
3.    Seller Obligations
(a)    Until the Existing Credit Support Release Condition is satisfied, the Seller shall use best endeavours to, and, during the Interim Period, shall use best endeavours to procure, that the Acquired Entities:
(i)    take any actions, to the extent such actions are within their control, to ensure that the Existing Credit Support Instruments are not breached or enforced as a result of which the Existing Credit Support Provider has a right to request cash collateral or terminated; and
(ii)    refrain from taking any actions which would cause the Existing Credit Support Instruments to be breached or enforced as a result of which the Existing Credit Support Provider has a right to request cash collateral or terminated, in each case prior to such Existing Credit Support Instruments being released in accordance with Schedule 21 (Specified Credit Support Instruments); provided that the Seller may replace any Existing Credit Support Instrument with (i) a replacement Credit Support Instrument satisfying the requirements of the immediately following paragraph or (ii) cash collateral to the extent such cash collateral is not provided by the Acquired Entities.
(b)    During the Interim Period, the Seller shall, and shall procure that the relevant Acquired Entity shall, enter into arrangements to extend or replace each Existing Credit Support Instrument that will expire before Closing on terms not less favourable in the aggregate than the terms of such Existing Credit Support Instrument; provided that the Seller shall, and shall procure that the relevant Acquired Entity shall, request the relevant Existing Credit Support Provider to agree that such extended or replaced Existing Credit Support Instruments do not contain (i) a change of control provision or (ii) a cash collateral requirement.
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(c)    During the Bridge Period, the Seller shall pay any fees required to be paid under the Existing Credit Support Instruments by the Seller.
(d)    The Seller shall indemnify and hold each Acquired Entity and the Buyer harmless from and against all Losses suffered or incurred by such Acquired Entity or the Buyer in relation to or arising out of any breach by the Seller of paragraph 3(c) of this Schedule 21 (Specified Credit Support Instruments).
(e)    If an Existing Credit Support Provider demands that an Acquired Entity deposit cash with or provide a Credit Support Instrument to the relevant Existing Credit Support Provider in connection with an Existing Credit Support Instrument and such demand is made solely for a reason other than a reason related to an Acquired Entity’s business or an Acquired Entities’ Concession (it being understood that the parties agree that a demand based on a Chubb Triggering Event shall not be deemed to be related to an Acquired Entity’s business or an Acquired Entities’ Concession), then, not later than one (1) day before the date the relevant Acquired Entity must deposit such cash with or provide such collateral to the relevant Existing Credit Support Provider, the Seller shall deposit cash in the amount demanded in a dedicated blocked account, provide such collateral to the relevant Existing Credit Support Provider or take any and all other actions, including through payment of any amount to the relevant Existing Credit Support Provider, to satisfy and lift such demand of the Existing Credit Support Provider on behalf of the Acquired Entity, subject to (other than in the case of a demand from Chubb in connection with a Chubb Triggering Event) such arrangements being reasonably satisfactory to the Existing Credit Support Provider, provided that such cash or collateral may be released to the Seller promptly upon the relevant Existing Credit Support Instrument Release Condition being satisfied but in no event on or before the Bridge Period Expiration Date.
(f)    The Seller shall promptly return each Buyer Credit Support Instrument in its possession to the Buyer or its designee upon the satisfaction of the Existing Credit Support Instrument Release Condition with respect to each relevant Existing Credit Support Instrument.
(g)    The Seller shall cooperate, in so far as it is in its powers, with the Buyer as may be reasonably requested by the Buyer for it to comply with the obligations of the Buyer set forth in this Schedule 21 (Specified Credit Support Instruments), including in connection with: (i) the replacement of the relevant Existing Credit Support Instruments with the New Guarantee Bank Credit Support Instrument or other Credit Support Instruments, (ii) the qualification of the Seller as beneficiary under any Credit Support Instrument in connection with the terms of this Schedule 21 (Specified Credit Support Instruments) and (iii) delivery of any Credit Support Instrument required to be delivered at Closing.
(h)    Notwithstanding anything herein to the contrary, nothing in this paragraph 3 shall be deemed to constitute a condition to Closing and the obligations of the Buyer to consummate the Transaction and the other transactions contemplated by this Agreement are not subject to the obligations of the Seller herein.
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Schedule 22

Patent Box Matter
1.    Effect
1.1    Paragraphs 3, 4, 5 and 6 of this Schedule 22 (Patent Box Matter) do not become binding on the Seller, the Buyer or De Agostini S.p.A. (“De Agostini”) and are of no force or effect unless and until Closing has occurred under the Agreement.
1.2    Notwithstanding paragraph 1.1, above, should the Seller not procure the Adherences (as defined below) as per paragraph 2, this Schedule 22 shall be null and void.
2.    Adherences
2.1    The Seller shall use its best endeavours to procure the Adherences solely for the purpose of the adhering entities exercising their rights and complying with their obligations set out in this Schedule 22, it being understood that any Taxes arising in connection with the execution of this Schedule 22 and the Adherences shall be entirely borne by the Seller.
3.    Neutrality and Co-operation
3.1    The Seller, the Buyer and De Agostini acknowledge and agree that, notwithstanding anything to the contrary contained in this Schedule 22, the management and resolution of the Patent Box Litigation (as defined below) on the terms and conditions set out in this Schedule 22, shall not result in: (i) any Loss for any Buyer Group Company (to the extent such Loss cannot be made whole by the Seller in compliance with its obligations as set out in paragraphs 4.6 and 5 of this Schedule 22); (ii) any other detrimental consequence, including, but not limited to, tax, regulatory or accounting consequences, for any Buyer Group Company and any Affiliated Person thereto, not otherwise indemnifiable under paragraph 5 of this Schedule 22; and (iii) any gain or benefit, economic or otherwise, for any Buyer Group Company.
3.2    The Seller, the Buyer and De Agostini shall, and, after Closing, the Buyer shall procure that each of LVR and Scommesse (the “Adhering Group Entities”), co-operate in good faith in order to obtain the PB Benefit (as defined below) on and subject to the terms of this Schedule 22.
4.    Patent Box Application
4.1    For the purpose of this Schedule 22:
(i)    “Adherences” means the adherence of the Adhering Group Entities and De Agostini to this Schedule 22 by each signing a deed of adherence;
(ii)    “Patent Box Application” means the application for the regime provided by Article 1 paragraphs 37-45 of the Law no. 190 of 23 December 2014, as amended from time to time, filed by the Adhering Group Entities with the Italian Taxation Authorities for tax years 2015 through 2019;
(iii)    “Patent Box Litigation” means the legal proceedings the each of the Adhering Group Entities initiated in June 2020 before the Provincial Tax Court of Rome, against the rejection of the Patent Box Application by the Italian Taxation Authority;
(iv)    “Patent Box Indemnity” has the meaning set forth in paragraph 5(a) of this Schedule 22;
(v)    “PB Benefit” means any benefit consisting of any Tax reduction, Tax relief, Tax credit or Tax refund for corporate income tax (IRES) and regional tax (IRAP) purposes, or the equivalent monetary value of such benefit, which may be claimed by the Adhering Group Entities with regard to the Patent Box Application and in connection with the Settlement or in connection with a final non-appealable first-instance Court judgment which may be issued with regard to the Patent Box Litigation. PB Benefit for corporate income tax purposes can be claimed either within the Tax Consolidation Agreement or outside of it, as a consequence of Closing and according to Article 4(4) of Decree 28 November 2017, subject to the Settlement or a final non-appealable first-instance court judgment issued with respect to the Patent Box Litigation;
(vi)     “PB Payor” has the meaning set forth in paragraph 4.5(v) of this Schedule 22;
(vii)    “Settlement” means a settlement of the Patent Box Litigation pursuant to Art. 48 and following of Legislative Decree No. 546 of 31 December 1992; and
(viii)    “Tax Consolidation Agreement” means the agreement entered into between De Agostini and each of the Adhering Group Entities for the purposes of regulating the exercise of the option provided by Article 117 ff. of the Italian Presidential Decree no. 917 of 22 December 1986.
4.2    The Seller represents that the Adhering Group Entities have entered into discussions with the Italian Taxation Authority to reach a Settlement, the terms and conditions of which are uncertain as of the date of this Agreement.
4.3    The Buyer represents that it does not intend to pursue the Patent Box Litigation and agrees to procure, after Closing, that the Adhering Group Entities continue to pursue the Patent Box Litigation solely for the purpose of reaching a Settlement within the time frame set forth in paragraphs 6(ii) and 6(iii), below.
4.4    The Seller and De Agostini acknowledge and agree that they shall pursue terms and conditions of any Settlement with a view to minimizing the impact of any such Settlement on the Buyer Group Companies, provided that (i) priority shall be given to any such terms and conditions that would ensure no implications for the Buyer Group Companies, including, but not limited to, the PB Benefit arising only for the benefit of De Agostini or the parties to the Tax Consolidation Agreement, other than the Acquired Entities, provided that this paragraph 4.4(i) of Schedule 22 shall not require the Seller or De Agostini to prioritise terms and conditions to the extent such terms and conditions would be materially detrimental to the amount obtainable by the Seller
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under paragraph 4.5(v) of this Schedule 22 vis-à-vis the amount obtainable by the Seller under paragraph 4.5(v) of this Schedule 22 in the absence of the obligations of the Seller and De Agostini under this paragraph 4.4(i); and (ii) no terms and conditions that would be detrimental in any respect to any Buyer Group Company and any Affiliated Person thereto, in each case not otherwise indemnifiable under paragraph 5 of this Schedule 22, shall be pursued or agreed upon in a Settlement.
4.5    The Buyer acknowledges and agrees that, in connection with a Settlement:
(i)    after Closing, the Buyer shall and shall procure that the Seller and its Agents are provided with all information reasonably relevant to the Patent Box Litigation and the Settlement (including the right to examine and copy at the Seller’s cost and expense the Books and Records of the Adhering Group Entities relating to the tax years from 2015 through 2019) to the extent reasonably necessary for the Patent Box Litigation and the Settlement and provided that the related request be made with reasonable advance notice;
(ii)    after Closing, the Buyer shall not procure the Adhering Group Entities to settle or make an offer or agree to compromise the Patent Box Litigation and shall procure that no other Buyer Group Company settles or makes an offer or agrees to compromise the Patent Box Litigation;
(iii)    the Seller shall, at its own cost and expense, have the right to conduct the Patent Box Litigation solely with a view to reaching a Settlement within the time frame set forth in paragraphs 6(ii) and 6(iii), below, provided that, in each case with respect to the conduct of the Patent Box Litigation and the negotiation of a Settlement, (x) the Seller shall consult reasonably in advance in writing with the Buyer, the Adhering Group Entities or their Agents and take into account any reasonable comments the Buyer, the Adhering Group Entities or their Agents may provide which shall not be unreasonably disregarded, and (y) the Buyer, the Adhering Group Entities or their Agents shall be timely informed of any progress in the discussion with Taxation Authority, shall be timely informed of, and one (1) representative of an Agent of the Buyer or the Adhering Group Entities shall be enabled to participate in, all meetings, whether in person or virtual, or telephone calls and shall be copied on all correspondence with the Taxation Authority provided that (A) the representative shall enter into appropriate clean team or confidentiality arrangements as may be required by the Seller or De Agostini, acting reasonably, to ensure that any personal or commercially sensitive information relating to the Seller Group Company, De Agostini or any of their Affiliated Persons is obtained and maintained by the representative on a confidential basis and (B) the Buyer, the Adhering Group Entities or their Agents shall not, when participating in any such meeting, take any action or otherwise say or do anything which could reasonably be considered to have a negative impact of the outcome of the potential PB Benefit other than to the extent that what the Seller or its Agents are proposing in any such meeting is or could reasonably be considered to result in a breach of paragraph 3.1 of this Schedule 22;
(iv)    subject to paragraph 4.4. and 4.5(iii), above, the Buyer shall cooperate in good faith with the Seller and, after Closing, procure that the Adhering
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Group Entities put in place any actions to the extent strictly necessary to ensure compliance with the terms and conditions of the Settlement, such as submitting any amended Tax return or requesting a Tax refund;
(v)    should any PB Benefit or portion thereof be received or utilized by an Adhering Group Entity, whether by means of Tax refund, reduction in Tax payable or payment from De Agostini or otherwise either the Buyer or, at the discretion of the Buyer, the Adhering Group Entities (each, a “PB Payor”) shall pay to the Seller an amount equal to any such PB Benefit or portion thereof which, in any case, shall be net of any actual or future Tax effect thereof (including, but not limited to, any Tax due on any such PB Benefit or portion thereof being distributed to the Buyer or in connection with the Buyer’s tax consolidation), it being understood that PB Payor shall use in good faith all reasonable endeavours to avoid or minimize any negative Tax effect which would arise upon payment of the PB Benefit to the Seller, on or before the date which is fifteen (15) Business Days following date of such PB Benefit or portion thereof being received or effectively utilized; and
(vi)    any payment made by a PB Payor in accordance with paragraph 4.5(v) of this Schedule 22, effectively deducted for Tax purposes by such PB Payor, shall, to the extent necessary, be increased by such amount, on a Euro-for-Euro basis, to ensure that, after any such payment having been subject to Taxation in the hands of the Seller, that the Buyer and the Adhering Group Entities are left in the same position, with neither net loss nor net benefit, subject to the application of Clause 3.4(b) of this Agreement also with regard to any Tax controversy which may arise with any Taxation Authority with respect to the Tax treatment of such payment.
4.6    The Seller, the Buyer and De Agostini acknowledge and agree that, the Buyer will be entitled to appoint its own Tax counsel to take part to the conduct of the Patent Box Litigation and the negotiation of a Settlement and to protect their own interests as indicated under paragraph 4.5(iii) of this Schedule 22. The Seller agrees to reimburse the Buyer and De Agostini for the documented out-of-pocket costs of such Tax counsel up to €125,000 (one hundred twenty-five thousand Euros) each and any documented out-of-pocket costs of such Tax counsel that are incurred in excess of €125,000 (one hundred twenty-five thousand Euros) with the prior written consent of the Seller (which shall not be unreasonably withheld or delayed).
4.7    The Seller acknowledges and agrees that this Schedule 22 does not impose any obligation on the Buyer to make any payment to the Seller with respect to any benefit that the Adhering Group Entities may derive from any election as well as a renewal of the Settlement concluded by the Seller for the regime provided by Article 1 paragraphs 37-45 of the Law no. 190 of 23 December 2014, as amended from time to time, regarding the 2020 tax year and subsequent tax years. Following the reasonable request of the Buyer, the Seller will procure that any application to the Taxation Authority is filed by the Adhering Group Entities inasmuch it is necessary to preserve the right of the Adhering Group Entities to obtain a benefit for the 2020 tax year and subsequent tax years.
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5.    Indemnity
(a)    The Seller shall indemnify and hold harmless the Buyer Group Companies and Gamma Bidco from and against any and all Losses suffered or incurred by them as a result of the Settlement or the Patent Box Litigation provided that any Losses of the Buyer Group Companies with respect to the cost of Tax counsel will be dealt with solely in accordance with paragraph 4.6 of this Schedule 22 and excluded from the scope of the indemnity contained in this paragraph 5(a) (the “Patent Box Indemnity”).
(b)    The provisions of Schedule 6 (Seller’s and Guarantor’s Limitations of Liability) shall apply to this paragraph 5 to the extent specifically applicable to the Seller Specific Indemnities (including, paragraphs 2(a) and 3(a)(i)), provided, for the avoidance of doubt, that (i) the provisions of paragraphs 1, 2(c) and 9 of Schedule 6 (Seller’s and Guarantor’s Limitations of Liability) shall not be applicable in respect of the Patent Box Indemnity; (ii) the provisions of paragraphs 5(c), 5(h) and 5(i) of Schedule 6 (Seller’s and Guarantor’s Limitations of Liability) shall not be applicable in respect of the Patent Box Indemnity to the extent that the changes, actions or omissions referred to in those paragraphs are implemented in connection with or as a result of obtaining the PB Benefit and (iii) no documents, information or materials Disclosed shall qualify the indemnity contained in this paragraph 5.
(c)    Any payment under paragraph 5(a) of this Schedule 22 shall be made on or before the date which is fifteen (15) Business Days following receipt of demand to the Buyer or at the Buyer’s direction.
6.    Expiration
The rights and obligations of the Buyer, the Seller and De Agostini under this Schedule 22 shall expire on the earliest of:
(i)    termination of the Agreement in accordance with Clause 12 (No Right to Rescind or Terminate);
(ii)    to the extent a Settlement has not been reached or a final non-appealable first instance Court judgment has not been issued with respect to the Patent Box Litigation during the period commencing on the Closing Date and expiring on the date which is twenty four (24) months following the Closing Date, the date immediately following the expiry of such period; or
(iii)    to the extent an agreement with the Taxation Authority is reached during the period specified in paragraph 6(ii) of this Schedule 22 but such an agreement has not been approved by the competent judicial authority or court leading to a Settlement, the date which is twelve (12) months following the date on which that agreement is reached,
(i)    provided that (x) at least thirty (30) days prior to the expiry of the rights and obligations set out under this Schedule 22 in accordance with this paragraph 6, the Seller, the Buyer and De Agostini will discuss in good faith whether or not to extend the date on which the rights and obligations of the Seller, the Buyer and De Agostini
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under this Schedule 22 expire and that if the Seller, the Buyer and De Agostini do not reach an agreement in this respect, or (y) should the competent judicial authority or court reject the Settlement, then the Buyer shall procure after Closing that the Adhering Group Entities abandon the Patent Box Application and any PB Benefit, by means of a withdrawal from the proceedings or by any other mean which will be agreed by the Seller, the Buyer and De Agostini, to ensure that none of the Seller, the Buyer, De Agostini nor any of the Adhering Group Entities will benefit from the PB Benefit. Upon expiration of the rights and obligations of the Seller, the Buyer and De Agostini under this Schedule 22, the rights of obligations of the Seller, the Buyer and De Agostini hereunder shall cease immediately save in respect of the obligations under this paragraph 6 and paragraph 7 which shall continue to apply after the expiration of the rights and obligations under this Schedule 22 without limit in time, in each case it being understood that the Seller shall bear any legal costs pertaining to the abandoned Patent Box Litigation within the total amount provided for in paragraph 4.6 of this Schedule 22.
7.    Continuing provisions
The following provisions of the Agreement shall continue despite the expiration of the rights and obligations of the Seller, the Buyer and De Agostini in accordance with paragraph 6 of this Schedule 22: (i) Clause 1.2 (Construction); (ii) Clause 13 (Confidentiality); (iii) Clause 14 (Announcements); (iv) Clause 17 (Miscellaneous) and paragraph 3.1 of this Schedule 22.

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Schedule 23

PWC Engagement Letter Scope
[Intentionally Omitted]

Appendix 1

Data Room Index
[Intentionally Omitted]